The information in the prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)3
Registration No. 333-129214

Subject to Completion, dated December 6, 2005

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 2, 2005)

4,000,000 Perpetual PIERS*

Aspen Insurance Holdings Limited

% Perpetual Preferred Income Equity Replacement Securities (Perpetual PIERS)
($50 Liquidation Preference)

We are offering 4,000,000         % Perpetual Preferred Income Equity Replacement Securities, with a liquidation preference of $50 per security, which we refer to in this prospectus supplement as the ‘‘Perpetual PIERS." Dividends on our Perpetual PIERS will be payable on a non-cumulative basis only when, as and if declared by our board of directors, at the annual rate of         % of the $50 liquidation preference of each Perpetual PIERS, payable quarterly in cash, or if we elect, ordinary shares or a combination of cash and ordinary shares, on January 1, April 1, July 1 and October 1 of each year, commencing on April 1, 2006. We may not redeem our Perpetual PIERS at our option.

Each Perpetual PIERS is convertible, at the holder's option at any time, initially based on a conversion rate of  ordinary shares per $50 liquidation preference of Perpetual PIERS (equivalent to an initial conversion price of approximately $  per ordinary share), subject to specified adjustments. Upon a voluntary conversion, we will deliver, per Perpetual PIERS, one perpetual preference share ($50 liquidation preference) and a number of ordinary shares, if any, equal to the sum of the daily settlement amounts (as defined in this prospectus supplement) for each day of the 20 settlement period trading days during the applicable stock settlement averaging period. The conversion rate will be increased as described herein upon the occurrence of a fundamental change (as defined in this prospectus supplement). In the event of certain types of fundamental changes, we may elect to adjust the conversion rate and the related conversion obligation so that our Perpetual PIERS become convertible into shares of the acquiring or surviving company.

At any time on or after January 1, 2009, if the closing sale price of our ordinary share equals or exceeds 130% of the then prevailing conversion price for 20 trading days during any consecutive 30 trading day period or if there are fewer than 500,000 Perpetual PIERS outstanding, we may, at our option, cause the Perpetual PIERS, in whole but not in part, to be automatically converted. Upon a mandatory conversion, we will deliver, per Perpetual PIERS, $50 in cash (in lieu of one perpetual preference share) and ordinary shares, if any.

Our perpetual preference shares will be substantially the same in all material respects to our Perpetual PIERS, except to the extent described under ‘‘Description of Perpetual Preference Shares." Our perpetual preference shares will not be convertible.

We will apply to list our Perpetual PIERS on the New York Stock Exchange under the symbol "        ." Trading of our Perpetual PIERS on the New York Stock Exchange is expected to commence within 5 trading days of the date of initial delivery. Our perpetual preference shares will not be listed.

Concurrently with the offering of our Perpetual PIERS, we are offering pursuant to a separate prospectus supplement approximately $200,000,000 of our ordinary shares and a selling shareholder is selling approximately 6,000,000 of our ordinary shares. The completion of this offering of our Perpetual PIERS is not conditioned on the completion of the offering of our ordinary shares, and the completion of the offering of our ordinary shares is not conditioned upon the completion of this offering of our Perpetual PIERS.

Our ordinary shares are listed on the New York Stock Exchange under the symbol "AHL." On December 5, 2005, the last reported sale price of our ordinary shares was $25.01 per share.

Investing in our Perpetual PIERS involves risks. See "Risk Factors" beginning on page S-11 of this prospectus supplement.

	Per Perpetual PIERS	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Aspen (before expenses)	$	$

We have granted the underwriter a 30-day option to purchase up to an additional 600,000 Perpetual PIERS from us on the same terms and conditions set forth above if the underwriter sells more than 4,000,000 Perpetual PIERS in connection with this offering.

The Securities and Exchange Commission, state securities regulators, the Registrar of Companies in Bermuda and the Bermuda Monetary Authority have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver our Perpetual PIERS in book-entry form on or about December    , 2005.

LEHMAN BROTHERS

December , 2005

*"PIERSsm" is a service mark owned by Lehman Brothers Inc.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Summary	S-1
Risk Factors	S-11
Forward-Looking Statements	S-44
Use of Proceeds	S-46
Capitalization and Indebtedness	S-47
Ratio of Earnings to Fixed Charges and Preference Share Dividends	S-49
Description of Perpetual PIERS	S-50
Description of Perpetual Preference Shares	S-69
Material Tax Considerations	S-80
Underwriting	S-85
Validity of the Securities	S-89
Experts	S-90
Incorporation of Certain Documents by Reference	S-91

 PROSPECTUS

About this Prospectus	ii
Risk Factors	1
Forward-Looking Statements	1
Our Company	3
General Description of the Offered Securities	4
Ratio of Earnings to Fixed Charges and Preference Share Dividends	5
Capitalization and Indebtedness	6
Use of Proceeds	7
Description of Share Capital	8
Description of the Depositary Shares	26
Description of the Debt Securities	29
Certain Provisions Applicable to the Senior Debt Securities	42
Certain Provisions Applicable to the Subordinated Debt Securities	44
Description of the Warrants to Purchase Ordinary Shares or Preference Shares	46
Description of the Warrants to Purchase Debt Securities	48
Description of the Purchase Contracts and the Purchase Units	49
Selling Shareholders	50
Material Tax Considerations	59
Plan of Distribution	72
Currency of Presentation	75
Exchange Rate Information	75
Where You Can Find More Information	76
Incorporation of Certain Documents by Reference	77
Legal Matters	78
Experts	78
Enforcement of Civil Liabilities Under United States Federal Securities Laws and Other Matters	79

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Perpetual PIERS and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it.

We are offering to sell, and seeking offers to buy, these Perpetual PIERS only in jurisdictions where offers and sales are permitted.

The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of Perpetual PIERS.

In this prospectus supplement, unless otherwise indicated, references to the ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ or ‘‘our’’ refer to Aspen Insurance Holdings Limited (‘‘Aspen Holdings’’) or to Aspen Holdings and its wholly-owned subsidiaries, Aspen Insurance UK Limited (‘‘Aspen Re’’), Aspen (UK) Holdings Limited (‘‘Aspen U.K. Holdings’’), Aspen Insurance UK Services Limited (‘‘Aspen U.K. Services’’), Aspen Insurance Limited (‘‘Aspen Bermuda’’), Aspen U.S. Holdings, Inc. (‘‘Aspen U.S. Holdings’’), Aspen Specialty Insurance Company (‘‘Aspen Specialty’’), Aspen Specialty Insurance Management Inc. (‘‘Aspen Management’’), Aspen Re America, Inc. (‘‘Aspen Re America’’), Aspen Insurance U.S. Services Inc. (‘‘Aspen U.S. Services’’) and any other direct or indirect subsidiary collectively, as the context requires. Aspen Re, Aspen Bermuda and Aspen Specialty are each referred to herein as an ‘‘Insurance Subsidiary,’’ and collectively referred to as the ‘‘Insurance Subsidiaries.’’

ii

SUMMARY

OUR COMPANY

Aspen Insurance Holdings Limited is a Bermuda holding company. We provide property and casualty reinsurance in the global market through Aspen Re and Aspen Bermuda. We provide property and liability insurance principally in the United Kingdom and in the United States through Aspen Re and Aspen Specialty, and we provide specialty insurance and reinsurance, consisting mainly of marine and aviation worldwide through Aspen Re. Aspen Re America is a reinsurance intermediary which provides property and casualty reinsurance in the United States exclusively on behalf of Aspen Re.

Our business segments are based on how we monitor the performance of our underwriting operations. In 2005, management revised the presentation of our underwriting results into four segments to more accurately reflect the organizational structure of the business. These four business segments and their respective lines of business may, at times, have different business cycles, allowing us to manage our business by emphasizing one segment over the other, or one line of business within a particular segment over another, depending on market conditions.

Our four segments consist of the following:

•	property reinsurance;

•	casualty reinsurance;

•	specialty insurance and reinsurance; and

•	property and casualty insurance.

For the nine months ended September 30, 2005, we wrote $1,847.5 million in gross premiums of which $754.8 million, $482.5 million, $301.7 million and $308.5 million related to property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance, respectively. For the nine months ended September 30, 2004, we wrote $1,370.0 million in gross premiums of which $618.8 million, $393.0 million, $82.4 million and $275.8 million related to property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance, respectively.

For the year ended December 31, 2004, we wrote $1,586.2 million in gross premiums of which $649.3 million, $446.7 million, $125.3 million and $364.9 million related to property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance, respectively. For the year ended December 31, 2003, we wrote $1,306.8 million in gross premiums of which $558.2 million, $292.3 million, $151.4 million and $304.9 million related to property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance, respectively.

Our senior management and some of our underwriters worked as a team at the Society of Lloyd's ("Lloyd's") Syndicate 2020 ('‘Syndicate 2020") and its predecessors. Syndicate 2020 is an underwriting operation in the London Market and is managed by Wellington Underwriting Agencies Limited (‘‘WUAL"), a wholly-owned subsidiary of one of our largest shareholders, Wellington Underwriting plc (‘‘Wellington"). The portion of the portfolio of risks we secured from Wellington and WUAL comprises certain of our initial lines of business, including U.K. commercial property insurance, U.K. commercial liability insurance, property reinsurance and casualty reinsurance (the ‘‘Initial Lines of Business").

We believe this established book of business and the operational continuity we enjoy gave us a competitive advantage over other companies that started in the insurance and reinsurance sectors after the World Trade Center tragedy. Since the commencement of operations we have expanded our business portfolio both within the Initial Lines of Business and by adding new lines of business, such as marine and aviation.

Recent Developments

Hurricane Wilma

On December 6, 2005, we announced that we updated our assessment of estimated losses from Hurricanes Katrina, Rita and Wilma. Based on the information available and evaluations to date, we estimate that our retained losses from those hurricanes, after recoveries from its outwards reinsurance program and the impact of outwards and inwards reinstatement premiums, are likely to be between $470 million and $535 million on an after tax basis, which includes our loss estimate from Hurricane Wilma of between approximately $20 million and $35 million. These numbers include the charge of $46 million arising primarily in the fourth quarter of 2005 in relation to reinstatement premiums which was disclosed in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2005, incorporated by reference in this prospectus supplement.

In addition to our outwards reinsurance program, we have further cover of up to $100 million under a fully collateralized risk transfer swap placed with a non-insurance counter-party. This would provide us with recoveries if the level of industry losses as determined by Property Claims Services from Hurricane Katrina in the continental United States exceed $39 billion, with the maximum of $100 million recoverable, on a linear basis, if such industry losses reach $47 billion. Any potential recoveries under this catastrophe swap contract have been excluded from our estimated net loss figures for Hurricane Katrina.

Our estimates discussed above involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers, the application of our catastrophe modeling systems, market intelligence, initial tentative loss reports and other sources. In addition, due to the frequency and severity of the 2005 hurricanes and the scale of Hurricane Katrina in particular, including legal and regulatory uncertainty, the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that our ultimate losses associated with these Hurricanes will remain within the stated ranges.

Concurrent Offering

Concurrently with this offering, we are, by means of a separate prospectus supplement, offering ordinary shares in an amount of approximately $200 million, plus up to approximately an additional $52 million if the underwriter's overallotment option to purchase additional ordinary shares from us is exercised in full (before deducting underwriting discounts and commissions and expenses payable by us). Additionally, Wellington, one of our shareholders, is also offering 6,000,000 of our ordinary shares. The completion of this offering of our Perpetual PIERS is not conditioned on the completion of the offering of our ordinary shares, and the completion of the offering of our ordinary shares is not conditioned on the completion of this offering of our Perpetual PIERS.

See ‘‘Forward-Looking Statements" and ‘‘Risk Factors" contained elsewhere in this prospectus supplement.

THE OFFERING

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriter's option to purchase up to 600,000 additional Perpetual PIERS.

Securities Offered	4,000,000 % Perpetual Preferred Income Equity Replacement Securities (‘‘Perpetual PIERS"); 4,600,000 Perpetual PIERS if the underwriter exercises its over-allotment option in full.

Dividends	Dividends on our Perpetual PIERS will be payable, on a non-cumulative basis, when, as and if declared by our board of directors at the annual rate of % of the $50 liquidation preference per Perpetual PIERS from the original issuance date of our Perpetual PIERS, quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on April 1, 2006 (each, a ‘‘dividend payment date").

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issuance date of our Perpetual PIERS and will end on and exclude the April 1, 2006 dividend payment date.

Dividends on our Perpetual PIERS are not cumulative. If our board of directors has not declared a dividend before the dividend payment date for any dividend period, then such dividend will not accumulate and holders of Perpetual PIERS will have no right to receive, and we will have no obligation to pay, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not we declare dividends on our Perpetual PIERS for any future dividend period.

Subject to certain restrictions, we may pay any dividend on our Perpetual PIERS in cash, by delivery of our ordinary shares or through any combination of cash and our ordinary shares. See ‘‘Description of Perpetual PIERS—Dividends—Method of Payment of Dividends."

Liquidation Preference	$50 per Perpetual PIERS, plus declared and unpaid dividends.

Ranking	Our Perpetual PIERS will rank, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•	senior to all classes of our ordinary shares and each other class of share capital or series of preference shares established after the original issuance date of our Perpetual PIERS, the terms of which do not expressly provide that it ranks senior to, or on a parity with, our Preferred PIERS;

•	on a parity, in all respects, with any class of share capital or series of preference shares established after the original issuance date of our Perpetual PIERS, the terms of which expressly provide that it will rank on a parity with our Perpetual PIERS; and

•	junior to each class of share capital or series of preference shares established after the original issuance date of our Perpetual PIERS, the terms of which expressly provide that such class or series will rank senior to our Perpetual PIERS, and to all of our existing and future debt obligations.

We currently have no preference shares issued and outstanding.

Optional Redemption	We may not redeem our Perpetual PIERS at our option.

Maturity	Our Perpetual PIERS do not have a stated maturity date. Accordingly, our Perpetual PIERS will remain outstanding indefinitely unless they are converted.

Conversion Rights	Holders of Perpetual PIERS may, at any time and from time to time, convert each Perpetual PIERS initially based on a conversion rate of ordinary shares per $50 liquidation preference amount per Perpetual PIERS (equivalent to an initial conversion price of approximately $ per ordinary share). The conversion rate is subject to adjustment from time to time upon the occurrence of certain events, as described under ‘‘Description of Perpetual PIERS—Conversion Rate Adjustments."

Upon voluntary conversion, we will deliver, per Perpetual PIERS, one perpetual preference share and ordinary shares, if any, equal to the sum of the daily settlement amounts for each day of the 20 settlement period trading days during the applicable stock settlement averaging period. See ‘‘Description of Perpetual PIERS—Settlement Upon Conversion."

Mandatory Conversion	At any time on or after January 1, 2009, we may, at our option, cause our Perpetual PIERS, in whole but not in part, to be automatically converted. Upon a mandatory conversion, we will deliver, per Perpetual PIERS, $50 in cash, in lieu of one perpetual preference share, and ordinary shares, if any. We may exercise our conversion right only if (i) the closing sale price of our ordinary share equals or exceeds 130% of the then prevailing conversion price of our Perpetual PIERS, for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such period or (ii) there are fewer than 500,000 Perpetual PIERS outstanding. See ‘‘Description of

Perpetual PIERS—Mandatory Conversion."

We intend that we will cause Perpetual PIERS to be automatically converted only if the aggregate cash settlement amount is less than the net proceeds received by us from a new issuance by us of any securities which have equity characteristics for us equal to or greater than our Perpetual PIERS during the period commencing on the 180th calendar day prior to the mandatory conversion date from purchasers other than our affiliates.

Adjustment to Conversion Rate upon a Fundamental Change	If and only to the extent holders elect to convert our Perpetual PIERS in connection with a fundamental change, as described in ‘‘Description of Perpetual PIERS—Conversion Rate Adjustments—Adjustment to Conversion Rate Upon a Fundamental Change," the conversion rate will be increased by a number of additional ordinary shares. The number of additional ordinary shares will be determined by reference to the table under ‘‘Description of Perpetual PIERS—Conversion Rate Adjustments—Adjustment to Conversion Rate Upon a Fundamental Change" based on the effective date and the price paid per ordinary share in such transaction involving a fundamental change.

If holders of our ordinary shares receive only cash in the type of transaction described above, the price paid per ordinary share will be the cash amount paid per ordinary share. Otherwise, the price paid per ordinary share will be the average of the closing sale prices of our ordinary shares on the five trading days prior to but not including the effective date of such transaction.

Conversion After a Public Acquirer Fundamental Change	In the case of a fundamental change constituting a public acquirer fundamental change (as described in ‘‘Description of Perpetual PIERS—Conversion Rate Adjustments— Conversion After a Public Acquirer Fundamental Change"), in lieu of increasing the conversion rate to provide for the issuance of additional ordinary shares upon conversion as described in ‘‘Description of Perpetual PIERS—Conversion Rate Adjustments—Adjustment to Conversion Rate Upon a Fundamental Change," the public acquirer may elect to adjust the conversion rate and the related conversion obligation (the ‘‘public acquirer option") such that from and after the fundamental change notice date, holders of Perpetual PIERS will be entitled to convert their Perpetual PIERS (subject to the satisfaction of certain conditions) into a number of shares of public acquirer common stock (as described in ‘‘Description of Perpetual PIERS—Conversion Rate Adjustments— Conversion After a Public Acquirer Fundamental

Change"), and the conversion rate in effect immediately before the public acquirer fundamental change will be adjusted by multiplying it by a fraction:

•	the numerator of which will be:

(i)	(i)in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our ordinary shares are converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per ordinary share; or

(ii)	(ii)in the case of any other public acquirer fundamental change, the average of the closing sale prices of our ordinary shares for the five consecutive trading days prior to but excluding the effective date of such public acquirer fundamental change; and

•	the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer fundamental change.

Voting, Director Appointing and Other Rights	Except as required by Bermuda law and rights to vote as a class, the holders of Perpetual PIERS will have no voting rights.

Whenever dividends on any Perpetual PIERS shall have not been declared and paid for the equivalent of any six dividend periods, whether or not consecutive (a ‘‘nonpayment"), subject to certain conditions, the holders of our Perpetual PIERS, acting together as a single class with holders of any and all other series of preference shares having similar appointing rights then outstanding (including any perpetual preference shares to be issued upon conversion of Perpetual PIERS), will be entitled, at a special meeting called at the request of record holders of at least 20% of the aggregate liquidation preference of our Perpetual PIERS or of any other series of appointing preference shares, to the appointment of two directors, and the number of directors that comprise our board will be increased by the number of directors so appointed. These appointing rights and the terms of the directors so appointed will continue until dividends on our Perpetual PIERS and any such series of voting preference shares following the nonpayment shall have been fully paid for at least four consecutive dividend periods.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of outstanding Perpetual PIERS and any series of appointing preference shares, acting together as a single class, will be required for the authorization or issuance of any class or series of share capital (or security convertible into or exchangeable for shares) ranking senior to Perpetual PIERS as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our memorandum of association or Bye-Laws that would materially adversely affect the rights of holders of Perpetual PIERS.

Use of Proceeds	The net proceeds to us from this offering, after deducting discounts to the underwriter and estimated expenses of the offering, will be approximately $ million. Net proceeds to us are expected to be used to make contributions to the capital and surplus of our operating subsidiaries and for general corporate purposes. See ‘‘Use of Proceeds."

Tax Consequences	The U.S. federal income tax consequences of purchasing, owning and disposing of our Perpetual PIERS and perpetual preference shares and any ordinary shares received upon its conversion are described in ‘‘Material Tax Considerations." Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of our Perpetual PIERS and perpetual preference shares and any ordinary shares received upon its conversion in light of their personal investment circumstances.

Book-Entry, Delivery and Form	Our Perpetual PIERS will initially be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of DTC.

Listing; Absence of a Public Market	We have applied to list our Perpetual PIERS on the New York Stock Exchange ("NYSE") under the symbol " ." Trading on our Perpetual PIERS on the NYSE is expected to commence within five trading days of the date of initial delivery. However, our Perpetual PIERS is a new issue for which there is currently no public market. If an active public market does not develop, the market price and liquidity of our Perpetual PIERS will be adversely affected.

Listing of Ordinary Shares	Our ordinary shares are listed for trading on the NYSE under the symbol ‘‘AHL."

Perpetual Preference Shares

The terms of our perpetual preference shares are substantially the same in all material respects to the terms of our Perpetual PIERS, except as follows.

Conversion Rights	Our perpetual preference shares will not be convertible.

Mandatory Redemption	We must redeem our perpetual preference shares, in whole but not in part, at a redemption price equal to $50 liquidation preference per perpetual preference share, plus declared but unpaid dividends (i) on or after January 1, 2009 if we elect to cause a mandatory conversion of our Perpetual PIERS and (ii) at any time if we elect to terminate a remarketing. See ‘‘Description of Perpetual Preference Shares—Redemption —Mandatory Redemption."

We intend that we will exercise our right to cause a mandatory conversion of our Perpetual PIERS, and accordingly trigger a mandatory redemption of our perpetual preference shares, only if the aggregate cash settlement amount upon mandatory conversion, and accordingly the aggregate redemption price, is less than the net proceeds received by us from new issuances by us of any securities which have equity characteristics for us equal to or greater than our Perpetual PIERS, and accordingly our perpetual preference shares during the period commencing on the 180th day prior to the mandatory conversion date, and accordingly the mandatory redemption date, from purchasers other than our affiliates.

Optional Redemption	We may redeem our perpetual preference shares, in whole but not in part, at a redemption price equal to $50 liquidation preference per perpetual preference share, plus declared but unpaid dividends (i) at any time upon a fundamental change and (ii) on or after January 1, 2009, at any time. See ‘‘Description of Perpetual Preference Shares —Redemption—Optional Redemption."

In the event that upon a fundamental change we do not exercise our right to redeem and holders of perpetual preference shares elect to tender their perpetual preference shares for remarketing, we will determine the optional redemption provisions of such perpetual preference shares in connection with the remarketing; provided, however, that such provisions may not, in the reasonable judgment of the remarketing agent, adversely affect the remarketing. Additionally, in the event a final failed remarketing (as described under ‘‘Description of Perpetual Preference Shares—Remarketing—Remarketing Procedures") occurs, whether or not after January 1, 2009, our perpetual preference shares will become redeemable, at our option, at any time.

We intend that we will redeem our perpetual preference shares only if the aggregate redemption price is less than the net proceeds received by us from new issuances by us of any securities which have equity characteristics for us equal to or greater than our perpetual preference shares during the period commencing on the 180th day prior to the redemption date from purchasers other than our affiliates.

Remarketing Upon a Fundamental Change	Upon a fundamental change, if we do not exercise our right to redeem, our perpetual preference shares may, at the holder's election, be remarketed.

In the event of a fundamental change, the holders of Perpetual PIERS may elect (as discussed herein), during the remarketing election period, to convert their Perpetual PIERS and tender our perpetual preference shares received upon conversion, as well as any additional perpetual preference shares held by such holder, for sale in a remarketing. In addition, holders of perpetual preference shares earlier obtained, whether through an earlier conversion or otherwise, may elect to tender any of their perpetual preference shares for sale in a remarketing.

Pursuant to the remarketing agreement described under ‘‘Description of Perpetual Preference Shares — Remarketing—Remarketing Agreement," Lehman Brothers Inc., as the remarketing agent, will use its commercially reasonable efforts to remarket our perpetual preference shares tendered for sale in a remarketing, at the lowest annual fixed rate that will enable it to remarket all perpetual preference shares tendered for sale in a remarketing (or at a floating rate based on 3-month LIBOR if we so determine, provided that such determination does not, in the reasonable judgment of the remarketing agent, adversely affect the remarketing), at a price equal to 100% of the $50 liquidation preference per perpetual preference share tendered, plus $0.50 per perpetual preference share for a remarketing fee, plus an amount equal to any declared but unpaid dividends.

A remarketing will initially occur on the sixth trading day after the last day of the remarketing election period. In the event a successful remarketing does not occur on such date, an additional remarketing will occur on the eleventh trading day after the last day of the remarketing election period, and, if a successful remarketing does not occur on such date, on the sixteenth trading day after the last day of the remarketing election period, and, if a successful remarketing does not occur on such date, a final remarketing will occur on the twenty-first trading day after the last day of the remarketing election period.

If the remarketing agent is unable to successfully remarket all perpetual preference shares tendered for sale in a remarketing at such price on the final remarketing date, a final failed remarketing shall have occurred. In such case, no perpetual preference shares will be sold in such remarketing. See ‘‘Description of Perpetual Preference Shares—Remarketing."

Dividend Rate	Dividends on our perpetual preference shares will be payable, on a non-cumulative basis, when, as and if declared by our board of directors at an annual rate equal to the dividend rate of our Perpetual PIERS except that, in the event of a remarketing, dividends will be payable at the reset rate from the reset effective date. The reset effective date is the third business day immediately following a successful remarketing or a final failed remarketing, as described under ‘‘Description of Perpetual Preference Shares—Dividend Rate."

In the case of a successful remarketing, the reset rate will be the annual rate (rounded to the nearest one-thousandth (0.001) of one percent per year) which the remarketing agent determines, in its reasonable judgment, is the lowest fixed annual rate that will enable it to remarket all of our perpetual preference shares tendered for sale in a remarketing at a price equal to $50.50 per perpetual preference share plus an amount equal to any declared but unpaid dividends. However, we reserve the right to reset the dividend rate to a floating annual rate based on 3-month LIBOR; provided that such determination may not, in the reasonable judgment of the remarketing agent, adversely affect the remarketing.

In the case of a final failed remarketing, the reset rate will be a floating annual rate equal to 3-month LIBOR plus basis points.

Notwithstanding the foregoing, the reset rate will in no event be less than the original dividend rate on our perpetual preference shares, which equals the dividend rate on our Perpetual PIERS, and will not exceed the maximum rate permitted by applicable law.

In the event that none of the holders elects to tender their perpetual preference shares for sale in a remarketing, the dividend rate will not be reset and will continue to equal the dividend rate on our Perpetual PIERS.

No Listing of Perpetual Preference Shares	Our perpetual preference shares will not be listed on any securities exchange.

 RISK FACTORS

We outline below factors that could cause our actual results to differ materially from those in the forward-looking statements contained in this prospectus supplement and other documents that we file with the U.S. Securities and Exchange Commission ("SEC"). The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our future business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition.

Risks Related to Recent Events

Uncertainty arising from estimated losses related to Hurricanes Katrina, Rita and Wilma may further impact our financial results.

As of September 30, 2005, the total impact after tax of our losses relating to Hurricanes Katrina and Rita and net reinstatement premiums associated with these hurricanes was recorded at $406.4 million. Accordingly, losses from Hurricane Katrina and Hurricane Rita materially negatively impacted our third quarter financial results and our shareholders' equity. On December 6, 2005, we updated our assessment of estimated losses from Hurricanes Katrina, Rita and Wilma. Based on the information available and evaluations to date, we estimated that our retained losses from those hurricanes, after recoveries from our outwards reinsurance program and the impact of outwards and inwards reinstatement premiums, are likely to be between $470 million and $535 million on an after tax basis, which includes loss estimate from Hurricane Wilma of between approximately $20 million and $35 million. These numbers include the charge of $46 million arising primarily in the fourth quarter of 2005 in relation to reinstatement premiums which were previously disclosed in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2005 incorporated by reference into this prospectus supplement. Our estimates above are based on limited information available to date from brokers and their evaluations to date, initial loss indications to date, current industry loss estimates, output from industry and proprietary models and a review of in-force contracts, each of which basis is subject to change to reflect future information. As of December 5, 2005, we continue to substantially rely on estimates to project our total retained and gross losses from Hurricanes Katrina and Wilma as we have received a limited number of actual claims that have been reported. In addition, preliminary notifications submitted by our insurance clients are subject to significant change depending on actual claims received by their insureds.

In addition, our estimates are subject to a high level of uncertainty arising out of extremely complex and unique causation and coverage issues associated with the unprecedented nature of these events, including the attribution of losses to wind or flood damage or other perils such as fire, business interruption or riot and civil commotion. In addition, these estimates may vary due to extremely limited claims data received to date, potential legal and regulatory developments related to potential losses, as well as inflation in repair costs due to the limited availability of labor and materials due in part to the size and proximity in time and distance of the three hurricanes. We expect that these issues may be subject to litigation by state attorneys general and private parties and will not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments. Actual losses may vary materially from these estimates.

Our retrocessional coverage may be exhausted if additional large storms, catastrophes or other events causing losses occur in 2005.

We have in place for 2005 various retrocessional reinsurance contracts protecting our property reinsurance and specialty reinsurance lines of business. In most cases these contracts provide, following a first loss for one reinstatement of the limit recoverable under the contract. Based on the current range of our estimated gross losses related to Hurricane Katrina, we will have exhausted the first limit of coverage of all of these contracts. Based on our current estimate of the losses from Hurricanes Rita and Wilma there is approximately $463 million of this reinsurance coverage remaining available. However, if further large losses occur in 2005, we may exhaust our outwards reinsurance program. We cannot be sure that retrocessional coverage will be available to us on acceptable terms, or at all, for the remainder of 2005 or for future accident years. Our risk exposure will be materially greater due to higher loss limits and less risk diversity, and our underwriting capacity will be restricted, if we cannot purchase retrocessional coverage.

Our financial strength ratings are under review, and a downgrade in our credit rating by rating agencies may materially and negatively impact our business and results of operations and may cause a default under some agreements.

Based on our updated estimates of our losses from Hurricane Katrina and Hurricane Rita, Standard & Poor's Rating Services ("S&P") initially placed the financial strength ratings of Aspen Re and Aspen Bermuda on credit watch with negative implications. The current financial strength ratings of Aspen Re and Aspen Bermuda are "A" (Strong), seventh highest of twenty-one rating levels. On November 22, 2005, S&P affirmed Aspen Re's and Aspen Bermuda's financial strength ratings, with a negative outlook. A.M. Best Company Inc. ("A.M. Best") also placed the financial strength rating of "A−" and the issuer credit rating of "B−" of Aspen Insurance Limited under review with negative implications. Moody's Investors Services, Inc. ("Moody's") has also placed us and our operating subsidiaries on credit watch. Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. If our ratings are reduced from their current levels by any of A.M. Best, Moody's or S&P, our competitive position in the insurance industry would suffer and it would be more difficult for us to market our products and to expand our insurance and reinsurance portfolio and renew our existing insurance and reinsurance policies and agreements. A downgrade also may require us to establish trusts or post letters of credit for ceding company clients, and could trigger provisions allowing some ceding company clients to terminate their insurance and reinsurance contracts with us. A significant downgrade could result in a substantial loss of business as ceding companies and brokers that place such business move to other reinsurers with higher ratings. We cannot give any assurance regarding whether or to what extent the rating agencies may downgrade our ratings in light of recent events or after the offering of our ordinary shares.

In addition, a downgrade of the financial strength rating of Aspen Re, Aspen Bermuda or Aspen Specialty by A.M. Best below "B++" or by S&P below "A−" would constitute an event of default under our revolving credit facility with Barclays Bank PLC. Any such downgrade could reduce our liquidity and financial flexibility.

Losses beyond our current estimates could result in a change in our financial strength or credit ratings. Following our updated estimates noted above, S&P also initially placed the "BBB+" long-term counterparty credit rating of Aspen Insurance Holdings Limited on credit watch with negative implications, though on November 22, 2005, S&P affirmed our counterparty credit rating, with a negative outlook. Moody's has also placed our "Baa2" senior debt rating on review for possible downgrade. Our ratings may be revised or revoked at the sole discretion of the rating agencies and any downgrade may materially and adversely impact our business, results of operations and our liquidity and financial flexibility.

Risks Related to Our Company

The historical operations and results of the Syndicates may not be indicative of our future performance.

We were formed on May 23, 2002 and began our business operations on June 21, 2002 when Aspen Re commenced its underwriting activities. The historic operations of Syndicate 2020, a portion of whose business we began to reinsure in 2002, do not form a meaningful basis on which to assess the value of an investment in Aspen Holdings. Our management's past results prior to our formation were achieved largely as contributors to the operation of Syndicate 2020 within the London Market. Aspen Re also operates in the London Market and is seeking to underwrite new classes of business with which our management is familiar, but that business could have a substantially different risk profile or different pricing than those previously underwritten by Syndicate 2020 and Syndicate 3030 ("Syndicates"). In addition, we are still in a relatively early stage of our operations in Bermuda and the United States. Insurance companies, such as Aspen Bermuda and Aspen Specialty, in their early stages of development face substantial business and financial risks and may suffer significant losses. They must establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. It is possible that we will not be successful in duplicating the past performance of the Syndicates, or in implementing our business strategy.

If actual claims exceed our loss reserves, our financial results could be significantly adversely affected.

Our results of operations and financial condition depend upon our ability to assess accurately the potential losses associated with the risks that we insure and reinsure. To the extent actual claims exceed our expectations, we will be required to immediately recognize the less favorable experience. This could cause a material increase in our provisions for liabilities and a reduction in our profitability, including operating losses and reduction of capital. To date, overall, we have not been required to make any of these adjustments. It is expected that in the future, the number of claims will increase, and their size and severity could exceed our expectations.

We establish loss reserves to cover our estimated liability for the payment of all losses and loss expenses incurred with respect to premiums earned on the policies that we write. Our current loss reserves are based on estimates involving actuarial and statistical projections at a given point in time of our expectations of the ultimate settlement and administration costs of incurred but not reported ("IBNR") claims, based on facts and circumstances then known, predictions of future events, estimates of future trends in claim frequency and severity and variable factors such as inflation. We utilize actuarial models as well as historical insurance industry loss development patterns to establish appropriate loss reserves. Each of our Insurance Subsidiaries' reserving process and methodology are subject to a quarterly review, the results of which are presented to and reviewed by our audit committee. Establishing an appropriate level of loss reserves is an inherently uncertain process. The inherent uncertainties of loss reserves generally are greater for the reinsurance business as compared to the insurance business, principally due to the necessary reliance on the ceding company or insurer for information regarding losses, and the lapse of time from the occurrence of the event to the reporting of the loss to the reinsurer and the ultimate resolution or settlement of the loss. In addition, although we conduct our due diligence on the transactions we underwrite in connection with our reinsurance business, we are also dependent on the original underwriting decisions made by the ceding companies. We are subject to the risk that the ceding clients may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume. Accordingly, actual claims and loss expenses paid will likely deviate, perhaps substantially, from the reserve estimates reflected in our consolidated financial statements incorporated herein by reference. See "—Risks Related to Recent Events."

We rely on third party service providers for some claims handling.

We rely on third party service providers to assist in handling some claims activity. If our third party service providers fail to perform as expected, it could have a negative impact on our financial condition and results of operations.

We could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.

We may have substantial exposure to large, unexpected losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. Although we may attempt to exclude losses from terrorism and certain other similar risks from some coverages we write, we may not be successful in doing so. We generally exclude acts of terrorism and losses stemming from nuclear, biological and chemical events; however, some states in the United States do not permit exclusion of fires following terrorist attacks from insurance policies and reinsurance treaties. Where we believe we are able to obtain pricing that adequately covers our exposure, we have written a limited number of reinsurance contracts covering solely the peril of terrorism. These risks are inherently unpredictable and recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of these events with statistical certainty or to estimate the amount of loss that any given occurrence will generate. To the extent that losses from these risks occur, our financial condition and results of operations could be materially adversely affected.

Our financial condition and results of operations could be adversely affected by the occurrence of catastrophic events such as natural disasters.

As a part of our insurance and reinsurance operations, we have assumed substantial exposure to losses resulting from natural disasters and other catastrophic events. Catastrophes can be caused by various events, including hurricanes, earthquakes, hailstorms, explosions, severe winter weather, floods, tornadoes, and fires. See "—Risks Related to Recent Events." The incidence and severity of such catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of large claims from catastrophic events may result in substantial volatility in our financial condition or results of operations for any fiscal quarter or year and could have a material adverse effect on our financial condition or results of operations and our ability to write new business. In particular, we write a considerable amount of business that is exposed to Florida and Gulf coast windstorms and California earthquakes. This volatility is compounded by accounting regulations that do not permit reinsurers to reserve for such catastrophic events until they occur. We expect that increases in the values and concentrations of insured property will increase the severity of such occurrences per year in the future and that climate change may increase the frequency of severe weather events. In 2005, three major hurricanes made landfall in the United States and caused substantial damage. Although we will attempt to manage our exposure to these events, a single catastrophic event could affect multiple geographic zones or the frequency or severity of catastrophic events could exceed our estimates, either of which could have a material adverse effect on our financial condition or results of operations. Events that are driven by Florida and Gulf coast windstorms and earthquakes in California in particular could have a material adverse effect on our financial condition and results of operations.

Our purchase of reinsurance subjects us to third-party credit risk and such reinsurance may not be available on favorable terms.

We purchase reinsurance for our own account in order to mitigate the effect of certain large and multiple losses upon our financial condition. A reinsurer's insolvency or its inability or reluctance to make timely payments under the terms of its reinsurance agreement with us could have a material adverse effect on us because we remain liable to the insured.

From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. For example, following the terrorist attacks of September 11, 2001, reinsurance and retrocessional markets generally became less attractive for purchasers of reinsurance as supply contracted, terms were tightened and premium rates increased. Accordingly, we may not be able to obtain our desired amounts of reinsurance to reduce specific exposures. In addition, even if we are able to obtain such reinsurance, we may not be able to negotiate terms that we deem appropriate or acceptable or obtain such reinsurance from entities with satisfactory creditworthiness. As is typical in our industry, many of our reinsurance contracts have a one-year term, and it is not certain that they can be renewed on reasonable terms.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. In addition, we are unable to predict the extent to which the courts may expand the theory of liability under a casualty insurance contract, such as the range of the occupational hazards causing losses under employers' liability insurance. In particular, our exposure to casualty reinsurance and U.K. liability insurance increases our potential exposure to this risk due to the uncertainties of expanded theories of liability and the long tail nature of these lines of business. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued.

We could be adversely affected by the loss of one or more principal employees or by an inability to attract and retain staff.

Our success will depend in substantial part upon our ability to retain our principal employees and to attract additional employees. As of December 31, 2004, we had 261 employees and, accordingly, depend upon them for the generation and servicing of our business. We rely substantially upon the services of our senior management team. In particular, we rely substantially upon the service of Paul Myners, Chairman of our board of directors, Christopher O'Kane, our Chief Executive Officer, and Julian Cusack, our Chief Financial Officer. Although we have employment agreements with all of the members of our management team and we are not aware of any planned departures or retirements, if we were to lose the services of members of our management team our business could be adversely affected. We do not currently maintain key man life insurance policies with respect to any of our employees.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

We seek to mitigate our loss exposure by writing a number of our insurance and reinsurance contracts on an excess of loss basis, such that we must pay losses that exceed a specified retention. In addition, we limit program size for each client and purchase reinsurance for our own account. In the case of proportional reinsurance treaties, we seek per occurrence limitations or loss and loss expense ratio caps to limit the impact of losses from any one event. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. Various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, negotiated to limit our risks may not be enforceable in the manner we intend. We cannot be sure that any of these loss limitation methods will be effective. As a result of the risks we insure and reinsure, unforeseen events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or results of operations.

The preparation of our financial statements requires us to make many estimates and judgments that are more difficult than those made in a more mature company because we have more limited annual historical information through December 31, 2004.

The preparation of our consolidated financial statements requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation. We base our estimates on historical experience, where possible, and on various other assumptions that we believe to be reasonable under the circumstances, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments for a relatively new insurance and reinsurance company, like our company, are more difficult to make than those made for a more mature company because we have more limited annual historical information through December 31, 2004. A significant part of our current loss reserves is in respect of IBNR. This IBNR reserve is based almost entirely on estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs. In addition to limited historical information, we utilize actuarial models as well as historical insurance industry loss development patterns to establish loss reserves. Accordingly, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

Our business could be adversely affected by Bermuda employment restrictions.

From time to time, we may need to hire additional employees to work in Bermuda. Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. Only three members of Aspen Bermuda's management team (or other officers) based in Bermuda are Bermudian. As of December 31, 2004, we had 22 employees in Bermuda. Two of these employees are Julian Cusack, our Chief Financial Officer, and James Few, our Chief Underwriting Officer. Julian Cusack and James Few are both non-Bermudian and are working under work permits that will expire in March 2008. In 2005, we recruited and continue to recruit additional employees to work in Bermuda for the Company or Aspen Bermuda. None of our current Bermuda employees for whom we have applied for a work permit has been denied. It is possible that we could lose the services of Julian Cusack, James Few or another key employee who is non-Bermudian if we were unable to obtain or renew their work permits, which could have a material adverse affect on our business.

Our concentration on a limited number of lines of business could make us more susceptible to unfavorable market conditions.

We have a portfolio of business that is currently dominated by a relatively limited number of property and casualty lines of business. Given this reliance, there is risk that unfavorable market conditions in these lines could have a disproportionate impact on our Company in comparison with our industry in general.

The aggregated risks associated with reinsurance underwriting could adversely affect us.

In our reinsurance business, we do not separately evaluate each of the individual risks assumed under most reinsurance treaties. This is common among reinsurers. Therefore, we will be largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

We may be unable to enter into sufficient reinsurance security arrangements and the cost of these arrangements may materially impact our margins.

As non-U.S. reinsurers, Aspen Bermuda and Aspen Re are required to post collateral security with respect to liabilities they assume from ceding insurers domiciled in the United States. The posting of collateral security is generally required in order for U.S. ceding companies to obtain credit in their U.S. statutory financial statements with respect to liabilities ceded to unlicensed or unaccredited reinsurers. Under applicable statutory provisions, the security arrangements may be in the form of letters of credit, reinsurance trusts maintained by third-party trustees or funds-withheld arrangements whereby the trust assets are held by the ceding company. Aspen Re is required to post letters of credit or establish other security for its U.S. cedents in an amount equal to 100% of reinsurance recoverables under the agreements to which it is a party with the U.S. cedents. We have currently in place letters of credit facilities and trust funds to satisfy these requirements. If these facilities are not sufficient or if the Company is unable to renew these facilities or is unable to arrange for other types of security on commercially acceptable terms, the ability of Aspen Bermuda and Aspen Re to provide reinsurance to U.S.-based clients may be severely limited. Security arrangements may subject our assets to security interests and/or require that a portion of our assets be pledged to, or otherwise held by, third parties and, consequently, reduce the liquidity of our assets. Although the investment income derived from our assets while held in trust typically accrues to our benefit, the investment of these assets is governed by the investment regulations of the state of domicile of the ceding insurer, which may be more restrictive than the investment regulations applicable to us under Bermuda or U.K. law. The restrictions may result in lower investment yields on these assets, which could adversely affect our profitability.

Our Insurance Subsidiaries are rated by A.M. Best, S&P and Moody's, and a decline in any of these ratings could affect our standing among brokers and customers and cause our sales and earnings to decrease.

Ratings are a significant factor in establishing the competitive position of insurance and reinsurance companies. A ratings downgrade, therefore, could result in a substantial loss of business as insureds, ceding companies and brokers that place such business move to other insurers and reinsurers with higher ratings. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (in liquidation). S&P maintains a letter scale rating system ranging from "AAA" (Extremely Strong) to "R" (under regulatory supervision). Moody's maintains a letter and number scale rating system ranging from "Aaa" (Exceptional) to "C" (Lowest). Aspen Re is currently rated "A" (Excellent) by A.M. Best, which is the third highest of fifteen rating levels, "A" (Strong) by S&P, which is the seventh highest of twenty-two rating levels, and "A2" (Good) by Moody's, which is the eighth highest of twenty-three rating levels. Aspen Bermuda is currently rated "A–" (Excellent) by A.M. Best, which is the fourth highest of fifteen rating levels, "A" (Strong) by S&P, which is the seventh highest of twenty-two rating levels and "A2" (Good) by Moody's, which is the eighth highest of twenty-three rating levels. Aspen Specialty is currently rated "A–" (Excellent) by A.M. Best, which is the fourth highest of fifteen rating levels. The objective of A.M. Best's, S&P's and Moody's rating systems is generally to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M. Best's, S&P's and Moody's opinions of the financial strength of our Insurance Subsidiaries; they are not evaluations directed to investors in our ordinary shares, our Perpetual PIERS and other securities and are not recommendations to buy, sell or hold our ordinary shares and other securities.

On October 4, 2005, A.M. Best placed the financial strength rating of "A−" and issuer credit rating of "B−" of Aspen Bermuda under review with negative implications. On October 3, 2005, S&P placed the "BBB+" long-term counterparty credit rating of us and the "A" insurer financial strength ratings of Aspen Re and Aspen Bermuda on credit watch with negative implications, though on November 22, 2005, S&P affirmed our counterparty credit rating and Aspen Re's and Aspen Bermuda's financial strength ratings, with a negative outlook. On October 5, 2005, Moody's placed us and the financial strength rating of Aspen Re and Aspen Bermuda on credit watch. See "—Risks Related to Recent Events" above. The ratings of our Insurance Subsidiaries are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best, S&P and/or Moody's. If our ratings are reduced from their current levels by any of A.M. Best, S&P or Moody's, our competitive position in the insurance and reinsurance industry would suffer, and it would be more difficult for us to sell our products.

In addition, several agreements we have with third parties would be impacted by a failure to maintain specified ratings. Under our credit facilities, we would be in default if Aspen Re's or Aspen Bermuda's insurer financial strength ratings fall below "B++" by A. M. Best or "A–" by S&P. Under the framework agreement dated May 28, 2002 among Wellington and its affiliates, Aspen U.K. Services and Aspen Holdings, Aspen Re would need to provide a letter of credit with respect to any quota share reinsurance it provides to Syndicate 2020 if Aspen Re's insurer financial strength or similar rating is downgraded below "A" by either S&P and A.M. Best or such lower rating (not being lower than "A−") acceptable to Lloyd's from time to time.

Continuing investigations of broker market practices and the potential impact of the recent Marsh settlement could adversely affect our business.

Investigations of broker placement and compensation practices initiated by the Attorneys General and insurance regulators of certain states beginning with New York in October 2004, together with associated class action lawsuits initiated against such broker entities, have challenged the legality of certain broker activities. Marsh & McLennan Companies, Inc. ("Marsh") and the New York Attorney General entered into a settlement agreement on January 31, 2005. Apart from Marsh, various brokers with whom we do business are included within these investigations and lawsuits. The investigations and suits challenge, among other things, the appropriateness of setting fees paid to brokers based on the volume of business placed by a broker with a particular insurer or reinsurer; the payment of contingent fees to brokers by insurers or reinsurers because of alleged conflicts of interest arising from such fee arrangements; the nondisclosure by brokers to their clients of contingent fees paid to them by insurers and reinsurers; and bid rigging and the tying of receipt of direct insurance to placing reinsurance through the same broker. The Marsh-New York Attorney General settlement confirms that Marsh units that deal with U.S. clients, at least, must implement a series of business reforms relating to insurer compensation, disclosures to clients, use of wholesalers and employee training, among other things, and must submit to greater regulatory oversight by the New York Insurance Department.

Because many investigations and suits continue and others may yet be filed, it is not possible to determine their ultimate impact upon brokers, insurers and reinsurers, including our various business units that handle U.S. insurance and reinsurance risks. However, because of Aspen Re's and Aspen Specialty's reliance on brokers for future business, any governmental actions or judicial decisions which have the effect of impairing these broker markets could materially impact our ability to underwrite business. In addition, to the extent that any of the industry-wide arrangements with our brokers were determined to be improper, we could be fined or otherwise penalized. Aspen Re, our U.K. subsidiary, is regulated by the Financial Services Authority ("FSA"). The FSA has commenced a review of the arrangements that insurers and brokers have in place to manage their conflicts of interest. In the event that the FSA perceives that brokers and insurers are not disclosing commissions when specifically asked, or if they offer or receive inducements contrary to the interests of the insured, the FSA may exercise its regulatory powers over brokers, insurers and reinsurers.

Should brokers with which we deal seek to increase commission levels in order to make up revenue shortfalls, we could be adversely impacted. To the extent that state regulation of brokers and intermediaries becomes more onerous, costs of regulatory compliance for Aspen Management and Aspen Re America will increase. Finally, to the extent that any of the brokers with whom we do business suffer financial difficulties as a result of the investigations or proceedings, we could suffer increased credit risk. See "—Our reliance on brokers subjects us to their credit risk." and "—Since we depend on a few brokers for a large portion of our insurance and reinsurance revenues, loss of business provided by any one of them could adversely affect us." below.

Recent investigations of certain reinsurance accounting practices could adversely affect our business.

Certain reinsurance contracts are highly customized and typically involve complicated structural elements. U.S. GAAP governs whether or not a contract should be accounted for as reinsurance. Contracts that do not meet these U.S. GAAP requirements may not be accounted for as reinsurance and are required to be accounted for as deposits. These contracts also require judgments regarding the timing of accruals under U.S. GAAP. As recently reported in the press, certain insurance and reinsurance arrangements involving other companies, and the accounting judgments that they have made, are coming under scrutiny by the New York Attorney General's Office, the SEC and other governmental authorities. At this time, we are unable to predict the potential effects, if any, that these industry investigations and related settlements may have upon the accounting for reinsurance and related industry practices or what, if any, changes may be made to practices involving financial reporting. Changes to any of the foregoing could materially and adversely affect our business and results of operations.

Our reliance on brokers subjects us to their credit risk.

In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers and these brokers, in turn, pay these amounts over to the clients that have purchased insurance or reinsurance from us. Although the law is unsettled and depends upon the facts and circumstances of the particular case, in some jurisdictions, if a broker fails to make such a payment, in a significant majority of business that we write, it is highly likely that we will be liable to the client for the deficiency because of local laws or contractual obligations. Likewise, when the client pays premiums for these policies to brokers for payment over to us, these premiums are considered to have been paid and, in most cases, the client will no longer be liable to us for those amounts, whether or not we have actually received the premiums. Consequently, we assume a degree of credit risk associated with brokers around the world with respect to most of our insurance and reinsurance business. However, due to the unsettled and fact-specific nature of the law, we are unable to quantify our exposure to this risk. To date, we have not experienced any material losses related to such credit risks.

Since we depend on a few brokers for a large portion of our insurance and reinsurance revenues, loss of business provided by any one of them could adversely affect us.

We market our insurance and reinsurance worldwide primarily through insurance and reinsurance brokers. Aon Corporation ("Aon"), Marsh, Willis Group Holdings, Ltd. ("Willis"), Benfield Group plc, and Ballantyne, McKean & Sullivan Ltd., provided 21.1%, 19.1%, 11.7%, 14.7% and 6.8% (for a total of 73.4%), respectively, of our gross reinsurance premiums written for the twelve months ended December 31, 2004. Aon, SBJ Group Limited, Marsh, Willis and R. L. Davison & Co. Ltd. provided 18.1%, 5.0%, 8.7%, 6.2% and 6.0% (for a total of 44.0%), respectively, of our gross insurance premiums written for the twelve months ended December 31, 2004. Several of these brokers also have, or may in the future acquire, ownership interests in insurance and reinsurance companies that compete with us, and these brokers may favor their own insurers or reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

If we fail to develop the necessary infrastructure as we grow, our future financial results may be adversely affected.

Our recent and planned future expansion in the United Kingdom, United States and Bermuda has placed and will continue to place increased demands on our financial, managerial and human resources. To the extent we are unable to attract additional professionals, our financial, managerial and human resources may be strained. The growth in our staff and infrastructure also creates more managerial responsibilities for our current senior executives, potentially diverting their attention from the underwriting and business origination functions for which they are also responsible. Furthermore, although we terminated our agreement with Wellington for information technology systems, we have entered into an interim agreement with Wellington to use their underwriting support software, pending our implementation of a new system. We are in the process of developing or implementing new information technology systems, including underwriting and financial support systems. To the extent we are not able to develop and implement new systems that meet our business needs, we may be required to continue with our existing arrangements or accept a less sophisticated system. Our future profitability depends in part on our ability to further develop our resources and effectively manage such transition or expansion. Our inability to achieve such development or effective management may impair our future financial results.

Acquisitions or strategic investments that we may make could turn out to be unsuccessful.

As part of our strategy, we may pursue growth through acquisitions and/or strategic investments in businesses. The negotiation of potential acquisitions or strategic investments as well as the integration of an acquired business or new personnel could result in a substantial diversion of management resources. Acquisitions could involve numerous additional risks such as potential losses from unanticipated litigation or levels of claims and inability to generate sufficient revenue to offset acquisition costs. We have limited experience in identifying quality merger candidates, as well as successfully acquiring and integrating their operations.

Our ability to manage our growth through acquisitions or strategic investments will depend, in part, on our success in addressing these risks. Any failure by us to effectively implement our acquisitions or strategic investment strategies could have a material adverse effect on our business, financial condition or results of operations.

Our investment performance may affect our financial results and ability to conduct business.

Our funds are invested by several professional investment management firms under the direction of our investment committee in accordance with detailed investment guidelines set by us. See "Business—Investments" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated by reference in this prospectus supplement. Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. The occurrence of large claims may force us to liquidate securities at an inopportune time, which may cause us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss in order to cover such liabilities. Large investment losses could significantly decrease our asset base, thereby affecting our ability to underwrite new business. For the twelve months ended December 31, 2004, 5.3%, or $68.3 million, of our total revenue was derived from our invested assets. This represented 26.0% of our income from operations before income tax for the same period.

We may be adversely affected by interest rate changes.

Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest-sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, funds reinvested will earn less than expected.

Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a portfolio, diversified by obligor and emphasizing higher rated securities, with a relatively short duration to reduce the effect of interest rate changes on book value. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

Profitability may be adversely impacted by inflation.

The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future. Our calculation of reserves for losses and loss expenses includes assumptions about future payments for settlement of claims and claims-handling expenses, such as medical treatments and litigation costs. We write liability/casualty business in the United States, the United Kingdom and Australia, where claims inflation has grown particularly strong in recent years. To the extent inflation causes these costs to increase above reserves established for these claims, we will be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

We may be adversely affected by foreign currency fluctuations.

Our reporting currency is the U.S. Dollar. The functional currencies of our segments are the U.S. Dollar and the British Pound. For the twelve months ended December 31, 2003 and 2004, 10.3% and

12.9% respectively of our gross premiums were written in currencies other than the U.S. Dollar and the British Pound. A portion of our loss reserves and investments are also in currencies other than the U.S. Dollar and the British Pound. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S./non-British currencies, which could adversely affect our operating results.

We may use hedges to manage probable significant losses that will be paid in non-U.S./non-British currencies. However, it is possible that we will not successfully structure those hedges so as to effectively manage these risks.

The regulatory system under which we operate, and potential changes thereto, could have a material adverse effect on our business.

General. Our insurance and reinsurance subsidiaries may not be able to maintain necessary licenses, permits, authorizations or accreditations in territories where we currently engage in business or obtain them in new territories, or may be able to do so only at significant cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on our ability to do business or to engage in certain activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions, which could have a material adverse effect on our business. In addition, changes in the laws or regulations to which our insurance and reinsurance subsidiaries are subject could have a material adverse effect on our business. See "Business—Regulatory Matters" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated by reference in this prospectus supplement.

Aspen Re. Aspen Re has authorization from the FSA to write certain classes of insurance business in the United Kingdom. As an authorized insurer in the United Kingdom, Aspen Re is able to operate throughout the E.U., subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements. As an FSA authorized insurer, the insurance and reinsurance businesses of Aspen Re will be subject to close supervision by the FSA.

The FSA regards Aspen Re, for all intents and purposes, as a relatively new insurer and has stated that it wishes to closely monitor Aspen Re's progress against its business plans and related issues including business development, reinsurance, underwriting controls and claims. More generally, the FSA is strengthening its requirements for senior management arrangements, and for systems and controls of insurance and reinsurance companies under its jurisdiction. Furthermore, the FSA intends to place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. Changes in the FSA's requirements may have an adverse impact on the business of Aspen Re.

If any entity were to hold 20% or more of the voting rights or 20% or more of the issued ordinary shares of Aspen Holdings, transactions between Aspen Re and such entity may have to be reported to the FSA if the value of those transactions exceeds certain threshold amounts that would render them material connected party transactions. In these circumstances, we cannot assure you that these material connected party transactions will not be subject to regulatory intervention by the FSA.

Aspen Re is required to provide the FSA with information about Aspen Holdings' notional solvency, which involves calculating the solvency position of Aspen Holdings in accordance with the FSA's rules. In this regard, if Aspen Bermuda or Aspen Specialty were to experience financial difficulties, it could affect the "solvency" position of Aspen Holdings and in turn trigger regulatory intervention by the FSA with respect to Aspen Re. Furthermore, any transactions between Aspen Re, Aspen Specialty and Aspen Bermuda that are material connected party transactions would also have to be reported to the FSA. We cannot assure you that the existence or effect of such connected party transactions and the FSA's assessment of the overall solvency of Aspen Holdings and its subsidiaries, even in circumstances where Aspen Re has on its face sufficient assets of its own to cover its required margin of solvency, would not result in regulatory intervention by the FSA with regard to Aspen Re.

In addition, given that the framework for supervision of insurance and reinsurance companies in the United Kingdom is largely formed by E.U. directives (which are implemented by member states through national legislation), changes at the E.U. level may affect the regulatory scheme under which Aspen Re will operate. One such directive obliged the United Kingdom to ensure that, in any insolvency or reorganization proceedings concerning an insurer established in the United Kingdom, claims under insurance contracts receive priority over claims under reinsurance contracts. These rules, which were implemented into U.K. law in April 2003, may have the effect that prospective reinsureds may seek security for future claims under reinsurance policies issued by Aspen Re which would increase the cost to Aspen Re of writing reinsurance business. A general review of E.U. insurance directives is currently in progress and may lead to changes such as increased or risk-based minimum capital requirements. The FSA has introduced new requirements on insurers and reinsurers to calculate their Enhanced Capital Requirement ("ECR") which includes capital charges based on assets, claims and premiums. The level of ECR seems likely to be at least twice the existing required minimum solvency margin for most companies, although the FSA had already adopted an informal approach of encouraging companies to hold at least twice the current E.U. minimum. In addition, the FSA is proposing to give guidance regularly to insurers under "individual capital guidance," which may result in guidance that a company should hold in excess of the ECR. These changes may increase the required regulatory capital of Aspen Re.

Aspen Re does not presently intend that it will be admitted to do business in any jurisdiction other than the United Kingdom, Ireland and the other member states of the European Economic Area. We cannot assure you, however, that insurance regulators in the United States, Bermuda or elsewhere will not review the activities of Aspen Re and claim that Aspen Re is subject to such jurisdiction's licensing or other requirements.

Aspen Bermuda. Aspen Bermuda is a registered Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the Bermuda Monetary Authority ("BMA") require Aspen Bermuda to maintain minimum levels of statutory capital, surplus and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict Aspen Bermuda's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

Aspen Bermuda does not maintain a principal office, and its personnel do not solicit, advertise, settle claims or conduct other activities that may constitute the transaction of the business of insurance or reinsurance, in any jurisdiction in which it is not licensed or otherwise not authorized to engage in such activities. Although Aspen Bermuda does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to Aspen Bermuda's insurance or reinsurance activities may still be raised in the future.

The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws, regulations or settlements impacting offshore insurers or reinsurers, such as Aspen Bermuda, could have a material adverse effect on our business.

Aspen Specialty. Aspen Specialty is organized in and has received a license to write certain lines of insurance business in the State of North Dakota and, as a result, is subject to North Dakota law and regulation under the supervision of the Commissioner of Insurance of the State of North Dakota. The North Dakota Commissioner of Insurance also has regulatory authority over a number of affiliate transactions between Aspen Specialty and other members of our holding company system. The purpose of the state insurance regulatory statutes is to protect U.S. insureds and U.S. ceding insurance companies, not our shareholders, holders of our Perpetual PIERS or noteholders. Among other matters, state insurance regulations will require Aspen Specialty to maintain minimum levels of capital, surplus and liquidity, require Aspen Specialty to comply with applicable risk-based capital requirements and will impose restrictions on the payment of dividends and distributions. These statutes and regulations may, in effect, restrict the ability of Aspen Specialty to write new business or distribute assets to Aspen Holdings.

In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. In addition, some members of Congress have begun to explore whether the federal government should play a greater role in the regulation of insurance. Moreover, the National Association of Insurance Commissioners, which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly examine existing laws and regulations. Changes in federal or state laws and regulations or the interpretation of such laws and regulations could have a material adverse effect on our business.

In response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act ("TRIA") was enacted to ensure the availability of insurance coverage for certain terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. Although the U.S. Congress may extend TRIA until the end of 2007, we are currently unable to predict whether it will do so by the end of 2005 or whether any new initiatives would result in greater government intervention in the U.S. insurance and reinsurance markets in which we participate. The U.S. Senate has passed the bill that extends the program until the end of 2007. The U.S. House of Representatives would need to take action before the end of this current session for TRIA to be extended beyond 2005.

New laws and regulations or changes in existing laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business or results of operations. For example, a bill now pending in the U.S. Congress would limit the liability of certain defendants who have asbestos liabilities, but would also require defendants and insurers to contribute to a trust fund to compensate persons alleging to have been harmed by asbestos exposure. To the extent that the passage of such legislation might provide our competitors with somewhat greater certainty as to their ultimate asbestos liabilities, some of their current reserves might be released, thus providing them additional underwriting capacity. This, in turn, could result in increased competitive pressure on us. However, because prospects for passage of this bill as well as its details (the trust fund provisions in particular) are uncertain, we cannot at this time predict how the passage of such legislation might impact us.

Our ability to pay dividends or to meet ongoing cash requirements may be constrained by our holding company structure.

We are a holding company and, as such, have no substantial operations of our own. We do not expect to have any significant operations or assets other than our ownership of the shares of our Insurance Subsidiaries. Dividends and other permitted distributions from our Insurance Subsidiaries are expected to be our sole source of funds to meet ongoing cash requirements, including our debt service payments and other expenses, and to pay dividends, if any, to our shareholders and holders of our Perpetual PIERS. Our Insurance Subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. The inability of our Insurance Subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our business. See "Business—Regulatory Matters—Bermuda Regulation—Minimum Solvency Margin and Restrictions on Dividends and Distributions," "Business—U.K. Regulation—Restrictions on Dividend Payments," and "Business—U.S. Regulation—North Dakota State Dividend Limitations" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated by reference in this prospectus supplement.

Certain regulatory and other constraints may limit our ability to pay dividends.

We are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our ordinary shares and make other payments. Under the Bermuda Companies Act 1981, as amended (the "Companies Act"), we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds to believe that we are, and would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts. If you require dividend income you should carefully consider these risks before investing in us. For more information regarding restrictions on the payment of dividends by us and our Insurance Subsidiaries, see "Business—Regulatory Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated by reference in this prospectus supplement.

Several of our founding shareholders and some of our directors may have conflicts of interest with us.

Several of our founding shareholders and some of our directors engage in commercial activities and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. Of our directors, Julian Avery was the Chief Executive Officer of Wellington until his resignation effective September 20, 2004. Wellington is also the selling shareholder in this offering. We had in place certain quota share agreements under our framework agreement and an administrative services agreement with Wellington and its affiliates for which we received notice of termination in December 2003, with termination effective 18 months from the date of notice. We also entered into an IT services agreement with Wellington which was terminated effective August 2005 and an interim agreement to use their underwriting support software, pending our implementation of a new system. We also had an agreement with Montpelier Re Holdings Ltd ("Montpelier Re"), one of our founding shareholders, which until December 20, 2003 limited the type and the amount of business we could write in Bermuda. Montpelier Re is also a competitor of ours in the reinsurance business. See "Certain Relationships and Related Transactions—Transactions and Relationships with Initial Investors" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference.

In addition, several of our founding shareholders and some of our directors have sponsored or invested in, and may in the future sponsor or invest in, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which may compete with us. They have also entered into, or may in the future enter into, agreements with companies that may compete with us. We do not have any agreement or understanding with any of these parties regarding the resolution of potential conflicts of interest.

In addition, we may not be in a position to influence any party's decision to engage in activities that would give rise to a conflict of interest. These parties may take actions that are not in our shareholders' best interests. See "Business—Reinsurance" and "Certain Relationships and Related Transactions" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated herein by reference. Moreover, under Bermuda law and our Bye-Laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized under that transaction, provided that the nature of the interest is disclosed at the first opportunity at a meeting of directors or in writing to the directors. In addition, our Bye-Laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest unless the majority of the disinterested directors determines otherwise.

We may experience difficulty in attracting and retaining qualified independent directors in the increasingly regulated corporate governance environment.

We are subject to the independent director requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), SEC rules and, to the extent applicable, the NYSE corporate governance rules. We may experience difficulty in attracting and retaining qualified independent directors to respond to the increasing regulation of public companies. If we are unable to attract or retain independent directors, we may be faced with the delisting of our ordinary shares or a violation of the Sarbanes-Oxley Act or SEC rules.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our funds are insufficient to fund future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Our additional needs for capital will depend on our actual claims experience, especially any catastrophic events. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

Risks Related to Our Industry

We operate in a highly competitive environment, and substantial new capital inflows into the insurance and reinsurance industry will increase competition.

The insurance and reinsurance industry is highly competitive. See "Business—Competition" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated by reference in this prospectus supplement, for a list of our competitors. We compete primarily on the basis of experience, the strength of our client relationships, reputation, premiums charged, policy and contract terms and conditions, products offered, speed of claims payment, overall financial strength, ratings and scope of business (both by size and geographic location).

A number of Bermuda-based insurance and reinsurance entities compete in the same market segments in which we operate and have also recently raised additional capital to support their operations. Many of these entities derive their profits primarily through Bermuda operations and, consequently, may achieve a lower overall global effective tax rate than us. In addition, as a result of the anticipated increases in premium rates in selected lines of business due to the 2005 hurricanes, a number of new Bermuda-based start-up entities have announced their intentions to raise capital and compete in lines of business similar to our lines of business. We may not be aware of other companies that may be planning to enter the lines of business of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital.

Increased competition could result in fewer submissions, lower premium rates and less favorable policy terms and conditions, which could have a material adverse impact on our growth and profitability. We have recently experienced increased competition in some lines of business which has caused a decline in rate increases or a reduction in rates.

Further, insurance/risk-linked securities and derivatives and other non-traditional risk transfer mechanisms and vehicles are being developed and offered by other parties, including non-insurance company entities, which could impact the demand for traditional insurance and reinsurance. A number of new, proposed or potential legislative or industry developments could also increase competition in our industries.

New competition could cause the demand for insurance or reinsurance to fall or the expense of customer acquisition and retention to increase, either of which could have a material adverse effect on our growth and profitability.

Recent events may result in political, regulatory and industry initiatives which could adversely affect our business.

The supply of insurance and reinsurance coverage has decreased due to withdrawal of capacity and substantial reductions in capital resulting from, among other things, the terrorist attacks of September 11, 2001. This tightening of supply has resulted in governmental intervention in the insurance and reinsurance markets, both in the United States and worldwide. For example, on November 26, 2002, TRIA was enacted to ensure the availability of insurance coverage for certain terrorist acts in the United States. This law requires insurers writing certain lines of property and casualty insurance to offer coverage against certain acts of terrorism causing damage within the United States or to U.S. flagged vessels or aircraft. In return, the law requires the federal government to indemnify such insurers for 90% of insured losses resulting from covered acts of terrorism, subject to a premium-based deductible. The U.S. Congress is expected to extend TRIA until the end of 2007, but we are currently unable to predict whether it will do so by the end of 2005 or whether the U.S. government will adopt new initiatives with respect to insurance coverage for terrorist acts. The U.S. Senate has passed the bill that extends the program until the end of 2007. The U.S. House of Representatives would need to take action before the end of this current session for TRIA to be extended before 2005. Government-sponsored initiatives in other countries to address the risk of losses from terrorist attacks are similarly subject to change which may impact our business. We are currently unable to predict the extent to which lapse or replacement of TRIA, or other new initiatives, may affect the demand for or pricing of our products or the risks that our customers may expect us, and our competitors, to underwrite.

The insurance and reinsurance business is historically cyclical and we expect to experience periods with excess underwriting capacity and unfavorable premium rates.

Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. The supply of insurance and reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing or new insurers or reinsurers, which may cause prices to decrease. Although premium levels for many products have increased in the recent past, there are several lines of business in which rates are stabilizing or declining which, absent a major industry event, may indicate a change in the cycle. In respect of current market conditions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Outlook and Trends" in our most recent Quarterly Report on Form 10-Q for the nine months ended September 30, 2005 incorporated by reference in this prospectus supplement. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly, and we expect to experience the effects of such cyclicality.

The nature and level of catastrophes in any period cannot be predicted, and the frequency and severity of such loss activity has recently increased. Although the industry and we use models developed by third party vendors in assessing our exposure to catastrophe pricing, accumulation and estimated losses which assume various conditions and probability scenarios, such models do not necessarily accurately predict future losses or accurately measure losses currently incurred.

The 2004 and 2005 hurricane seasons showed a marked increase in windstorm activity, and this trend may continue in future seasons. Both the total number of storms and their intensity were greater than recent years, as were corresponding claims and loss activity, as evidenced by Hurricanes Katrina and Rita. We must assess the likelihood that this increased windstorm activity will continue. In any event, the customary industry-accepted methods of underwriting, reserving or investing may not be adequate and we may need to develop new means of managing risks related to catastrophes. For example, industry catastrophe pricing, accumulation and estimated loss models use historical information about hurricanes and earthquakes and also utilize detailed information about our in-force business. These models have been evolving since the early 1990s. While we use this information in connection with our pricing and risk management activities, there are limitations with respect to their usefulness in predicting losses in any reporting period. These limitations are evidenced by significant variation in estimates between models and modelers; material increases and decreases in model results over time due to changes in the models and refinement of the underlying data elements and assumptions; questionable predictive capability over time intervals; and post-event measurement that have provided ranges of estimates that have not been well understood or proven to be sufficiently reliable. In addition, the models are not necessarily reflective of policy language, mold losses, demand surges, accumulations of losses under similar policies and loss adjustment expenses, each of which are subject to wide variation by storm.

Risks Related to Our Perpetual PIERS and Perpetual Preference Shares

Dividends on our Perpetual PIERS and perpetual preference shares are non-cumulative and holders of our Perpetual PIERS and perpetual preference shares will have no right to receive a dividend with respect to any dividend period if it is not declared by our board of directors.

Dividends on our Perpetual PIERS and perpetual preference shares are non-cumulative and payable only when, as and if declared by our board of directors. Consequently, if for any reason our board of directors does not declare a dividend on our Perpetual PIERS or our perpetual preference shares with respect to any dividend period, such dividends will not accumulate with respect to our Perpetual PIERS or our perpetual preference shares, as applicable, and holders of our Perpetual PIERS and perpetual preference shares will have no right to receive, and we will have no obligation to pay, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not we declare dividends on our Perpetual PIERS, perpetual preference shares or ordinary shares for any future dividend period. In addition, the liquidation preference of our Perpetual PIERS and perpetual preference shares will not be adjusted for any dividends that are not declared by our board of directors.

Our ability to pay cash dividends on our Perpetual PIERS and our perpetual preference shares depends on our subsidiaries' ability to distribute funds to us.

Dividends on our Perpetual PIERS and preference shares will be payable in cash, except to the extent we elect to make all or any portion of such payment in ordinary shares, when as and if declared by our board of directors out of funds legally available for the payment of dividends. Our ability to pay dividends in cash, however, may be limited because we are a holding company and, as such, do not have any significant operations or assets other than our ownership of the shares of our Insurance Subsidiaries. Our results of operations depend on the results of operations of our subsidiaries. Dividends and other permitted distributions from our Insurance Subsidiaries are expected to be our sole source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends or other distributions, if any, to the holders of our share capital.

Our Insurance Subsidiaries are subject to significant statutory and regulatory restrictions that limit their ability to declare and pay dividends on the shares we own. See "Business—Regulatory Matters—Bermuda Regulation—Minimum Solvency Margin and Restrictions on Dividends and Distributions" and "Business—U.K. Regulation—Restrictions on Dividends Payments" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004 incorporated by reference in this prospectus supplement. In particular, one of our significant subsidiaries, Aspen Specialty, is organized in and has received a license to write certain lines of insurance business in the State of North Dakota and, as a result, is subject to North Dakota law and regulation under the supervision of the Commissioner of Insurance of the State of North Dakota. The North Dakota Commissioner of Insurance also has regulatory authority over a number of affiliate transactions between Aspen Specialty and us or our affiliates. Among other matters, North Dakota state insurance regulations require Aspen Specialty to maintain minimum levels of capital, surplus and liquidity and to comply with applicable risk-based capital requirements and impose restrictions on the payment of dividends and distributions to us. See "Business—U.S. Regulation—North Dakota State Dividend Limitations" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004 incorporated by reference in this prospectus supplement. These statutory and regulatory restrictions that limit our subsidiaries' ability to declare and pay dividends may, in turn, limit our ability to pay dividends in cash on our Perpetual PIERS and perpetual preference shares.

We may not be able to pay cash dividends on our Perpetual PIERS and our perpetual preference shares or redeem our perpetual preference shares because of limitations imposed by our five-year credit facility or Bermuda law.

Our five-year credit facility prohibits us from declaring or paying any cash dividend if we are in default under the credit agreement or if a default may result from the payment of cash dividends. Accordingly, we may not be able to declare and pay cash dividends on our Perpetual PIERS and perpetual preference shares. Any financing arrangements that we may enter into in the future may further limit our ability to pay cash dividends on our share capital, including our Perpetual PIERS and perpetual preference shares.

Bermuda law may also limit our ability to pay dividends on our Perpetual PIERS and perpetual preference shares. Under Bermuda law, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds to believe that we are, and would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts.

Under Bermuda law, we, as a Bermuda company, may not redeem our perpetual preference shares if, on the date of the redemption, there are reasonable grounds for believing that we are, or after the redemption would be, unable to pay our liabilities as they become due. A minimum issued share capital of $12,000 must always be maintained.

For more information regarding restrictions on the payment of dividends or other payments by us or our Insurance Subsidiaries, see "Business—Regulatory Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our Annual Report on Form 10-K for the twelve months ended December 31, 2004 incorporated by reference in this prospectus supplement.

Our Perpetual PIERS and perpetual preference shares will rank junior to all of our liabilities and will not limit our ability to incur future indebtedness.

Our Perpetual PIERS and perpetual preference shares will be equity interests in our Company and accordingly will rank junior to all of our liabilities. In the event of our bankruptcy, liquidation, winding-up or dissolution, our assets will be available to pay the liquidation preference of our Perpetual PIERS and perpetual preference shares only after all of our indebtedness and other liabilities have been paid.

In addition, our Perpetual PIERS and perpetual preference shares will not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to our Perpetual PIERS and perpetual preference shares.

The conversion rate of our Perpetual PIERS may not be adjusted for all dilutive events that may adversely affect the trading price of our Perpetual PIERS or ordinary shares, if any, issuable upon conversion of our Perpetual PIERS.

The conversion rate of our Perpetual PIERS is subject to adjustment upon certain events, including the issuance of dividends on our ordinary shares payable in our ordinary shares, the issuance of rights or warrants, subdivisions and combinations, the payment of certain cash dividends on our ordinary shares and our purchase of our ordinary shares in certain tender or exchange offers, as described under "Description of Perpetual PIERS—Conversion Rate Adjustments." The conversion rate will not be adjusted for certain other events, such as third party tender or exchange offers, that may adversely affect the trading price of our Perpetual PIERS or ordinary shares, if any, issuable upon conversion of our Perpetual PIERS.

The increase in the conversion rate upon the occurrence of a fundamental change may not adequately compensate you.

If a fundamental change (as defined herein), including a stock-for-stock merger, occurs, the conversion rate of our Perpetual PIERS will be increased, unless the fundamental change arises from our acquisition by a public company and the public acquirer option (as defined herein) is elected, including a stock-for-stock merger, as described under "Description of Perpetual PIERS—Conversion Rate Adjustments—Conversion After a Public Acquirer Fundamental Change," or the closing sale price per ordinary share at the time of the fundamental change is less than the closing sale price per ordinary share on the date of this prospectus supplement (subject to adjustment) or above a specified price (subject to adjustment). A description of how the conversion rate will be increased is set forth under "Description of Perpetual PIERS—Conversion Rate Adjustments—Adjustment to Conversion Rate Upon a Fundamental Change."

Although the increase in the conversion rate is designed to compensate holders for the lost option time value of their Perpetual PIERS as a result of certain fundamental changes, it may not adequately compensate holders for such loss. Furthermore, our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Some significant transactions may not constitute a fundamental change and therefore will not afford any protection to holders.

Some significant transactions may not constitute a fundamental change. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change. Upon the occurrence of a transaction that does not constitute a fundamental change, the conversion rate will not be increased or otherwise adjusted.

If a transaction does not constitute a fundamental change, we would not be obligated to remarket any perpetual preference shares.

Upon the occurrence of a fundamental change, holders of our perpetual preference shares received upon conversion in connection with the fundamental change of Perpetual PIERS or otherwise obtained prior to the fundamental change may elect to have our perpetual preference shares remarketed. However, in the event of a transaction that does not constitute a fundamental change, we will not remarket our perpetual preference shares, even though such transaction could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of our Perpetual PIERS or perpetual preference shares.

If a fundamental change occurs as a result of a termination of trading of our ordinary shares, we must obtain the permission of the Bermuda Monetary Authority prior to issuing our perpetual preference shares and ordinary shares, if any, in the settlement of our conversion obligation.

Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of securities of a Bermuda exempted company other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of the securities of the company from and/or to a non-resident, for as long as any equity securities of the company remain so listed. Notwithstanding the above general permission, we have obtained from the BMA their permission for the issue and free transferability of the securities of the Company, as long as the ordinary shares are listed on the NYSE or other appointed stock exchange, to and among persons who are non-residents of Bermuda for exchange control purposes and of up to 20% of the securities to and among persons who are residents in Bermuda for exchange control purposes. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement.

If a fundamental change occurs as a result of a termination of trading of our ordinary shares, we must obtain the permission of the BMA prior to issuing our perpetual preference shares and ordinary shares, if any, in the settlement of our conversion obligation upon conversion of our Perpetual PIERS and transferring any of our perpetual preference shares in connection with a remarketing or any other sale. Accordingly, upon a voluntary conversion in connection with the fundamental change triggered by such a termination of trading of our ordinary shares, we would be unable to deliver perpetual preference shares and ordinary shares, if any, in satisfaction of our conversion obligation until we obtain the required permission. We may be unable to obtain the required permission in a timely manner, or at all. Our failure to obtain the BMA's permission would adversely affect the value of your investment.

For more information regarding the BMA's required approval of issuances and transfers of our securities, see "—Risks Related to Our Ordinary Shares—Laws and regulations of the jurisdictions where we conduct business could delay or deter a takeover attempt that shareholders might consider to be desirable and may make it more difficult to replace members of our board of directors and have the effect of entrenching management, and your ability to purchase more than 10% of our voting shares will be restricted."

The value of the consideration received by holders upon conversion of our Perpetual PIERS may differ from the conversion value of our Perpetual PIERS on the conversion date.

Upon voluntary conversion of our Perpetual PIERS, we will deliver, per Perpetual PIERS, one perpetual preference share and the number of ordinary shares, if any, equal to the sum of the daily settlement amounts for each day of the 20 settlement period trading days during the applicable stock settlement averaging period. See "Description of Perpetual PIERS—Settlement Upon Conversion." The stock settlement averaging period will not commence, however, until the second settlement period trading day after the conversion date and we will not be required to deliver any consideration until the third business day after the period of 20 settlement period trading days. Accordingly, the value of the consideration received by holders upon conversion of our Perpetual PIERS may differ from the conversion value of our Perpetual PIERS on the conversion date. In addition, our perpetual preference shares received upon voluntary conversion, per Perpetual PIERS, in respect of the first $50 of our conversion obligation may not be subject to a redemption or remarketing at the time of conversion. Accordingly, no assurance can be given as to the value of such perpetual preference shares.

Holders of our Perpetual PIERS will have no rights as ordinary shareholders until they acquire our ordinary shares upon conversion.

Until a holder acquires an ordinary share upon conversion, it will have no rights with respect to our ordinary shares, including voting rights, rights to respond to tender offers, and rights to receive dividends or other distributions on ordinary shares. Upon conversion, a holder will be entitled to exercise the rights of an ordinary shareholder only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our Bye-Laws or memorandum of association, requiring shareholder approval, and the record date for determining the ordinary shareholders of record entitled to vote on the amendment occurs prior to the conversion date, the converting holder will not be entitled to vote on the amendment, although it will nevertheless be subject to any changes in the powers, preferences or special rights of our ordinary shares.

If upon a mandatory conversion of our Perpetual PIERS, you would be entitled to receive 10% or more of our ordinary shares, your ability to receive all such ordinary shares may be limited.

Under the Financial Services and Markets Act 2000 ("FSMA") and the North Dakota Insurance Holding Company statutes, an entity or individual must obtain prior approval before acquiring beneficial ownership of 10% or more of our outstanding voting securities. Accordingly, if upon a mandatory conversion, a holder of Perpetual PIERS is entitled to receive 10% or more of our ordinary shares, we may not be able to deliver the shares exceeding 10% unless and until the approvals from FSA and the North Dakota Insurance Commissioner are obtained. If we cannot obtain such regulatory approvals, then we will not be able to deliver the remaining number of ordinary shares.

Holders may be unable to sell our Perpetual PIERS and perpetual preference shares if an active trading market for our Perpetual PIERS and perpetual preference shares does not develop.

Our Perpetual PIERS are a new issue with no established trading market, and none may develop. Similarly, any perpetual preference shares issued upon a voluntary conversion of Perpetual PIERS will be a new issue with no established trading market, and none may develop. Since our Perpetual PIERS and perpetual preference shares have no stated maturity date, investors seeking liquidity will be limited to selling their Perpetual PIERS in the secondary market. The underwriter has advised us that it intends to make a market in our Perpetual PIERS and perpetual preference shares. However, it is not obligated to do so and may discontinue any market-making activity at any time without notice. The liquidity of any market for our Perpetual PIERS and perpetual preference shares will depend on the number of holders of the securities (which, in the case of perpetual preference shares, may be limited if not all holders of our Perpetual PIERS elect to convert), the interest of securities dealers in making a market in the securities and other factors. If an active trading market does not develop as a result of these and other factors, the market price and liquidity of our Perpetual PIERS and perpetual preference shares may be adversely affected. We do not intend to list our perpetual preference shares on any securities exchange.

We will apply to list our Perpetual PIERS on the NYSE under the symbol " ." We expect the trading of our Perpetual PIERS to commence, if at all, within five trading days after the initial delivery of our Perpetual PIERS. However, we may not be able to satisfy, or continue to satisfy, all of the listing requirements. Furthermore, listing on the NYSE does not guarantee the depth or liquidity of the market for our Perpetual PIERS. An active trading market on the NYSE may not develop or, even if it develops, may not be sustained, in which case the trading price of our Perpetual PIERS could be adversely affected, or your ability to sell or transfer our Perpetual PIERS will be limited.

In the event of a fundamental change, holders may tender their perpetual preference shares for sale in a remarketing. However, the remarketing may not be successful.

General market conditions and unpredictable factors could adversely affect the trading price of our Perpetual PIERS or perpetual preference shares.

Even if an active trading market for our Perpetual PIERS or perpetual preference shares does develop, the trading price of our Perpetual PIERS and perpetual preference shares may fluctuate significantly, depending on many factors, including:

•	whether dividends have been declared and paid and are likely to be declared and paid on our Perpetual PIERS or perpetual preference shares from time to time;

•	the stock price of ordinary shares;

•	additional issuance by us of other series or classes of preference shares;

•	our creditworthiness, financial condition, performance and prospects;

•	the market for similar securities; and

•	general economic, financial, geopolitical, regulatory or judicial conditions and events.

Our issuances of additional ordinary shares may cause the price of our ordinary shares to decline, which may negatively impact your investment.

We are not restricted from issuing additional ordinary shares or shares convertible into or exchangeable for our ordinary shares. If we issue additional ordinary shares, or shares convertible into or exchangeable for our ordinary shares, the price of our ordinary shares and, in turn, the price of our Perpetual PIERS may be negatively impacted.

Fluctuations in the stock market may harm the market price of our ordinary shares, which may adversely affect your investment.

The value of our Perpetual PIERS will depend, in part, on the market price of our ordinary shares from time to time. The market price of our ordinary shares may be subject to significant fluctuations in response to such factors as actual or anticipated quarterly fluctuations in our financial results, particularly if they differ from investors' expectations, changes in insurance regulations and insurance industry prospects and the actions of our competitors, as well as general economic, market and political conditions. These fluctuations may harm the market price of our ordinary shares and our Perpetual PIERS.

Holders of our Perpetual PIERS and perpetual preference shares will have no voting rights except in certain limited circumstances.

Holders of our Perpetual PIERS and perpetual preference shares will have no voting rights, except in limited circumstances and as required by Bermuda law. See "Description of Perpetual PIERS—Voting, Director Appointing and Other Rights."

Holders may not be able to appoint directors to our board of directors in the event of a nonpayment of dividends.

In the event that we fail to make dividend payments for any six dividend periods, whether or not consecutive, holders of our Perpetual PIERS and perpetual preference shares and any other series of appointing preference shares, acting together as a single class, are entitled to the appointment of two directors to our board of directors. We cannot assure you that a court will find that holders are entitled to appointment rights. In such event, holders may not be able to appoint directors to our board of directors in the event of a nonpayment of dividends.

Dividends on our perpetual preference shares will not be, and dividends on our Perpetual PIERS may not be, eligible for reduced rates of tax as qualified dividend income.

Holders will not be eligible for reduced rates of tax on dividends paid by us on our perpetual preference shares because we do not intend to list our perpetual preference shares. Although we intend to list our Perpetual PIERS on the NYSE, we may be unable to satisfy the listing requirements, or if our Perpetual PIERS are listed, we may be unable to continue to satisfy the listing requirements, including in the event that holders are deemed not to have appointing rights. In such case, holders will not be eligible for reduced rates of tax on dividends paid by us on our Perpetual PIERS. Dividends on our perpetual preference shares will be, and, if our Perpetual PIERS are not listed on the NYSE, dividends on our Perpetual PIERS would be, subject to tax at ordinary income rates. See "Material Tax Considerations—Taxation of Shareholders—Taxation of Distributions."

If we increase the cash dividend on our ordinary shares, holders may be deemed to have received a taxable dividend on our Perpetual PIERS or perpetual preference shares without the receipt of any cash.

If we increase the cash dividend on our ordinary shares, an adjustment to the conversion rate will result, and holders may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. See "Material Tax Considerations—Taxation of Shareholders—Adjustment to Conversion Rate."

If we do not close the concurrent offering of our ordinary shares, the market price of our Perpetual PIERS may be adversely affected.

The separate offerings of our Perpetual PIERS and our ordinary shares are not conditioned upon each other. Consequently, we may close the offering of our Perpetual PIERS without closing the concurrent offering of our ordinary shares. A failure to close the concurrent offering of our ordinary shares may have an adverse effect on the market price of our Perpetual PIERS.

Risks Related to Our Ordinary Shares

Future sales of ordinary shares may affect their market price and the future exercise of options may result in immediate and substantial dilution.

As of December 1, 2005, there were 86,945,619 ordinary shares outstanding. Of these shares, a substantial majority are freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

On October 24, 2005, we filed a universal shelf registration statement relating to the ordinary shares to be issued from time to time by the Company and 39,244,985 ordinary shares to be issued by selling shareholders named in such registration statement. The offering of ordinary shares to which this prospectus supplement relates is being made under such registration statement, and other ordinary shares registered under such registration statement may also be available for sale in the public markets.

We have entered into an amended and restated registration rights agreement, dated November 14, 2003, with The Blackstone Group ("Blackstone"), Wellington, Candover Partners Limited, Mourant & Co. Trustees Limited, Credit Suisse First Boston Private Equity ("CSFB Private Equity"), Montpelier Re, the Names' Trustee (as defined below), 3i Group plc, Phoenix Equity Partners, Olympus Partners and The Lexicon Partnership LLP, pursuant to which we may be required to register our ordinary shares held by such parties under the Securities Act. At any time any such shareholder party or group of shareholders (other than directors, officers or employees of the Company) that holds in the aggregate at least $50 million of our shares has the right to request registration for a public offering of all or a portion of its shares, subject to the limitations and restrictions provided in the agreement. We may effect any such future registration request under the Form F-3, in which case the related public offering may occur on short notice. Any announcement relating to a registration, offering or sale of our ordinary shares, under the Form F-3 or otherwise, could adversely affect the market price of our ordinary shares.

With respect to any outstanding ordinary shares that have not been registered, they may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell the shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours. A large percentage of our initial investors have held a portion of our ordinary shares for at least two years, although some of those investors may be deemed our affiliates. Moreover, as of December 1, 2005, an additional 5,209,951 ordinary shares were issuable upon the full exercise on a cash basis of outstanding options by Wellington (the "Wellington Options") and Harrington Trust Limited, which name was changed to Appleby (Bermuda) Trust Limited effective October 1, 2004 (the "Names' Trustee"), as successor trustee of the Names' Trust, which holds the options; collectively with the Wellington Options, the "Investor Options") and shares for the benefit of the members of Syndicate 2020 who are not corporate members of Wellington. Wellington and the Names' Trustee may exercise their options on a cashless basis, which allows them to realize the economic benefit of the difference between the subscription price under the options and the then prevailing market price without having to pay the subscription price for any such ordinary shares in cash. Thus, the option holder receives fewer shares upon exercise. Ordinary shares issued upon the exercise of options on a cashless basis will be issued as a bonus issue of shares in accordance with section 40(2)(a) of the Companies Act. This section provides that the share premium account of a company may be applied in paying up shares issued to shareholders as fully paid shares. This cashless exercise feature may provide an incentive for Wellington and the Names' Trustee to exercise their options more quickly. In the event that the outstanding options to purchase ordinary shares are exercised, you will suffer immediate and substantial dilution of your investment.

In addition, we have filed a registration statement on Form S-8 under the Securities Act to register ordinary shares issued or reserved for issuance under our share incentive plan. Subject to the exercise of issued and outstanding options and shareholder agreements between the Company and individual employees, shares registered under the registration statement on Form S-8 may be available for sale into the public markets.

We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares. See "Description of Share Capital" in the accompanying prospectus.

There are provisions in our charter documents which may reduce or increase the voting rights of our ordinary shares.

In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the ordinary shares of a shareholder are treated as "controlled shares" (as determined under section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) of any U.S. Person and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares of such U.S. Person (a "9.5% U.S. Shareholder") shall be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our Bye-Laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board of directors may limit a shareholder's voting rights (including appointment rights, if any, granted to holders of our Perpetual PIERS or to holders of our perpetual preference shares) where it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder, and (ii) avoid certain material adverse tax, legal or regulatory consequences to us or any of our subsidiaries or any shareholder or its affiliates. "Controlled shares" includes, among other things, all shares of the Company that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). As of December 1, 2005, there were 86,945,619 ordinary shares outstanding, of which 8,259,833 ordinary shares would constitute 9.5% of the votes conferred by our issued and outstanding shares. A shareholder may own up to 8,259,833 ordinary shares without being subject to voting cutback provisions in our Bye-Laws.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. See "Description of Share Capital" in the accompanying prospectus. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our Bye-Laws provide that shareholders will be notified of their voting interests prior to any vote to be taken by them.

As a result of any reallocation of votes, voting rights of some of our shareholders might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in such shareholders becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the reallocation of the votes of our shareholders could result in some of the shareholders becoming subject to filing requirements under Section 16 of the Exchange Act in the event that the Company no longer qualifies as a foreign private issuer.

We also have the authority under our Bye-Laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated under the Bye-Laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate such shareholder's voting rights.

There are provisions in our Bye-Laws which may restrict the ability to transfer ordinary shares and which may require shareholders to sell their ordinary shares.

Our board of directors may decline to register a transfer of any ordinary shares if it appears to the board of directors, in their sole and reasonable discretion, after taking into account the limitations on voting rights contained in our Bye-Laws, that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders or their affiliates may occur as a result of such transfer.

Our Bye-Laws also provide that if our board of directors determines that share ownership by a person may result in material adverse tax consequences to us, any of our subsidiaries or any shareholder or its affiliates, then we have the option, but not the obligation, to require that shareholder to sell to us or to third parties to whom we assign the repurchase right for fair market value the minimum number of ordinary shares held by such person which is necessary to eliminate the material adverse tax consequences.

Laws and regulations of the jurisdictions where we conduct business could delay or deter a takeover attempt that shareholders might consider to be desirable and may make it more difficult to replace members of our board of directors and have the effect of entrenching management, and your ability to purchase more than 10% of our voting shares will be restricted.

Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of the securities of the company from and/or to a non resident, for as long as any equities securities of the company remain so listed. Notwithstanding the above general permission, we have obtained from the BMA their permission for the issue and free transferability of the ordinary shares in the Company, as long as the shares are listed on the NYSE or other appointed stock exchange, to and among persons who are non-residents of Bermuda for exchange control purposes and of up to 20% of the ordinary shares to and among persons who are residents in Bermuda for exchange control purposes. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement.

The FSA regulates the acquisition of "control" of any U.K. insurance company authorized under the FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares of a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of FSMA, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of 10% or more of our ordinary shares would therefore be considered to have acquired "control" of Aspen Re. Under FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must notify the FSA of his intention to do so and obtain the FSA's prior approval. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied both that the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application would constitute a criminal offense.

Under the North Dakota Insurance Holding Company statutes, if a holder would acquire beneficial ownership of 10% or more of our outstanding voting securities without the prior approval of the North Dakota Insurance Commissioner, then our North Dakota insurance subsidiary or the North Dakota Insurance Commission is entitled to injunctive relief, including enjoining any proposed acquisition, or seizing ordinary shares owned by such person, and such ordinary shares would not be entitled to be voted.

There can be no assurance that the applicable regulatory body would agree that a shareholder who owned greater than 10% of our ordinary shares did not, because of the limitation on the voting power of such shares, control the applicable Insurance Subsidiary. In addition, a shareholder who owns a percentage of our ordinary shares just below 10% may exceed the control thresholds of 10% under U.K. and North Dakota law due to the mandatory conversion provision of our Perpetual PIERS.

These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable. If these restrictions delay, deter or prevent a change of control, such restrictions may make it more difficult to replace members of our board of directors and may have the effect of entrenching management regardless of their performance.

We cannot pay a dividend on our ordinary shares unless the full dividends for the most recently ended dividend period on all outstanding Perpetual PIERS and perpetual preference shares have been declared and paid.

Our Perpetual PIERS and our perpetual preference shares will rank senior to our ordinary shares with respect to the payment of dividends. As a result, unless the full dividends for the most recently ended dividend period on all outstanding Perpetual PIERS and perpetual preference shares have been declared and paid (or declared and a sum (or, if we so elect, ordinary shares) sufficient for the payment thereof has been set aside), we cannot declare or pay a dividend (or declare and set aside a sum (or, if we so elect, ordinary shares) sufficient for the payment thereof) on our ordinary shares. Under the terms of Perpetual PIERS, these restrictions will continue until full dividends on all outstanding Perpetual PIERS and perpetual preference shares for four consecutive dividend periods have been declared and paid (or declared and a sum (or, if we so elect, ordinary shares) sufficient for the payment thereof has been set aside for payment).

A few large shareholders may be able to influence significant corporate actions.

As of September 30, 2005, we had four shareholder groups who owned approximately 41,410,376 ordinary shares (including the Wellington Options) representing approximately 57% of the beneficial ownership of our ordinary shares (assuming full exercise on a cash basis of Wellington Options). As a result of their ownership position, these shareholders voting together may have the ability to significantly influence matters requiring shareholder approval, including, without limitation, the election of directors and amalgamations, consolidations, changes of control of our company and sales of all or substantially all of our assets. If these shareholders were to act together, they would be able to exercise control over most matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. These actions may be taken even if they are opposed by the other shareholders.

U.S. persons who own our ordinary shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

The Companies Act, which applies to us, differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act which includes, where relevant, information on modifications thereto adopted under our Bye-Laws, applicable to us, which differ in certain respects from provisions of Delaware corporate law (which is representative of the corporate law of the various states comprising the United States). Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

Interested Directors. Under Bermuda law and our Bye-Laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be accountable to us for any benefit realized under that transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing, to the directors. In addition, our Bye-Laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which that director has an interest following a declaration of the interest under the Companies Act, unless the majority of the disinterested directors determine otherwise. Under Delaware law, the transaction would not be voidable if:

•	the material facts as to the interested director's relationship or interests were disclosed or were known to the board of directors and the board of directors in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

•	the material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction was specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•	the transaction was fair as to the corporation at the time it was authorized, approved or ratified.

Business Combinations with Large Shareholders or Affiliates. As a Bermuda company, we may enter into business combinations with our large shareholders or one or more wholly-owned subsidiaries, including asset sales and other transactions in which a large shareholder or a wholly-owned subsidiary receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders or other wholly-owned subsidiaries, without obtaining prior approval from our shareholders and without special approval from our board of directors. Under Bermuda law, amalgamations require the approval of the board of directors, and except in the case of amalgamations with and between wholly-owned subsidiaries, shareholder approval. However, when the affairs of a Bermuda company are being conducted in a manner which is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to a Bermuda court, which may make an order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or the company. If we were a Delaware company, we would need prior approval from our board of directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute. Bermuda law or our Bye-Laws would require board approval and, in some instances, shareholder approval of such transactions.

Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence a derivative action in our name to remedy a wrong done to us where an act is alleged to be beyond our corporate power, is illegal or would result in the violation of our memorandum of association or Bye-Laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with the action. Our Bye-Laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud of the director or officer or to recover any gain, personal profit or advantage to which the director or officer is not legally entitled. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with the action.

Indemnification of Directors and Officers. Under Bermuda law and our Bye-Laws, we may indemnify our directors, officers, any other person appointed to a committee of the board of directors or resident representative (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense, incurred or suffered by such persons by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of their duties; provided that such indemnification shall not extend to any matter which would render such indemnification void under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Anti-takeover provisions in our Bye-Laws could impede an attempt to replace or remove our directors, which could diminish the value of our ordinary shares.

Our Bye-Laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares it they are viewed as discouraging changes in management and takeover attempts in the future.

For example, our Bye-Laws contain the following provisions that could have such an effect:

•	election of directors is staggered, meaning that members of only one of three classes of directors are elected each year;

•	directors serve for a term of three years;

•	our directors may decline to approve or register any transfer of shares to the extent they determine, in their sole discretion, that any non-de minimis adverse tax, regulatory or legal consequences to Aspen Holdings, any of its subsidiaries, shareholders or affiliates would result from such transfer;

•	if our directors determine that share ownership by any person may result in material adverse tax consequences to Aspen Holdings, any of its subsidiaries, shareholders or affiliates, we have the option, but not the obligation, to purchase or assign to a third party the right to purchase the minimum number of shares held by such person solely to the extent that it is necessary to eliminate such material risk;

•	shareholders have limited ability to remove directors; and

•	if the ordinary shares of any U.S. Person constitute 9.5% or more of the votes conferred by the issued shares of Aspen Holdings, the voting rights with respect to the controlled shares of such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are incorporated under the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

We have been advised by Bermuda counsel that there is no treaty in force between the U.S. and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of our Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Risks Related to Taxation

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations and your investment.

The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given each of Aspen Holdings and Aspen Bermuda an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Aspen Holdings, Aspen Bermuda or any of their respective operations, shares, debentures or other obligations until March 28, 2016. Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016.

Our non-U.S. companies may be subject to U.S. tax that may have a material adverse effect on our results of operations and your investment.

If Aspen Holdings or any of its foreign subsidiaries were considered to be engaged in a trade or business in the United States, it could be subject to U.S. corporate income and additional branch profits taxes on the portion of its earnings effectively connected to such U.S. business, in which case its results of operations could be materially adversely affected (although its results of operations should not be materially adversely affected if Aspen Re is considered to be engaged in a U.S. trade or business solely as a result of the binding authorities granted to Aspen Re America, Aspen Management and Wellington Underwriting, Inc. ("WU Inc.").

Aspen Holdings and Aspen Bermuda are Bermuda companies, and Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services are U.K. companies. We intend to manage our business so that each of these companies will operate in such a manner that none of these companies will be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding tax on certain U.S. source investment income and the likely imposition of U.S. corporate income and additional branch profits tax on the profits attributable to the business of Aspen Re produced pursuant to the binding authorities granted to Aspen Re America and Aspen Management, as well as the binding authorities previously granted to WU Inc.) because none of these companies should be treated as engaged in a trade or business within the United States (other than Aspen Re with respect to the business produced pursuant to the Aspen Re

America, Aspen Management and prior WU Inc. binding authorities agreements). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service ("IRS") will not contend successfully that some or all of Aspen Holdings or its foreign subsidiaries is/are engaged in a trade or business in the United States based on activities in addition to the binding authorities discussed above.

Our non-U.K. companies may be subject to U.K. tax that may have a material adverse effect on our results of operations.

None of us, except for Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, is incorporated in the United Kingdom. Accordingly, none of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, should be treated as being resident in the United Kingdom for corporation tax purposes unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. Each of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, intends to manage our affairs so that none of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, is resident in the United Kingdom for tax purposes.

A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) attributable directly or indirectly to such permanent establishment.

Each of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services (which should be treated as resident in the United Kingdom by virtue of being incorporated and managed there), intends that we will operate in such a manner so that none of us, other than Aspen Re and Aspen U.K. Services, carries on a trade through a permanent establishment in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a permanent establishment, the U.K. Inland Revenue might contend successfully that any of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, are/is trading in the United Kingdom through a permanent establishment in the United Kingdom.

The United Kingdom has no income tax treaty with Bermuda. There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a permanent establishment but each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

If any of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us were to be treated as carrying on a trade in the United Kingdom through a permanent establishment, our results of operations could be materially adversely affected.

Holders of 10% or more of Aspen Holdings' shares may be subject to U.S. income taxation under the "controlled foreign corporation" ("CFC") rules.

If you are a "10% U.S. Shareholder" of a foreign corporation (defined as a U.S. Person (as defined below) who owns (directly, indirectly through foreign entities or "constructively" (as defined below)) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation), that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and you own shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year, you must include in your gross income for U.S. federal income tax purposes your pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. "Subpart F income" of a foreign insurance corporation typically includes foreign personal holding company income (such as interest dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income). A foreign corporation is considered a CFC if "10% U.S. Shareholders" own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of that foreign corporation, or the total value of all stock of that foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

For purposes of this discussion, the term "U.S. Person" means: (i) a citizen or resident of the United States, (ii) a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described under "Bye-laws" in Item 5(f) in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, incorporated by reference herein) and other factors, no U.S. Person who owns shares of Aspen Holdings directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively) 10% or more of the total voting power of all classes of shares of Aspen Holdings or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

U.S. Persons who hold our shares may be subject to U.S. income taxation at ordinary income rates on their proportionate share of our "related party insurance income" ("RPII").

If the RPII (determined on a gross basis) of any foreign Insurance Subsidiary were to equal or exceed 20% of that company's gross insurance income in any taxable year and direct or indirect insureds (and persons related to those insureds) own directly or indirectly through entities 20% or more of the voting power or value of Aspen Holdings, then a U.S. Person who owns any shares of the Company (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of such company's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date regardless of whether such income is distributed, in which case your investment could be materially adversely affected. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. The amount of RPII earned by a foreign Insurance Subsidiary (generally, premium and related investment income from the indirect or direct insurance or reinsurance of any direct or indirect U.S. holder of shares or any person related to such holder) will depend on a number of factors, including the identity of persons directly or indirectly insured or reinsured by the company. We believe that the direct or indirect insureds of the foreign Insurance Subsidiaries (and related persons) did not directly or indirectly own 20% or more of either the voting power or value of our shares in prior years of operation and we do not expect this to be the case in the foreseeable future. Additionally, we do not expect gross RPII of either foreign Insurance Subsidiary to equal or exceed

20% of its gross insurance income in any taxable year for the foreseeable future, but we cannot be certain that this will be the case because some of the factors which determine the extent of RPII may be beyond our control.

U.S. Persons who dispose of our shares may be subject to U.S. federal income taxation at the rates applicable to dividends on a portion of such disposition.

The RPII rules provide that if a U.S. Person disposes of shares in a foreign insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of gross RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as a dividend to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of our shares because the Company will not itself be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts, or otherwise, might have retroactive effect. The Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to us is uncertain.

U.S. Persons who hold our shares will be subject to adverse tax consequences if we are considered to be a passive foreign investment company ("PFIC") for U.S. federal income tax purposes.

If we are considered a PFIC for U.S. federal income tax purposes, a U.S. Person who owns any shares of the Company will be subject to adverse tax consequences including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed, in which case your investment could be materially adversely affected. In addition, if we were considered a PFIC, upon the death of any U.S. individual owning shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the shares that might otherwise be available under U.S. federal income tax laws. We believe that we are not, have not been, and currently do not expect to become, a PFIC for U.S. federal income tax purposes. We cannot assure you, however, that we will not be deemed a PFIC by the IRS. If we were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation.

U.S. tax-exempt organizations who own our shares may recognize unrelated business taxable income.

A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of the insurance income of either of the foreign Insurance Subsidiaries is allocated to the organization, which generally would be the case if either of the foreign Insurance Subsidiaries is a CFC and the tax-exempt shareholder is a U.S. 10% Shareholder or there is RPII, certain exceptions do not apply and the tax-exempt organization owns any shares of the Company. Although we do not believe that any U.S. Persons should be allocated such insurance income, we cannot be certain that this will be the case. U.S. tax-exempt investors are advised to consult their own tax advisors.

Changes in U.S. federal income tax law could materially adversely affect an investment in our shares.

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United

States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

The impact of Bermuda's letter of commitment to the Organization for Economic Cooperation and Development to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

The Organization for Economic Cooperation and Development (the "OECD"), has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated April 18, 2002 and updated as of June 2004, Bermuda was not listed as a tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

 FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and prospectus may include, and we may from time to time make, other verbal or written, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions. Statements that use the terms "believe," "do not believe," "anticipate," "expect," "plan," "estimate," "intend" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, uncertainties and other factors, our actual results could differ materially from those anticipated in the forward-looking statements, and the differences could be significant. The risks, uncertainties and other factors set forth below and under "Risk Factors" contained elsewhere in this prospectus supplement and other cautionary statements made in this prospectus supplement and prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement, prospectus and any documents incorporated by reference.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following:

•	the impact of acts of terrorism and related legislation and acts of war;

•	the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events such as Hurricanes Katrina, Rita and Wilma and the New Orleans flood, than our underwriting, reserving or investment practices have anticipated;

•	evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma and the New Orleans flood;

•	the level of inflation in repair costs due to limited availability of labor and materials after catastrophes;

•	the effectiveness of our loss limitation methods;

•	changes in the availability, cost or quality of reinsurance or retrocessional coverage;

•	the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models;

•	loss of key personnel;

•	a decline in our operating subsidiaries' ratings with S&P, A.M. Best or Moody's;

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio;

•	increased competition on the basis of pricing, capacity, coverage terms or other factors;

•	decreased demand for our insurance or reinsurance products and cyclical downturn of the industry;

•	changes in governmental regulations or tax laws in jurisdictions where we conduct business;

•	Aspen Holdings or Aspen Bermuda becomes subject to income taxes in the United States or the United Kingdom;

•	the effect on insurance markets, business practices and relationships of current litigation, investigations and regulatory activity by the New York State Attorney General's office and other authorities concerning contingent commission arrangements with brokers and bid solicitation activities;

•	the total industry losses resulting from Hurricanes Katrina, Rita and Wilma and the New Orleans flood;

•	the actual number of our insureds incurring losses from these storms; and

•	with respect to Hurricanes Katrina, Rita and Wilma, the limited actual loss reports received from our insureds to date, the preliminary nature of possible loss information received by brokers to date on behalf of cedants, our reliance on industry loss estimates and those generated by modeling techniques, the impact of these storms on our reinsurers, the amount and timing of reinsurance recoverables and reimbursements actually received by us from our reinsurers and the overall level of competition, and the related demand and supply dynamics as contracts come up for renewal.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement and prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise or disclose any difference between our actual results and those reflected in such statements.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus supplement or prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by the points made above. You should specifically consider the factors identified in this prospectus supplement and prospectus which could cause actual results to differ before making an investment decision.

 USE OF PROCEEDS

We expect the net proceeds to us from this Perpetual PIERS offering to be approximately $194 million (assuming a public offering price of $50 per Perpetual PIERS, and after deducting assumed underwriting discounts and commissions and expenses payable by us). In the event, the underwriter elects to exercise in full its overallotment option granted by us, we expect the net proceeds to us to be approximately an additional $29 million We expect that the net proceeds to us from the concurrent ordinary shares offering will be approximately $194 million (assuming a public offering price of $25.01 per share, the last reported sale price of our ordinary shares on the NYSE on December 5, 2005, and after deducting assumed underwriting discounts and commissions). In the event the underwriter elects to exercise in full its overallotment option granted by us, we expect the net proceeds to us to be approximately an additional $51 million. We expect to use the combined net proceeds to us from this Perpetual PIERS offering and the concurrent offering of ordinary shares by us to make contributions to the capital and surplus of our operating subsidiaries and for general corporate purposes. We will not receive any proceeds from the sale of our ordinary shares by the selling shareholder in the concurrent ordinary shares offering. The completion of this Perpetual PIERS offering is not conditioned on the completion of the offering of ordinary shares, and the completion of the offering of ordinary shares is not conditioned on the completion of this Perpetual PIERS offering.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization as of September 30, 2005 on an actual basis and on an adjusted basis to reflect (i) the concurrent issuance of the ordinary shares offered by us pursuant to a separate prospectus supplement assuming net proceeds of approximately $194 million based on assuming a public offering price of $25.01 per share (the last reported sale price of our ordinary shares on the NYSE on December 5, 2005), after deducting assumed underwriting discounts and commissions and expenses payable by us; and (ii) the issuance of the Perpetual PIERS being offered hereby, assuming net proceeds of approximately $194 million based on a public offering price of $50 per Perpetual PIERS, after deducting assumed underwriting discounts and commissions and expenses payable by us. The completion of this offering of our Perpetual PIERS is not conditioned on the completion of the offering of our ordinary shares, and the completion of the offering of our ordinary shares is not conditioned on the completion of this offering of our Perpetual PIERS. This table should be read in conjunction with the consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the twelve months ended December 31, 2004 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2005 incorporated by reference.

	As of September 30, 2005 (1)
	Actual	As Adjusted (2)
	($ in millions)
Debt Outstanding:
Long-term debt (senior unsecured notes)	$249.3	$249.3
Shareholders' Equity:
Ordinary shares, par value 0.15144558¢ each, 969,629,030 ordinary shares authorized, 69,342,486 ordinary shares issued and outstanding on an actual basis (3)	$1,100.2	$1,693.8
Perpetual preference shares, par value 0.15144558¢ each, 100,000,000 preference shares authorized, 0 preference shares issued and outstanding on an actual basis and 4,000,000 Perpetual PIERS as adjusted	—	194.0
Retained earnings	128.2	128.2
Accumulated other comprehensive loss, net of taxes	(4.5)	(4.5)
Total Shareholders' Equity	1,223.9	2,011.5
Total Capitalization	$1,473.2	$2,260.8

(1)	This table does not give effect to:

•	the options granted to Wellington for 3,781,120 non-voting shares and to the Names' Trustee for an additional 1,428,831 non-voting shares, which options are exercisable into non-voting shares and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon issuance;

•	4,501,395 options to purchase ordinary shares, 144,763 restricted share units, and 257,034 performance share awards granted to our employees under our share incentive plan as of September 30, 2005;

•	4,553,054 ordinary shares available for future grants and issuances under our share incentive plan as of September 30, 2005; and

•	the proposed purchase of 75,805 ordinary shares by the Company from the Names' Trustee under a Share Purchase Agreement dated November 23, 2005.

(2)	The "As Adjusted" column reflects:

•	the public offer and sale of 17,551,558 of our ordinary shares on October 11, 2005 including the deduction of underwriting discounts and our estimated offering expenses;

•	the issuance of 40,381 and 11,194 ordinary shares to the Names' Trustee and its beneficiaries on October 17, 2005 and November 15, 2005, respectively pursuant to the exercise of Investor Options;

•	the separate public offer and sale of our ordinary shares concurrent with this offering (which is not conditioned on this offering) including our estimated offering expenses; and

•	the public offer and sale of our Perpetual PIERS contemplated by this offering including our estimated offering expenses.

(3)	As of September 30, 2005, we had 69,342,486 ordinary shares outstanding. No non-voting shares or preference shares were outstanding as of September 30, 2005.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2004, 2003 and 2002 and the nine months ended September 30, 2005:

	As at September 30, 2005		As at December 31,
			2004	2003	2002 (3)
Ratio of earnings to fixed charges (1)(2)	(13.89	)x	38.9x	519.75x	—	(4)

(1)	For purposes of computing these ratios, earnings consist of net income before tax, excluding interest expense, net realized investment gains (losses) and net foreign exchange gains (losses). Fixed charges consist of interest expense, amortization of capitalized debt expenses, and an imputed interest component for rental expense.

(2)	We have no dividend bearing or other preference shares outstanding during the periods covered by the table listed above.

(3)	We were incorporated on May 23, 2002.

(4)	Not meaningful because Aspen Holdings had no debt financings outstanding as of such date.

DESCRIPTION OF PERPETUAL PIERS

The following description is a summary of certain provisions of the certificate of designation for our      % Perpetual Preferred Income Equity Replacement Securities (which we refer to as "Perpetual PIERS"). It is only a summary. We urge you to read the certificate of designation in its entirety because it and Bermuda law, and not this description, defines your rights as a holder of our Perpetual PIERS. A copy of the certificate of designation and the form of Perpetual PIERS share certificate will be filed as exhibits to our Current Report on Form 8-K that we intend to file with the SEC in connection with this offering and will also be available upon request from us as set forth under "Where You Can Find More Information."

When we refer to "us," "we" or "our" in this section, we refer only to Aspen Insurance Holdings Limited and not any of its subsidiaries.

General

Under our Bye-Laws, our board of directors is authorized, without further shareholder action, to issue up to 100,000,000 shares of preference shares, par value 0.15144558¢ per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. No preference shares are currently outstanding. At the closing of this offering, we will issue 4,000,000 Perpetual PIERS, which will constitute a series of our preference shares. In addition, we have granted the underwriter an option to purchase up to 600,000 additional Perpetual PIERS. See "Description of Share Capital" in the accompanying prospectus.

When issued, our Perpetual PIERS and our perpetual preference shares and ordinary shares issued upon the conversion of our Perpetual PIERS, if any, will be fully paid and non-assessable. Holders of our Perpetual PIERS will have no preemptive or preferential right to purchase or subscribe to shares, obligations, warrants or other securities of ours of any class.

Dividends on our Perpetual PIERS will be payable, on a non-cumulative basis, in cash, ordinary shares or a combination of cash and ordinary shares when, as and if declared by our board of directors out of funds legally available for the payment of dividends at an annual rate of % of the $50 liquidation preference per Perpetual PIERS.

Our Perpetual PIERS are subject to voluntary and mandatory conversion, but are not redeemable by us.

Ranking

Our Perpetual PIERS, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, rank:

•	senior to our ordinary shares and any other class of share capital or series of preference shares established after the original issuance date of our Perpetual PIERS, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with our Perpetual PIERS as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "junior shares");

•	on a parity, in all respects, with any class of share capital or series of preference shares established after the original issuance date of our Perpetual PIERS, including any perpetual preference shares issuable upon voluntary conversion of our Perpetual PIERS (as described under "Description of Perpetual Preference Shares"), the terms of which expressly provide that such class or series will rank on a parity with our Perpetual PIERS as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "parity shares"); and

•	junior to any class of share capital or series of preference shares established after the original issuance date of our Perpetual PIERS in accordance with the required affirmative vote or consent described in the next succeeding paragraph, the terms of which expressly provide that such class or series will rank senior to our Perpetual PIERS as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "senior shares"), and to all of our existing and future debt obligations.

While any Perpetual PIERS are outstanding, we may not authorize or issue any class or series of senior shares (or any security convertible into or exchangeable for senior shares) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Perpetual PIERS and any series of appointing preference shares (as defined under "Voting, Director Appointing and Other Rights") voting together as a single class. We may, however, without the consent of any holder of Perpetual PIERS, authorize, increase the authorized amount of, or issue any class or series of parity shares, or junior shares or authorize or issue any debt. See "Voting, Director Appointing and Other Rights" below.

Dividends

Dividends on our Perpetual PIERS will be payable, on a non-cumulative basis, in cash, ordinary shares or a combination of cash and ordinary shares, when, as and if declared by our board of directors out of funds legally available for the payment of dividends at the annual rate of       % of the $50 liquidation preference per Perpetual PIERS with respect to the dividend period, or portion thereof, ending on the day preceding the respective dividend payment date. We will pay dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends on our Perpetual PIERS quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on April 1, 2006. If any dividend payment date is not a business day (as defined below), then dividends will be payable on the first business day following such dividend payment date, without accrual to the actual dividend payment date.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issuance date of our Perpetual PIERS and will end on and exclude the April 1, 2006 dividend payment date. Dividends payable on our Perpetual PIERS for any full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and for any period other than a full dividend period will be computed on the basis of the actual number of days elapsed during the period.

We will pay dividends on our Perpetual PIERS to record holders as they appear on our Perpetual PIERS register at 5:00 p.m. (New York City time) on the immediately preceding December 15, March 15, June 15 and September 15 (each, a "dividend record date"). These dividend record dates will apply regardless of whether a particular dividend record date is a business day.

Dividends on our Perpetual PIERS will not be cumulative. Accordingly, if for any reason our board of directors does not declare a dividend on our Perpetual PIERS payable in respect of any dividend period, such dividend will not accumulate and holders of Perpetual PIERS will have no right to receive, and we will have no obligation to pay, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not we declare dividends on our Perpetual PIERS for any future dividend period.

Our Perpetual PIERS will rank senior to our junior shares (including our ordinary shares) with respect to the payment of dividends. As a result, unless the full dividends for the most recently ended dividend period on all outstanding Perpetual PIERS and parity shares have been declared and paid (or declared and a sum (or, if elected, ordinary shares) sufficient for the payment thereof has been set aside):

•	we cannot declare or pay a dividend (or declare and set aside a sum sufficient for the payment thereof) on our junior shares, including our ordinary shares; and

•	we cannot purchase, redeem or otherwise acquire for consideration, directly or indirectly, any junior shares (other than as a result of a reclassification of junior shares for or into other junior shares or the exchange or conversion of one share of junior shares for or into another share of junior shares).

These restrictions will continue until full dividends on all outstanding Perpetual PIERS and parity shares for four consecutive dividend periods have been declared and paid (or declared and a sum (or, if elected, ordinary shares) sufficient for the payment thereof has been set aside for payment).

For any dividend period in which dividends are not paid in full upon our Perpetual PIERS, all dividends declared for such dividend period with respect to our Perpetual PIERS and other parity shares shall be declared pro rata based on the respective aggregate liquidation preferences of such securities.

Our ability to declare and pay cash dividends and make other cash distributions with respect to our share capital, including our Perpetual PIERS, depends, in part, on the ability of our subsidiaries to pay dividends to us. In addition, our ability to declare and pay dividends may be limited by applicable Bermuda law. We may not declare or pay any cash dividend if we are in default under our five-year credit facility or if a default may result from the payment of cash dividends. In addition, our Insurance Subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay cash dividends to us. See "Risk Factors—Risks Related to our Perpetual PIERS and Perpetual Preference Shares—Our ability to pay cash dividends on our Perpetual PIERS and our perpetual preference shares depends on our subsidiaries' ability to distribute funds to us" and "—We may not be able to pay cash dividends on our Perpetual PIERS and our perpetual preference shares or redeem our perpetual preference shares because of limitations imposed by our five-year credit facility or Bermuda law" in particular, and "Risk Factors" generally.

"Business day" means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City or Bermuda generally are authorized or obligated by law or executive order to close.

Method of Payment of Dividends

Subject to certain restrictions, we may generally pay any dividend on our Perpetual PIERS:

•	in cash;

•	by delivery of our ordinary shares; or

•	through any combination of cash and our ordinary shares.

We will make each dividend payment on our Perpetual PIERS in cash, except to the extent we elect to make all or any portion of such payment in our ordinary shares. We will give the holders of our Perpetual PIERS notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in ordinary shares 10 trading days prior to the dividend record date for such dividend payment.

If we elect to make any such payment, or any portion thereof, in our ordinary shares, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 97% of the average closing sale price (as defined under "Mandatory Conversion") of our ordinary shares for a period of five consecutive trading days (as defined under "Mandatory Conversion") ending on the third trading day immediately prior to the dividend payment date for such dividend; provided, however, that we have a sufficient number of authorized shares.

No fractional ordinary shares will be delivered to the holders of our Perpetual PIERS. We will deliver cash in lieu of any fractional ordinary shares based on the closing sale price on the third trading day immediately preceding the delivery date.

Notwithstanding the above, we may not pay any portion of a dividend on our Perpetual PIERS by delivery of ordinary shares unless, prior to 5:00 p.m. (New York City time) on the business day immediately preceding the dividend payment date, the ordinary shares to be delivered as payment therefor have been:

•	registered under the Securities Act, if required, and if so, a shelf registration statement is effective to permit the resale of such ordinary shares by the holder thereof;

•	qualified or registered under applicable state securities laws, if required; and

•	approved for listing on the NYSE (or if our ordinary shares are not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our ordinary shares are then listed or, if our ordinary shares are not listed on a U.S. national or regional securities exchange, on The Nasdaq National Market).

Voting, Director Appointing and Other Rights

Voting Rights

The holders of our Perpetual PIERS will have no voting rights except as otherwise required by Bermuda law from time to time. See "Merger, Consolidation and Sale of Assets."

Notwithstanding our Bye-Laws, the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of our outstanding Perpetual PIERS and any series of appointing preference shares, voting together as a single class, will be required for the authorization or issuance of any class or series of senior shares (or any security convertible into or exchangeable for senior shares), and the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of our outstanding Perpetual PIERS will be required for amendments to our memorandum of association or our Bye-Laws that would materially adversely affect the rights of holders of our Perpetual PIERS. The authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of parity shares or junior shares will not require the consent of any holder of our Perpetual PIERS, and will not be deemed to materially adversely effect the rights of the holders of our Perpetual PIERS.

Director Appointing and Other Rights

Director Appointing Rights.    Whenever full dividends on any Perpetual PIERS shall have not been declared and paid for the equivalent of any six dividend periods, whether or not consecutive (a "nonpayment"), the holders of our Perpetual PIERS, together as a single class with holders of any and all other series of appointing preference shares (as defined below) then outstanding, will be entitled to the appointment (the "appointing rights") of a total of two additional members to our board of directors (each, a "preference share director"), provided that the appointment of any such directors shall not cause us to violate the corporate governance requirement of the NYSE as applied to U.S. issuers (or any other securities exchange or automated quotation system on which our securities may be then listed or quoted) that listed companies must have a majority of independent directors. In the case of a nonpayment, the number of directors on our board of directors shall automatically increase by two (to the extent such increase does not exceed the maximum number of directors permitted under our Bye-Laws; currently we have ten members of our board of directors and our Bye-Laws permit up to 15), and the new directors shall be selected by at least a majority of the aggregate liquidation preference of our Perpetual PIERS and any other appointing preference shares at a special meeting called at the request of the record holders of at least 20% of the aggregate liquidation preference of our Perpetual PIERS or of any other series of appointing preference shares. Our board of directors shall duly appoint the preference share directors selected by the holders of our Perpetual PIERS and any other appointing preference shares then outstanding and shall subject to our Bye-Laws determine which class of directors the preference share directors shall be a part of and shall allocate such preference share directors to the class having the longest term of office remaining at the time of such appointment. Each preference share director shall be entitled to one vote per director on any matter.

These appointing rights will continue until dividends on our Perpetual PIERS and any such series of appointing preference shares following the nonpayment shall have been fully declared and paid (or declared and a sum (or, if elected, ordinary shares) sufficient for the payment of such dividends shall have been set aside for payment) for at least four consecutive dividend periods. When the term of a class of directors of which any preference share director is a part is expiring, our board of directors shall set the size of such class of directors to be elected by our ordinary shareholders at a level to include such preference share director duly appointed by our board of directors upon the exercise of the appointing rights. We will use our best efforts to increase the number of directors constituting our board of directors to the extent necessary to effect these appointing rights.

"Appointing preference shares" mean any other class or series of our preference shares, including any perpetual preference shares issuable upon voluntary conversion of our Perpetual PIERS, ranking equally with our Perpetual PIERS either as to dividend rights or rights upon liquidation, winding-up or dissolution and upon which like appointing rights have been conferred and are exercisable.

If and when dividends for four consecutive dividend periods following a nonpayment have been paid in full (or declared and a sum (or, if elected, ordinary shares) sufficient for the payment of such dividends shall have been set aside), the holders of our Perpetual PIERS shall be divested of the appointing rights described above (subject to revesting in the event of each subsequent nonpayment, as described above) and, if such appointing rights for all other holders of appointing preference shares have terminated, the office of each preference share director so appointed shall, notwithstanding the class of directors such preference share director shall be a part of, automatically be vacated and the number of directors on our board of directors shall automatically decrease by two. In determining whether dividends have been fully paid for four consecutive dividend periods following a nonpayment, we may take into account any dividend we elect to pay for a dividend period after the regular dividend payment date for that period has passed. So long as a nonpayment shall continue, any vacancy in the office of a preference share director (other than prior to the initial appointment after a nonpayment) may be filled by our board of directors pursuant to an exercise of the appointing rights by the holders of Perpetual PIERS and any other appointing preference shares then outstanding.

Other Rights.     The certificate of designation of our Perpetual PIERS will contain provisions permitting our board of directors, to the extent permitted by applicable law, to modify the certificate of designation without the vote of the holders of our Perpetual PIERS for any of the following purposes to:

•	evidence the succession of another person to our obligations;

•	add to the covenants for the benefit of holders or to surrender any of our rights or powers under our Perpetual PIERS;

•	cure any ambiguity to correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders in any material respect; and

•	make any other provision with respect to such matters or questions arising under the certificate of designation which we may deem desirable and which will not adversely affect the interests of the holders in any material respect.

The certificate of designation will contain provisions permitting us, with the vote of the holders of at least a majority of the aggregate liquidation preference of our Perpetual PIERS outstanding at the time, to modify the terms of the certificate of designation or the rights, powers, preferences and privileges of the holders of our Perpetual PIERS. However, no such modification may, without the consent of the holder of each outstanding Perpetual PIERS affected by the modification (in addition to the written consent or the affirmative vote of the holders of at least a majority of the aggregate liquidation preference of our Perpetual PIERS outstanding at the time):

•	change any dividend payment date;

•	reduce the rate of dividends payable on our Perpetual PIERS when, as and if declared by our board of directors;

•	change any trigger with respect to mandatory conversion;

•	change the place or currency of payment;

•	impair the right to institute suit for the enforcement of our Perpetual PIERS;

•	adversely affect the holders' right to convert our Perpetual PIERS or reduce the settlement amounts payable or deliverable on conversion in any material respect; or

•	change the percentage of aggregate liquidation preference of our Perpetual PIERS whose holders must approve any amendment.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, holders of Perpetual PIERS will be entitled to receive out of our assets available for distribution to our shareholders, after satisfaction of liabilities to creditors and before any payment or distribution is made to holders of junior shares (including ordinary shares), a liquidation preference in the amount of $50 per Perpetual PIERS, plus any declared but unpaid dividends, without accumulation of any undeclared dividends, and any outstanding conversion obligation with respect to our Perpetual PIERS which have been converted prior to the date of our liquidation, winding-up or dissolution. Holders of our Perpetual PIERS will not be entitled to any other amounts from us, including any further participation in any distribution of our assets, after they have received in full their liquidation preference and declared but unpaid dividends.

If upon our voluntary or involuntary liquidation, winding-up or dissolution, our assets are not sufficient to pay in full the amounts payable with respect to the liquidation preference of our Perpetual PIERS and all parity shares, the amounts paid to the holders of our Perpetual PIERS and the parity shares will be paid pro rata in proportion to the full respective liquidation distributions to which they are entitled. In any such distribution, the "liquidation preference" of any holder of Perpetual PIERS means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of preference shares on which dividends accrue on a cumulative basis).

The certificate of designation will not contain any provision requiring funds to be set aside to protect the liquidation preference of our Perpetual PIERS even though it is substantially in excess of the par value thereof.

For purposes of this section, neither our merger nor our consolidation with or into any other person or entity, nor a sale, assignment, transfer, lease or conveyance of all or substantially all of our assets to any person or entity will be deemed a liquidation, winding-up or dissolution of us.

Optional Redemption

We may not redeem our Perpetual PIERS at our option.

Maturity

Our Perpetual PIERS do not have a stated maturity date. Accordingly, our Perpetual PIERS will remain outstanding indefinitely unless they are converted, whether pursuant to a voluntary conversion or a mandatory conversion.

Conversion Rights

Holders of Perpetual PIERS may at any time and from time to time convert their Perpetual PIERS based on an initial conversion rate of                ordinary shares per $50 liquidation preference per Perpetual PIERS. The conversion rate will be subject to adjustment from time to time as described under "Conversion Rate Adjustments." The initial conversion rate is equal to an initial conversion price of approximately $ per ordinary share. The prevailing conversion price on any day will equal $50 divided by the conversion rate in effect on that day.

Upon voluntary conversion of Perpetual PIERS, per Perpetual PIERS, we will deliver:

•	one perpetual preference share, $50 liquidation preference (see "Description of Perpetual Preference Shares"); and

•	a number of our ordinary shares, if any, equal to the sum of the daily settlement amounts for each day of the 20 settlement period trading days during the applicable stock settlement averaging period.

See "Settlement Upon Conversion."

For a description of our perpetual preference shares issuable upon conversion, see "Description of Perpetual Preference Shares." For a description of the ordinary shares, if any, issuable upon conversion, see "Description of Share Capital" in the accompanying prospectus.

The holders of our Perpetual PIERS at 5:00 p.m. (New York City time) on a dividend record date will be entitled to receive the dividend payment on those Perpetual PIERS, if declared, on the corresponding dividend payment date notwithstanding the conversion of such Perpetual PIERS following that dividend record date. However, Perpetual PIERS surrendered for voluntary conversion during the period between 5:00 p.m. (New York City time) on any dividend record date and 5:00 p.m. (New York City time) on the business day immediately preceding the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such Perpetual PIERS on that dividend payment date; provided, however, that we will return such payment to the holder if the dividend is not paid by us on such dividend payment date. A holder of Perpetual PIERS on a dividend record date who (or whose transferee) surrenders any Perpetual PIERS for voluntary conversion on the corresponding dividend payment date will receive the dividend declared and payable by us on our Perpetual PIERS on that dividend payment date, and the converting holder need not include payment in the amount of such dividend upon surrender of Perpetual PIERS for conversion. Except as provided above, we will make no other payment or adjustment upon conversion of Perpetual PIERS for unpaid dividends on converted Perpetual PIERS or for dividends on our perpetual preference shares or ordinary shares, if any, issued upon conversion.

Voluntary Conversion Procedures

If you hold a beneficial interest in global Perpetual PIERS, to convert (other than upon a mandatory conversion) you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program and, if required, pay funds equal to the dividend payable on the next dividend payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold certificated Perpetual PIERS, to convert you must:

•	complete and manually sign the conversion notice on the back of our Perpetual PIERS or a facsimile of the conversion notice;

•	deliver the completed conversion notice and our Perpetual PIERS to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required (as described above), pay funds equal to the dividend payment, if it has been declared, payable on the next dividend payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements; provided, however, that in connection with a conversion upon a fundamental change, the conversion date will be deemed to be the tenth business day (or up to the 20th business day if so required) following the fundamental change notice date (see "Conversion Rate Adjustments— Adjustment to Conversion Rate Upon a Fundamental Change"). Our Perpetual PIERS will be deemed to have been converted immediately prior to 5:00 p.m. (New York City time) on the conversion date.

Commencing on the conversion date, dividends will no longer be payable on our Perpetual PIERS surrendered for conversion and all rights of holders of such Perpetual PIERS will terminate except for the right to receive, per Perpetual PIERS, the payment of any dividend previously declared and one perpetual preference share and ordinary shares, if any.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our perpetual preference shares or ordinary shares, if any, if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of our perpetual preference shares or ordinary shares, if any, in a name other than your own. Certificates representing our perpetual preference shares or ordinary shares, if any, will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Mandatory Conversion

At any time on or after January 1, 2009, we may, at our option, cause our Perpetual PIERS, in whole but not in part, to be automatically converted. Upon a mandatory conversion, we will deliver,

per Perpetual PIERS, $50 in cash, in lieu of one perpetual preference share, and a number of ordinary shares, if any, as described under "Settlement Upon Conversion." We may exercise our mandatory conversion right only if:

•	the closing sale price of our ordinary shares equals or exceeds 130% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such 30-day period, ending on the trading day prior to our issuance of a press release announcing the mandatory conversion as described below; and

•	prior to issuing the press release, all declared and unpaid dividends shall have been paid.

In addition to the mandatory conversion provision described above, at any time on or after January 1, 2009, we may, at our option, cause our Perpetual PIERS to be automatically converted if:

•	there are fewer than 500,000 Perpetual PIERS outstanding; and

•	prior to issuing the press release, all declared and unpaid dividends shall have been paid.

As with the mandatory provision described above, upon a mandatory conversion, we will deliver, per Perpetual PIERS, $50 in cash and a number of ordinary shares, if any, as described under "Settlement Upon Conversion."

"Trading day" means a day during which trading in securities generally occurs on the NYSE or, if our ordinary shares are not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our ordinary shares are then listed or, if our ordinary shares are not listed on a U.S. national or regional securities exchange, on The Nasdaq National Market or, if our ordinary shares are not quoted on The Nasdaq National Market, on the principal other market on which our ordinary shares are then traded.

"Closing sale price" of our ordinary shares on any date means the closing price per ordinary share (or if no closing price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal U.S. national or regional securities exchange on which our ordinary shares are listed or, if our ordinary shares are not listed on a U.S. national or regional securities exchange, as reported by The Nasdaq National Market or, if our ordinary shares are not quoted on the Nasdaq National Market, as reported by the principal other market on which our ordinary shares are then traded. In the absence of such a report, the closing sale price shall be determined by a nationally recognized securities dealer retained by us for that purpose.

We intend that we will cause Perpetual PIERS to be automatically converted only if the aggregate cash settlement amount, which shall equal the product of $50 in cash and the number of Perpetual PIERS to be converted, is less than the net proceeds received by us from a new issuance of any securities which have equity characteristics for us equal to or greater than our Perpetual PIERS by us during the period commencing on the 180th calendar day prior to the mandatory conversion date to purchasers other than our affiliates.

Mandatory Conversion Procedures

To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service (or its successor) prior to 9:00 a.m. (New York City time) on the first trading day following any date on which the conditions described in either of the first two paragraphs of this "Mandatory Conversion" section are met, announcing such a mandatory conversion. We must also give notice of the mandatory conversion of our Perpetual PIERS by mail or by publication (with subsequent prompt notice by mail) to record holders at their addresses set forth in our Perpetual PIERS register not more than four business days after the date of the press release. The mandatory conversion date will be the date on which we issue the press release.

In addition to any information required by applicable law or regulation, the press release and notice of the mandatory conversion must state, as appropriate:

•	the mandatory conversion date;

•	the number of our Perpetual PIERS to be converted, which shall be all our Perpetual PIERS outstanding;

•	the conversion rate then in effect;

•	that the settlement amount per Perpetual PIERS shall equal $50 in cash and a number of ordinary shares to be determined during the applicable stock settlement averaging period; and

•	the date on which we expect to deliver the settlement amount to holders.

Commencing on the mandatory conversion date, dividends will no longer be payable on our Perpetual PIERS and all rights of holders of Perpetual PIERS will terminate except for the right to receive $50 in cash and ordinary shares, if any. We will make no payment or adjustment upon mandatory conversion of Perpetual PIERS for unpaid dividends on converted Perpetual PIERS or for dividends on the ordinary shares, if any, issued upon such conversion.

Settlement Upon Conversion

Upon voluntary conversion, we will deliver to the holders in respect of each Perpetual PIERS being converted a "settlement amount" equal to one perpetual preference share (see "Description of Perpetual Preference Shares") and a number of our ordinary shares, if any, equal to the sum of the daily settlement amounts (as defined below) for each of the 20 settlement period trading days (as defined below) during the applicable stock settlement averaging period. Upon mandatory conversion, we will deliver the same settlement amount, except that we will pay $50 in cash in lieu of our perpetual preference share. See "Risk Factors—Risks Related to Our Perpetual PIERS and Perpetual Preference Shares—The value of the consideration received by holders upon conversion of our Perpetual PIERS may differ from the conversion value of our Perpetual PIERS on the conversion date."

"Stock settlement averaging period" with respect to any Perpetual PIERS means the period of 20 consecutive settlement period trading days beginning on and including the second settlement period trading day after the conversion date.

"Daily settlement amount," for each Perpetual PIERS, for each of the 20 settlement period trading days during the stock settlement averaging period, shall equal, to the extent the daily conversion value exceeds $2.50, a number of ordinary shares equal to (A) the difference between the daily conversion value and $2.50 (which amount shall equal the $50 liquidation preference divided by 20), divided by (B) the closing sale price (as defined under "Mandatory Conversion") of our ordinary shares (or the consideration received in a fundamental change by holders of our ordinary shares) for such day.

"Daily conversion value" means, for each of the 20 settlement period trading days during the stock settlement averaging period, one-twentieth (1/20) of the product of (1) the applicable conversion rate and (2) the closing sale price of our ordinary shares (or the consideration received in a fundamental change by holders of our ordinary shares) on such day.

"Settlement period trading day" means a day during which:

•	trading in our ordinary shares generally occurs;

•	there is no market disruption event; and

•	a closing sale price for our ordinary shares is provided on the NYSE or, if our ordinary shares are not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our ordinary shares are then listed or, if our ordinary shares are not listed on a U.S. national or regional securities exchange, on The Nasdaq National Market or, if our ordinary shares are not quoted on The Nasdaq National Market, on the principal other market on which our ordinary shares are then traded;

provided, however, that if our ordinary shares are not traded on any market, then "settlement period trading day" shall mean a day the closing sale price can be obtained.

"Market disruption event" means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any settlement period trading day for our ordinary shares of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our ordinary shares or in any options, contracts or future contracts relating to our ordinary shares.

Upon any conversion, we will deliver the settlement amount to converting holders on the third business day immediately following the last day of the applicable stock settlement averaging period.

Notwithstanding the foregoing, a holder that converts in connection with a fundamental change will receive, per Perpetual PIERS surrendered for conversion, in addition to any ordinary shares, on such third business day immediately following the last day of the applicable stock settlement averaging period:

•	in the event that we opt to redeem our perpetual preference shares, $50 in cash in lieu of our perpetual preference share, as described under "Description of Perpetual Preference Shares—Optional Redemption;"

•	in the event that we do not opt to redeem our perpetual preference shares and such holder has elected to participate in the remarketing and the remarketing is successful (or we terminate the remarketing and therefore redeem our perpetual preference shares), $50 in cash in lieu of our perpetual preference share, as described under "Description of Perpetual Preference Shares—Remarketing;"

•	in the event that a final failed remarketing occurs and such holder has elected to participate in the remarketing, a perpetual preference share on which dividends are payable from the third business day at the reset rate, as described under "Description of Perpetual Preference Shares—Dividend Rate:" or

•	in the event that we do not opt to redeem our perpetual preference shares and such holder has not elected to participate in the remarketing, a perpetual preference share on which dividends are payable from the third business day at the reset rate (assuming that other holders elected to participate in the remarketing and that we did not terminate the remarketing), as described under "Description of Perpetual Preference Shares—Dividend Rate."

To facilitate this settlement on such third business day, upon a conversion during such ten business day period (or up to such 20 business day period if so required) and election during such period to participate in a remarketing, we will issue our perpetual preference shares on the date of election to participate in a remarketing (rather than such third business day immediately following the last day of the applicable stock settlement averaging period) and deliver such perpetual preference shares on behalf of the holders to an agent to be determined at that time by us, in the case of our optional redemption of our perpetual preference shares, or to the remarketing agent, in the case of a remarketing of our perpetual preference shares. Notwithstanding this early issuance of our perpetual preference shares, the holders will not receive the redemption price (in the event of a redemption), the remarketing proceeds less the remarketing agent's fee (in the event of a successful remarketing) or our perpetual preference shares (in the event of a final failed remarketing) until such third business day immediately following the last day of the applicable stock settlement averaging period.

Fractional Shares

No fractional ordinary share or securities representing a fractional ordinary share will be issued upon conversion, whether voluntary or mandatory. We will deliver cash in lieu of any fractional interest in an ordinary share resulting from conversion based on the closing sale price on the trading day immediately preceding the conversion date.

Voting Limitations

In general, each ordinary share, if any, that holders receive upon conversion shall have one vote per ordinary share. However, if and for so long as the ordinary shares of a shareholder are treated as "controlled shares" (as defined under the Code) of any U.S. Person (as defined under the Code) and such controlled shares constitute 9.5% or more of the votes conferred by our outstanding ordinary shares, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%, pursuant to a formula specified in our Bye-Laws. In addition, our board of directors may limit a shareholder's voting rights (including appointing rights, if any, granted to holders of our Perpetual PIERS or to holders of our perpetual preference shares) when it deems it appropriate to do so to avoid (i) the existence of U.S. Person owning 9.5% of our voting power and (ii) certain material adverse tax, legal or regulatory consequences to us, our subsidiaries, our ordinary shareholders or their affiliates. See "Risk Factors—Risks Related to Our Ordinary Shares—There are provisions in our charter documents which may reduce or increase the voting of our ordinary shares" and "Description of Share Capital—Voting Adjustments" in the accompanying prospectus.

Conversion Rate Adjustments

The conversion rate is subject to adjustment (in accordance with formulas set forth in the certificate of designation) for certain events, including:

(1)	any dividend or distribution payable in our ordinary shares on any class of our share capital other than our Perpetual PIERS;

(2)	any subdivision, combination or reclassification of our ordinary shares;

(3)	any issuance to all or substantially all holders of ordinary shares of rights or warrants entitling them to subscribe for or purchase, for a period of up to 45 calendar days, our ordinary shares or securities convertible into or exchangeable for our ordinary shares at less than the average closing sale price of our ordinary shares for a five consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance of such rights or warrants; provided that the conversion rate will be readjusted to the extent that any of the rights or warrants are not exercised prior to their expiration;

(4)	any distribution to all or substantially all holders of our ordinary shares, shares of our share capital, evidences of our indebtedness or assets, including securities, but excluding:

•	the rights and warrants referred to in clause (3);

•	any dividend or distribution in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance pursuant to the penultimate paragraph in this subsection;

•	any dividend or distribution paid exclusively in cash; or

•	any dividend or distribution referred to in clause (1).

(5)	any dividend or distribution by us consisting exclusively of cash to all or substantially all holders of our ordinary shares, excluding any dividend or distribution made in connection with our liquidation, winding-up or dissolution or any quarterly cash dividend on our ordinary shares to the extent that the aggregate cash dividend per ordinary share in any quarterly period does not exceed $0.15 (the "dividend threshold amount"), in which event the conversion rate will be adjusted by multiplying:

•	the conversion rate then in effect by

•	a fraction, the numerator of which will be the average closing sale price of our ordinary shares for a five consecutive trading day period ending on the trading day immediately preceding the date of determination minus the dividend threshold amount and the denominator of which will be the average closing sale price of our ordinary shares for a five consecutive trading day period ending on the trading day immediately preceding the date of determination minus the amount per share of such dividend or distribution.

If an adjustment made to the conversion rate is required to be made under this clause as a result of a cash dividend or distribution that is not a regular quarterly dividend, then the dividend threshold amount will be deemed to be zero. Notwithstanding the foregoing, in no

event will the conversion rate be greater than         (which number shall equal the quotient obtained by dividing the liquidation preference per Perpetual PIERS by the closing sale price of our ordinary shares on the date of this prospectus supplement), subject to adjustment in accordance with clauses (1), (2), (3) and (4) above or clause (6) below.

The dividend threshold amount is subject to adjustment under the same circumstances under which the conversion rate is subject to adjustment; provided, however, that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5); or

(6)	any purchase of our ordinary shares pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per ordinary share exceeds the closing sale price of our ordinary shares on the trading any next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

Except as provided in the next sentence upon a mandatory conversion or with respect to an adjustment in connection with clause (5) above, no adjustment of the conversion rate will be required unless such adjustment would require an increase or decrease of at least 1.0% of the conversion rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such conversion rate; provided, however, that regardless of whether such aggregate adjustments amount to 1.0% or more of the conversion rate, we will make all such adjustments immediately prior to mandatory conversion and annually on the anniversary of the original issuance date of our Perpetual PIERS with respect to adjustments to be made to the conversion rate in connection with clause (5) above.

If a taxable distribution to holders of our ordinary shares or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our ordinary shares. See "Material Tax Considerations—Taxation of Shareholders—Adjustment to Conversion Rate."

We may from time to time, to the extent permitted by law, increase the conversion rate of our Perpetual PIERS by any amount for any period of at least 20 business days. In that case, we will give at least 15 calendar days' prior notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above in clauses (1) through (6), as our board of directors deems advisable to avoid or diminish any income tax to holders of our ordinary shares resulting from any dividend or distribution of ordinary shares (or rights to acquire ordinary shares) or from any event treated as such for income tax purposes.

Except as stated above, we will not adjust the conversion rate for the issuance of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares or carrying the right to purchase any of the foregoing.

In the event that we distribute shares of share capital of a subsidiary of ours pursuant to clause (4) above, the conversion rate will be adjusted, if at all, based on the market price of the subsidiary stock so distributed relative to the market price of our ordinary shares, in each case over a measurement period following the distribution.

If we:

•	reclassify or change our ordinary shares (other than changes resulting from a subdivision or combination); or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets to another person, and the holders of our ordinary shares receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for our ordinary shares, each outstanding Perpetual PIERS will become, without the consent of the holders of our Perpetual PIERS, convertible based on the consideration the holders of our ordinary shares received in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (assuming such holder of ordinary shares received proportionately the same consideration received by all ordinary share holders in the aggregate), except in the limited case of a public acquirer fundamental change where we elect to have our Perpetual PIERS convertible based on a conversion rate of a number of shares of public acquirer common stock (as defined under "—Conversion After a Public Acquirer Fundamental Change"). In all cases, the provisions above under "Settlement Upon Conversion" relating to the satisfaction of the conversion obligation shall continue to apply with respect to the calculation of the settlement amount. As a result of these provisions, we may not effect any such transaction unless its terms do not conflict with the foregoing.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release through Business Wire containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

Adjustment to Conversion Rate Upon a Fundamental Change

We must give notice of each fundamental change (as defined below) to all record holders on a day ("the fundamental change notice date") that is within five business days after the effective date of the fundamental change (the "effective date"). The notice must state:

•	the fundamental change that has occurred;

•	if applicable, whether the public acquirer option (as defined below under "—Conversion After a Public Acquirer Fundamental Change") is being elected;

•	the conversion rate then in effect;

•	that, if a holder converts its Perpetual PIERS in connection with a fundamental change, it will receive the settlement amount specified in the last paragraph under this "—Adjustment to Conversion Rate Upon a Fundamental Change" section, unless the public acquirer option has been elected, and it may elect to tender for sale in a remarketing our perpetual preference shares such holder will receive as part of the settlement amount;

•	the date by which a holder must convert its Perpetual PIERS to have converted in connection with a fundamental change; and

•	the starting and ending dates of the stock settlement averaging period.

For a description of the remarketing of our perpetual preference shares upon a fundamental change, see "Description of Perpetual Preference Shares—Remarketing."

A "fundamental change" will be deemed to have occurred upon the occurrence of any of the following:

(1)	the consolidation or merger of us with or into any other person (as this term is used in Section 13(d)(3) of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than:

(a)	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of our outstanding share capital; and

•	pursuant to which the holders of 50% or more of the total voting power of all our share capital entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all the share capital entitled to vote generally in elections of directors of the continuing or surviving entity immediately after giving effect to such transaction (without giving effect to any adjustment of voting powers as provided in our Bye-Laws); or

(b)	any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding ordinary shares solely into ordinary shares or shares of common stock of the surviving entity.

(2)	the adoption of a plan the consummation of which would result in our liquidation, winding-up or dissolution;

(3)	the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting stock (without giving effect to any adjustment of voting powers as provided in our Bye-Laws); or

(4)	the first day on which a majority of the members of our board of directors (exclusive of any preference share directors) are not continuing directors; or

(5)	the termination of trading of our ordinary shares, which will be deemed to have occurred if our ordinary shares (or other common stock into which our Perpetual PIERS becomes convertible) are neither listed for trading on a U.S. national securities exchange nor approved for listing on The Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such ordinary shares are so listed or approved for listing in the United States.

The phrase "all or substantially all" of our assets is likely to be interpreted by reference to applicable Bermuda law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of "all or substantially all" of our assets.

"Continuing directors" means, as of any date of determination, any member of our board of directors who:

•	was a member of the board of directors on the original issuance date of our Perpetual PIERS; or

•	was thereafter nominated for election by our board of directors or appointed by directors so nominated from time to time.

In the event of a fundamental change deemed to have occurred upon a termination of trading of our ordinary shares under clause (5) above, we must obtain the permission of the BMA prior to:

•	issuing perpetual preference shares or ordinary shares, if any, in the settlement of our conversion obligation upon conversion of our Perpetual PIERS; and

•	transferring any perpetual preference shares in connection with a remarketing, as described under "Description of Perpetual Preference Shares—Remarketing," or any other sale.

In such event, we agree to use our commercially reasonable efforts to obtain the required permission of the BMA as expeditiously as possible.

If and only to the extent holders voluntarily convert their Perpetual PIERS in connection with any fundamental change, as described above, the conversion rate will be increased as described below. The number of additional ordinary shares by which the conversion rate is increased (the "additional ordinary shares") will be determined by reference to the table below, based on the effective date and the price (the "ordinary share price") paid per our ordinary share in such transaction involving a fundamental change. If holders of our ordinary shares receive only cash in such transaction, the price paid per ordinary share will be the cash amount paid per share. Otherwise, the price paid per ordinary share will be the average of the closing sale prices of our ordinary share on the five trading days prior to but not including the effective date of such transaction.

A conversion of our Perpetual PIERS by a holder will be deemed for these purposes to be "in connection with" a fundamental change if the conversion notice is received by the conversion agent at any time during the period beginning at 9:00 a.m. (New York City time) on the business day immediately following the related fundamental change notice date and ending at 5:00 p.m. (New York City time) on the tenth business day (provided, however, that such tenth business day may be extended up to the 20th business day to the extent required by applicable law in effect at that time) immediately following the related fundamental change notice date.

The number of additional ordinary shares will be adjusted in the same manner, as and as of any date on which, the conversion rate of our Perpetual PIERS is adjusted as described above under "Conversion Rate Adjustments." The ordinary share prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the ordinary share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the ordinary share price and number of additional ordinary shares by which the conversion rate shall be adjusted:

Ordinary Share Price

Effective Date	$	$	$	$	$	$	$	$	$	$
, 2006
, 2007
, 2008
, 2009
, 2010
, 2011
Thereafter

The exact ordinary share price and effective date may not be set forth on the table, in which case, if the ordinary share price is between two ordinary share price amounts on the table or the effective date is between two dates on the table, the number of additional ordinary shares will be determined by straight-line interpolation between the number of additional ordinary shares set forth for the higher and lower ordinary share price amounts and the two effective dates, as applicable, based on a 360-day year.

If the ordinary share price is:

•	in excess of $ per ordinary share (subject to adjustment), no additional ordinary shares will be issued upon conversion;

•	less than $ per share (subject to adjustment), no additional ordinary shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the conversion rate exceed  (which number shall equal the quotient obtained by dividing the liquidation preference per Perpetual PIERS by the closing sale price of our ordinary shares on the date of this prospectus supplement), subject to adjustments in the same manner as the conversion rate.

Any conversion that entitles the converting holder to an adjustment to the conversion rate as described in this section shall be settled as described under "Settlement Upon Conversion" above.

Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

If a holder converts its Perpetual PIERS in connection with a fundamental change (except if we elect the public acquirer option) at any time during the period beginning at 9:00 a.m. (New York City time) on the business day immediately following the fundamental change notice date and ending at 5:00 p.m. (New York City time) on the tenth business day (provided, however, that such tenth business day may be extended up to the 20th business day to the extent required by applicable law in effect at that time) immediately following the fundamental change notice date, the holder will receive in settlement of our conversion obligation, per $50 liquidation preference of Perpetual PIERS, one perpetual preference share and ordinary shares, if any, including any additional ordinary shares as described above (or the consideration received in the fundamental change by holders of our ordinary shares). In addition, during such ten business day period (or up to such 20 business day period if so required), a holder may elect to participate in a remarketing of our perpetual preference shares which will be effected unless we opt to redeem our perpetual preference shares. For a description of the remarketing of our perpetual preference shares, see "Description of Perpetual Preference Shares—Remarketing."

Conversion After a Public Acquirer Fundamental Change

Notwithstanding the foregoing, in the case of a fundamental change constituting a public acquirer fundamental change (as defined below), in lieu of increasing the conversion rate by the number of additional ordinary shares as described in "—Adjustment to Conversion Rate Upon a Fundamental Change" above, the public acquirer may elect to adjust the conversion rate and the related conversion obligation (the "public acquirer option") such that from and after the fundamental change notice date, holders of our Perpetual PIERS will be entitled to convert their Perpetual PIERS (subject to the satisfaction of the conditions to conversion described under "Conversion Rights") based on a conversion rate of a number of shares of public acquirer common stock (as defined below) calculated by adjusting the conversion rate in effect immediately before the public acquirer fundamental change by multiplying it by a fraction:

•	the numerator of which will be:

(i)	in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our ordinary shares are converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per ordinary share; or

(ii)	in the case of any other public acquirer fundamental change, the average of the closing sale prices of our ordinary shares for the five consecutive trading days prior to but excluding the effective date of such public acquirer fundamental change, and

•	the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer fundamental change.

We are required to notify holders of our election of the public acquirer option in the notice of fundamental change, which must be sent to holders on a day that is within five business days after the effective date.

A "public acquirer fundamental change" means a fundamental change in which the acquirer has a class of common stock, ordinary shares or American Depositary Shares traded on a U.S. national securities exchange or quoted on The Nasdaq National Market or that will be so traded or quoted when issued or exchanged in connection with the fundamental change (the "public acquirer common stock"). If an acquirer does not itself have a class of common stock, ordinary shares or American Depositary Shares satisfying the foregoing requirement, it will be deemed to have "public acquirer common stock" if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock, ordinary shares or American Depositary Shares satisfying the foregoing requirement, provided that such corporation has taken all necessary action to ensure that upon conversion of our Perpetual PIERS into such class of common stock, ordinary shares or American Depositary Shares, such class of common stock, ordinary shares or American Depositary Shares will not be treated as "restricted securities" and will otherwise be eligible for immediate sale in the public market by non-affiliates of ours absent a registration statement, in which case all references to public acquirer common stock will refer to such class of common stock, ordinary shares or American Depositary Shares. Majority owned for these purposes means having "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity's capital stock that are entitled to vote generally in the election of directors.

If the public acquirer so elects, upon a public acquirer fundamental change, holders may convert their Perpetual PIERS (subject to the satisfaction of the conditions to conversion described under

"—Conversion Rights—Voluntary Conversion Procedures") at the adjusted conversion rate of shares of public acquirer common stock described in the first paragraph in this "Conversion After a Public Acquirer Fundamental Change" section but will not be entitled to an increase in the conversion rate of ordinary shares as described under "—Adjustment to Conversion Rate Upon a Fundamental Change."

Increase in Conversion Rate Upon a Share Trigger

After January 1, 2009, if for 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of a fiscal quarter of our company, the closing sale price of our ordinary shares exceeds 200% of the then prevailing conversion price, then the conversion rate then in effect will increase by one-quarter of an annual rate equal to     % (which number shall equal our comparable yield for nonconvertible preference shares plus a number of basis points which we currently expect to be 100), effective on the last day of the next fiscal quarter. The increased conversion rate will remain in effect thereafter. Furthermore, for each subsequent fiscal quarter in which for 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of such fiscal quarter, the closing sale price of our ordinary shares exceeds 200% of the then prevailing conversion price, then the conversion rate then in effect will again increase by one-quarter of an annual rate equal to   % (which shall be the same rate as described above), effective on the last day of the next fiscal quarter.

Notwithstanding the foregoing, in no event will the conversion rate exceed               (which number shall equal the quotient obtained by dividing the liquidation preference per Perpetual PIERS by the closing sale price of our ordinary shares on the date of this prospectus supplement), subject to adjustment in accordance under "Conversion Rate Adjustments."

Merger, Consolidation and Sale of Assets

The certificate of designation will provide that we will not merge with or into, consolidate with or convert into any other person or entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets into any person or entity, unless, among other things:

•	either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States, a state thereof, the District of Columbia, Bermuda or any country which is, on the date of the certificate of designation, a member of the OECD and our Perpetual PIERS are exchanged for or converted into and shall become Perpetual PIERS of the successor corporation with substantially the same rights, powers, preferences and privileges; and

•	we or that successor corporation is not, immediately after such merger, consolidation, conversion, sale, assignment, transfer, lease, or conveyance, in default of any obligation under our Perpetual PIERS.

Under Bermuda law, the holders of our Perpetual PIERS will be entitled to vote on our merger or consolidation with or into any other person or entity, together with all other holders of our share capital, but will not be entitled to vote on our sale, assignment, transfer, lease or conveyance of all or substantially all of our assets to any other person or entity.

Book-Entry, Delivery and Form

We will initially issue our Perpetual PIERS in the form of one or more global securities. The global securities will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of the DTC. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with the DTC or indirectly through organizations which have accounts with DTC.

Perpetual PIERS that are issued as described below under "Certificated Perpetual PIERS" will be issued in definitive form. Upon the transfer of Perpetual PIERS in definitive form, such Perpetual

PIERS will, unless the global securities have previously been exchanged for Perpetual PIERS in definitive form, be exchanged for an interest in the global securities representing the liquidation preference of Perpetual PIERS being transferred.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriter), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies ("indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of the global securities with, or on behalf of, DTC, DTC will credit, on its book-entry registration and transfer system, the liquidation preference of our Perpetual PIERS represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriter of such Perpetual PIERS. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as DTC, or its nominee, is the registered holder and owner of the global securities, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of our Perpetual PIERS evidenced by the global certificates for all purposes of such Perpetual PIERS and the certificate of designation. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have our Perpetual PIERS represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Perpetual PIERS in definitive form and will not be considered to be the owner or holder of any Perpetual PIERS under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

All payments on Perpetual PIERS represented by the global securities registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that DTC or its nominee, upon receipt of any payment on the global securities, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Perpetual PIERS or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Perpetual PIERS

Subject to certain conditions, our Perpetual PIERS represented by the global securities is exchangeable for certificated Perpetual PIERS in definitive form of like tenor as such Perpetual PIERS if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global securities or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) we in our discretion at any time determine not to have all of our Perpetual PIERS represented by the global securities. Any Perpetual PIERS that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Perpetual PIERS issuable for such number of Perpetual PIERS and registered in such names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of Perpetual PIERS and registered in the name of DTC or its nominee.

Transfer Agent, Paying Agent, Conversion Agent and Registrar

The transfer agent, paying agent, conversion agent and registrar for our Perpetual PIERS is Mellon Investor Services LLC.

Calculations in Respect of Our Perpetual PIERS

We will be responsible for making all calculations called for under our Perpetual PIERS. These calculations include, but are not limited to, determinations of the dividends payable on our Perpetual PIERS, the closing sale price of our ordinary shares, the amount of any adjustments to the conversion rate, the conversion price and the settlement amount deliverable upon conversion. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of our Perpetual PIERS. We will provide a schedule of these calculations to the paying agent or conversion agent, as applicable, and the paying agent or conversion agent, as applicable, is entitled to rely upon the accuracy of our calculations without independent verification.

Listing

We have applied to have our Perpetual PIERS listed on the NYSE under the symbol "  ." If approved for listing, we expect that trading on the NYSE will commence within five trading days of the original issuance date of our Perpetual PIERS.

DESCRIPTION OF PERPETUAL PREFERENCE SHARES

The following description is a summary of certain provisions of the certificate of designation for our      % perpetual preference shares. It is only a summary. We urge you to read the certificate of designation in its entirety because it and Bermuda law, and not this description, defines your rights as a holder of our perpetual preference shares. A copy of the certificate of designation and the form of perpetual preference share certificate will be filed as exhibits to our Current Report on Form 8-K that we intend to file with the SEC in connection with this offering and will also be available upon request from us as set forth under "Where You Can Find More Information."

When we refer to "us," "we" or "our" in this section, we refer only to Aspen Insurance Holdings Limited and not any of its subsidiaries.

General

The terms of our perpetual preference shares are substantially similar in all material respects to the terms of our Perpetual PIERS, except that:

•	our perpetual preference shares will not be convertible;

•	our perpetual preference shares must be redeemed, in whole but not in part, on or after January 1, 2009, if we exercise our right to cause a mandatory conversion of our Perpetual PIERS or at any time if we exercise our right to terminate a remarketing;

•	our perpetual preference shares will be redeemable, at our option, in whole but not in part (i) at any time upon a fundamental change (as defined under "Description of Perpetual PIERS—Conversion Rate Adjustments—Adjustment to Conversion Rate Upon a Fundamental Change"); and (ii) on or after January 1, 2009, at any time; provided, further, that the optional redemption provisions may be altered in connection with a remarketing;

•	dividends will be payable on our perpetual preference shares at an annual rate equal to the dividend rate of our Perpetual PIERS so long as there has not been a remarketing; in connection with a remarketing, dividends will be payable from the reset effective date at the reset rate, as described under "Dividend Rate:"

•	our perpetual preference shares may, at the holder's election, be remarketed upon a fundamental change if we do not exercise our right to redeem; and

•	our perpetual preference shares will not be listed on any securities exchange.

When issued, our perpetual preference shares will be fully paid and non-assessable. Holders of our perpetual preference shares will have no preemptive or preferential right to purchase or subscribe to shares, obligations, warrants or other securities of ours of any class.

All terms used under this "Description of Perpetual Preference Shares" that are not defined herein shall have the meanings set forth under "Description of Perpetual PIERS."

Terms or Provisions that Differ From Our Perpetual PIERS

Conversion Rights

Holders of our perpetual preference shares may not convert their perpetual preference shares.

Redemption

Mandatory Redemption

We must redeem our perpetual preference shares, in whole but not in part, at a redemption price equal to the $50 liquidation preference per perpetual preference share, plus an amount equal to any declared but unpaid dividends, under two circumstances:

•	on or after January 1, 2009, if we exercise our right to cause a mandatory conversion of our Perpetual PIERS, as described under "Description of Perpetual PIERS—Mandatory Conversion;" or

•	at any time if we elect to terminate a remarketing on a day prior to a remarketing date, as described under "Remarketing—Remarketing Procedures."

We must give a written notice of redemption by first class mail to the record holders of our perpetual preference shares at their addresses set forth in our perpetual preference share register on the date:

•	we issue a press release announcing the mandatory conversion of our Perpetual PIERS, in the case of a redemption upon a mandatory conversion of our Perpetual PIERS; and

•	we elect to terminate a remarketing, in the case of a redemption upon a termination of a remarketing;

provided, that, in each case, if our perpetual preference shares are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC.

The redemption price shall be paid to holders of perpetual preference shares on the redemption date, which shall be the day that is:

•	the third business day after the last day of the applicable stock settlement averaging period, which shall commence on the second settlement period trading day after the date on which we issue a press release announcing a mandatory conversion of our Perpetual PIERS, in the case of a redemption upon a mandatory conversion of our Perpetual PIERS; or

•	the third business day after the applicable stock settlement averaging period, which shall commence on the second settlement period trading day after the last day of the remarketing election period, in the case of a redemption upon a termination of a remarketing.

Optional Redemption

We may redeem our perpetual preference shares, at our option, in whole but not in part, at a redemption price equal to the $50 liquidation preference per perpetual preference share, plus an amount equal to any declared but unpaid dividends, under two circumstances:

•	at any time, upon a fundamental change by giving a written notice of redemption, not earlier than the first trading day after the expiration of the remarketing election period (as defined under "Remarketing—Remarketing Procedures") and not later than the second trading day after the expiration of the remarketing election period, to the remarketing agent and by first class mail to the record holders of our perpetual preference shares at their addresses set forth in our perpetual preference share register; and

•	on or after January 1, 2009, at any time by giving a written notice of redemption, not less than 30 calendar days nor more than 60 calendar days prior to the redemption date, by first class mail to the record holders of our perpetual preference shares at their addresses set forth in our perpetual preference share register;

provided that, in each case, if our perpetual preference shares are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC.

The redemption price shall be paid to holders of perpetual preference shares on the redemption date, which shall be the day that is:

•	the third business day after the applicable stock settlement averaging period, which shall commence on the second settlement period trading day after the last day of the remarketing election period, in the case of a redemption upon a fundamental change; or

•	specified in the notice of redemption, in the case of a redemption not upon a fundamental change or a mandatory conversion of our Perpetual PIERS.

Redemption Procedures

If we opt to redeem our perpetual preference shares, we will give a written notice of redemption, which will include a statement setting forth:

•	the redemption date;

•	the number of our perpetual preference shares to be redeemed, which shall be all our perpetual preference shares outstanding;

•	the redemption price; and

•	if certificated perpetual preference shares have been issued, the place or places where holders may surrender certificates evidencing our perpetual preference shares for payment of the redemption price.

If notice of redemption has been given and if the paying agent holds on the redemption date cash (and ordinary shares in respect of payment of declared but unpaid dividends, if any) sufficient to pay the aggregate redemption price of our perpetual preference shares plus declared but unpaid dividends, then, as of the redemption date:

•	dividends will cease to be payable on such perpetual preference shares;

•	such perpetual preference shares shall no longer be deemed outstanding; and

•	all rights of the holders of such perpetual preference shares will terminate, except the right to receive the redemption price, plus an amount equal to any declared but unpaid dividends.

We intend that we will exercise our right to cause a mandatory conversion of our Perpetual PIERS, and accordingly trigger a mandatory redemption of our perpetual preference shares, only if the aggregate cash settlement amount upon mandatory conversion, and accordingly the aggregate redemption price, is less than the net proceeds received by us from new issuances by us of any securities which have equity characteristics for us equal to or greater than our Perpetual PIERS, and accordingly our perpetual preference shares, during the period commencing on the 180th day prior to the mandatory conversion date, and accordingly the mandatory redemption date, from purchasers other than our affiliates.

We intend that we will optionally redeem our perpetual preference shares only if the aggregate redemption price, which shall not include an amount equal to any declared but unpaid dividends and which shall equal the product of $50 and the number of perpetual preference shares to be redeemed, is less than the net proceeds received by us from new issuances by us of any securities which have equity characteristics for us equal to or greater than our perpetual preference shares during the period commencing on the 180th day prior to the redemption date from purchasers other than our affiliates.

Under Bermuda law, the source of funds that we, as a Bermuda company, may use to pay amounts to our shareholders on the redemption of their shares (1) in respect of the nominal or par value of those shares is limited to (a) the capital paid up on the shares being redeemed, (b) our funds otherwise available for payment of dividends or distributions or (c) the proceeds of a new issuance of shares made for purposes of the redemption and (2) in respect of the premium over the nominal par value of their shares is limited to (a) funds otherwise available for dividends or distributions or (b) the amounts credited to our share premium account before the redemption date of such shares.

Under Bermuda law, we, as a Bermuda company, may not redeem our perpetual preference shares if, on the date of the redemption, there are reasonable grounds for believing that we are, or after the redemption would be, unable to pay our liabilities as they become due. A minimum issued share capital of $12,000 must always be maintained.

Redemption Provisions in Connection with a Remarketing

In the event that upon a fundamental change we do not exercise our right to redeem our perpetual preference shares and holders of our perpetual preference shares elect to tender their perpetual preference shares for remarketing, we will determine the optional redemption provisions of such perpetual preference shares in connection with the remarketing; provided, however, that such provisions may not, in the reasonable judgment of the remarketing agent, adversely affect the remarketing. In the event a final failed remarketing (as defined under "Remarketing—Remarketing Procedures") occurs, whether or not after January 1, 2009, our perpetual preference shares will become redeemable, at our option, at any time.

Dividend Rate

In connection with a remarketing, as described below under "Remarketing," the rate at which dividends will be payable on our perpetual preference shares will be reset to a reset rate. The reset rate will become effective on the reset effective date, which is the third business day immediately following a successful remarketing (as defined under "Remarketing") or a final failed remarketing (as defined under "Remarketing—Remarketing Procedures"), as the case may be.

In the case of a successful remarketing, the reset rate will be the annual rate (rounded to the nearest one-thousandth (0.001) of one percent per year) which the remarketing agent determines, in its reasonable judgment, is the lowest fixed annual rate that will enable it to remarket all of our perpetual preference shares tendered for sale in a remarketing at a price equal to $50.50 per share plus an amount equal to any declared but unpaid dividends. However, we reserve the right to reset the dividend rate to a floating annual rate based on 3-month LIBOR (as defined below); provided that such determination may not, in the reasonable judgment of the remarketing agent, adversely affect the remarketing. In the case of a final failed remarketing, the reset rate will be a floating annual rate equal to 3-month LIBOR plus         basis points. Notwithstanding the foregoing, the reset rate will in no event be less than the original dividend rate on our perpetual preference shares, which equals the dividend rate on our Perpetual PIERS, and will not exceed the maximum rate permitted by applicable law.

In the event a successful remarketing does not occur on a remarketing date other than the final remarketing date (as defined under "Remarketing—Remarketing Procedures"), the dividend rate will not be reset and will continue to equal the dividend rate on our Perpetual PIERS until a successful remarketing occurs or a final failed remarketing occurs, as the case may be. In addition, if none of the holders elects to tender their perpetual preference shares for sale in a remarketing, the dividend rate will not be reset and will continue to equal the dividend rate on our Perpetual PIERS.

The remarketing agent will advise the DTC participant and us of the reset rate established by approximately 4:30 p.m. (New York City time) on a remarketing date if a successful remarketing or a final failed remarketing occurs on that date, and we will cause a notice of the reset rate to be published on the third business day immediately following such remarketing date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal, as described under "Remarketing—Remarketing Procedures."

"3-month LIBOR" means, with respect to the second London banking day prior to the reset effective date:

(a)	the rate for 3-month deposits in U.S. dollars commencing on the remarketing settlement date, as that rate appears on the Moneyline Telerate Page 3750 (as described below) as of 11:00 a.m. (London time) on the determination date, unless fewer than two such offered rates so appear;

(b)	if fewer than two offered rates appear, or no rate appears, as the case may be, on the determination date on the Moneyline Telerate Page 3750, the rate calculated by the remarketing agent based on at least two offered quotations after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the remarketing agent with offered quotation for deposits in U.S. dollars for the period of three months, commencing on the remarketing settlement date, to prime banks in the London interbank markets at approximately 11:00 a.m. (London time) on that date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time;

(c)	if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the remarketing agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York time) on the determination date by three major banks (which will not include our affiliates) in New York City selected by the remarketing agent for loans in U.S. dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; or

(d)	if the banks so selected by the remarketing agent are not quoting as mentioned in clause (c), 3-month LIBOR shall equal the dividend rate on our Perpetual PIERS.

"Moneyline Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

"London banking day" means a day on which commercial banks are open for business, including dealings in U.S. dollars, in London.

Remarketing

In the event of a fundamental change, the holders of Perpetual PIERS may elect to convert their Perpetual PIERS and tender our perpetual preference shares received upon conversion, as well as any additional perpetual preference shares held by such holder, for sale in a remarketing. In addition, holders of perpetual preference shares earlier obtained, whether through an earlier conversion or otherwise, may elect to tender any of their perpetual preference shares for sale in a remarketing.

In the event of a fundamental change in connection with a termination of trading, however, we must obtain the permission of the BMA prior to:

•	issuing perpetual preference shares or ordinary shares, if any, in the settlement of our conversion obligation upon conversion of our Perpetual PIERS; and

•	transferring any perpetual preference shares in connection with a remarketing or any other sale.

In such event, we agree to use our commercially reasonable efforts to obtain the required permission of the BMA as expeditiously as possible.

In order to participate in a remarketing, holders must send a notice of conversion with respect to our Perpetual PIERS, if applicable, during the period beginning at 9:00 a.m. (New York City time) on the business day immediately following the fundamental change notice date and ending at 5:00 p.m. (New York City time) on the 10th business day (or up to the 20th business day to the extent required by applicable law in effect at that time) following the fundamental change notice date, as described under "Description of Perpetual PIERS—Conversion Rate Adjustments—Adjustment to Conversion Rate Upon a Fundamental Change," and a notice of election (as defined below) during the remarketing election period (as defined under "—Remarketing Procedures"). Similarly, holders of perpetual preference shares earlier obtained, whether through an earlier conversion or otherwise, may participate in a remarketing by submitting a notice of election during the remarketing election period. Holders that do not submit a notice of election with respect to their perpetual preference shares may not participate in the remarketing.

As described under "Optional Redemption," not earlier than the first trading day following the expiration of the remarketing election period and not later than the second trading day following the expiration of the remarketing election period, we may exercise our right to redeem our perpetual preference shares. If we do not exercise our redemption right, the remarketing agent will commence the remarketing, as described under "—Remarketing Procedures."

In the event of a final failed remarketing, perpetual preference shares that are issued upon conversion of Perpetual PIERS in connection with a fundamental change will be delivered on the third business day following the final remarketing date to the holders who converted their Perpetual

PIERS, and perpetual preference shares earlier obtained will be returned to the holders who so elected to participate in the remarketing.

Except as described under "Optional Redemption" and "Dividend Rate," the terms of our perpetual preference shares will remain the same after a remarketing.

Remarketing Procedures

The following is a summary of the procedures to be followed in connection with a remarketing of our perpetual preference shares.

As described under "Optional Redemption," we must give a notice of fundamental change within five business days after the effective date that, among other things, notifies all record holders of perpetual preference shares that the remarketing agent will commence a remarketing on the initial remarketing date, unless we elect to redeem our perpetual preference shares. During the period beginning at 9:00 a.m. (New York City time) on the business day immediately following the fundamental change notice date and ending at 5:00 p.m. (New York City time) on the 10th business day (or up to the 20th business day to the extent required by applicable law in effect at that time) following the fundamental change notice date (which we refer to as the "remarketing election period"), each holder of perpetual preference shares may give, through the facilities of DTC, a notice to us of its election, which we refer to as a "notice of election," to tender all or any portion of such perpetual preference shares for sale in a remarketing. Any notice of election given to us will be irrevocable and may not be conditioned upon the level at which the reset rate is established in the remarketing.

Promptly after 5:00 p.m. (New York City time) on the last day of the remarketing election period, we, based on the notices of election received by us through DTC prior to such time, will give a notice of the remarketing of our perpetual preference shares to DTC (or any successor clearing agency) and the remarketing agent. Such notice will include a statement setting forth:

•	the number of our perpetual preference shares to be tendered for sale in a remarketing;

•	the initial remarketing date; and

•	whether they will remarket our perpetual preference shares at a fixed or floating rate and any optional redemption provisions that will apply to our perpetual preference shares tendered for sale in a remarketing.

Pursuant to the remarketing agreement described under "—Remarketing Agreement," on any remarketing date, the remarketing agent will use its commercially reasonable efforts to remarket our perpetual preference shares tendered for sale in a remarketing, at the lowest annual fixed rate that will enable it to remarket all perpetual preference shares tendered for sale in a remarketing (or at a floating rate based on 3-month LIBOR if we so determine, provided that such determination does not, in the reasonable judgment of the remarketing agent, adversely affect the remarketing), at a price equal to 100% of the $50 liquidation preference per perpetual preference share tendered, plus $0.50 per perpetual share for a remarketing fee, plus an amount equal to any declared but unpaid dividends. If on or prior to 4:00 p.m. (New York City time) on any remarketing date, as a result of such efforts, the remarketing agent is able to successfully remarket all perpetual preference shares tendered for sale in a remarketing, a "successful remarketing" shall have occurred.

A remarketing will initially occur on the sixth settlement period trading day after the last day of the remarketing election period (which we refer to as the "initial remarketing date"), and in the event a successful remarketing does not occur on the initial remarketing date, an additional remarketing will occur on the eleventh settlement period trading day after the last day of the remarketing election period (which we refer to as the "second remarketing date") and, if a successful remarketing does not occur on the second remarketing date, on the sixteenth settlement period trading day following the last day of the remarketing election period (which we refer to as the "third remarketing date"). If a successful remarketing does not occur on the third remarketing, a final remarketing will occur on the twenty-first settlement period trading day after the last day of the remarketing election period. We refer to each of the initial remarketing date, the second remarketing date, the third remarketing date and the final remarketing date as a "remarketing date." The remarketing agent will advise us with respect to the remarketing on each remarketing date.

If the remarketing agent is unable to successfully remarket all perpetual preference shares tendered for sale in a remarketing, at a price equal to 100% of the $50 liquidation preference per perpetual preference share tendered, plus $0.50 per perpetual share for a remarketing fee, plus an amount equal to any declared but unpaid dividends, as of 4:00 p.m. (New York City time) on the final remarketing date, a "final failed remarketing" shall have occurred. In such case, no perpetual preference shares will be sold in such remarketing, and dividends will be payable on our perpetual preference shares at the reset rate starting on the reset effective date, as described under "Dividend Rate."

By approximately 4:30 p.m. (New York City time), on a remarketing date, the remarketing agent will advise, by telephone:

•	the DTC participant and us of whether a successful remarketing has occurred and if so, the reset rate determined in the remarketing and the number of remarketed perpetual preference shares sold;

•	each purchaser of a remarketed perpetual preference share (or the DTC participant thereof) of the reset rate and the number of remarketed perpetual preference shares such purchaser is to purchase; and

•	each purchaser to give instructions to its DTC participant to pay the purchase price on the remarketing settlement date in same day funds against delivery of the remarketed perpetual preference shares purchased through the facilities of the DTC participant.

If a final failed remarketing occurs, we will cause a notice thereof to be published on the third business day immediately following the final remarketing date by publication in a daily newspaper in the English language of general circulation in the City of New York, which is expected to be The Wall Street Journal.

The right of each holder of perpetual preference shares being remarketed to have perpetual preference shares tendered for sale will be limited to the extent that:

•	the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement;

•	the remarketing agent is able to find a purchaser or purchasers for tendered perpetual preference shares at a reset rate; and

•	such purchaser or purchasers deliver the purchase price to the remarketing agent.

We will use our commercially reasonable efforts to effect a remarketing, but if we are unable to do so, the dividend rate will be reset to the rate applicable in the case of a final failed remarketing, as described under "Dividend Rate." We may elect to terminate a remarketing on any day prior to a remarketing date by giving DTC and the remarketing agent notice of such termination; provided, however, that if we so elect to terminate a remarketing, we must elect to redeem our perpetual preference shares, as described under "Redemption—Mandatory Redemption."

Remarketing Settlement

In the event that a successful remarketing occurs,

•	the remarketing agent will deduct, as a remarketing fee, an amount equal to $0.50 per perpetual preference share purchased in a remarketing multiplied by the number of perpetual preference shares purchased from the aggregate amount of proceeds from the sale of perpetual preference shares; the remarketing agent will then remit the remaining portion of such proceeds to us for the benefit of the holders;

•	holders of perpetual preference shares issued upon conversion in connection with a fundamental change will receive, on the third business day following the final remarketing date (which we refer to as the "remarketing settlement date"), per perpetual preference share received upon conversion of a Perpetual PIERS and then sold in a remarketing, $50 in cash and a number of ordinary shares, if any, based on a daily conversion value calculated on a proportionate basis for each of the 20 settlement period trading days during the applicable stock settlement averaging period, as described under "Description of Perpetual PIERS—Settlement Upon Conversion;" and

•	holders of perpetual preference shares earlier obtained, whether through an earlier conversion or otherwise, will receive, on the remarketing settlement date, $50 in cash per perpetual preference share purchased in a remarketing and declared and unpaid dividends.

In the event a final failed remarketing occurs,

•	holders of perpetual preference shares issued upon conversion in connection with a fundamental change will receive, on the remarketing settlement date, per Perpetual PIERS surrendered for conversion, one perpetual preference share and a number of ordinary shares, if any, based on a daily conversion value calculated on a proportionate basis for each of the 20 settlement period trading days during the applicable stock settlement averaging period, as described under "Description of Perpetual PIERS—Settlement Upon Conversion;" and

•	holders of perpetual preference shares earlier obtained, whether through an earlier conversion or otherwise will have their perpetual preference shares returned to them on the remarketing settlement date.

All perpetual preference shares tendered for sale in a remarketing will be automatically delivered to the account of the remarketing agent through the facilities of DTC (or any successor clearing agency) against payment of the purchase price for such perpetual preference shares on the remarketing settlement date. The remarketing agent will make payment to the DTC participant (as defined below) of each tendering holder of perpetual preference shares in the remarketing through the facilities of DTC (or any successor clearing agency) by 5:00 p.m. (New York City time) on the remarketing settlement date.

In accordance with DTC's (or any successor clearing agency) normal procedures, on the remarketing settlement date, the transactions described above with respect to each perpetual preference share tendered for purchase and sold in such remarketing will be executed through DTC (or any successor clearing agency) and the accounts of the respective DTC participants will be debited and credited and such perpetual preference shares delivered by book-entry as necessary to effect purchases and sales of such perpetual preference shares. DTC (or any successor clearing agency) is expected to make payment in accordance with its normal procedures.

If any holder selling perpetual preference shares in such remarketing fails to deliver such perpetual preference shares, the DTC participant of such selling holder and of any other person that was to have purchased perpetual preference shares in such remarketing may deliver to any such other person a number of perpetual preference shares that is less than the number of perpetual preference shares that otherwise was to be purchased by such person. In such event, the number of perpetual preference shares to be so delivered will be determined by such DTC participant and delivery of such lesser number of perpetual preference shares will constitute good delivery.

The remarketing agent is not obligated to purchase any perpetual preference shares that would otherwise remain unsold in a remarketing. Neither we nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of perpetual preference shares for remarketing.

We may elect to effect a remarketing settlement only if our perpetual preference shares, at the time we effect a remarketing settlement, are issued solely in global, fully registered form to DTC. A remarketing will be terminated and will not be consummated if, after we have initiated a remarketing but prior to the related remarketing settlement date, our perpetual preference shares are no longer issued solely in global, fully registered form to DTC.

Remarketing Agreement

We will enter into a remarketing agreement which provides, among other things, that the remarketing agent will use commercially reasonable efforts to remarket our perpetual preference shares tendered for purchase in the remarketing at a price equal to 100% of the $50 liquidation preference per perpetual preference share tendered plus $0.50 per perpetual share tendered for a remarketing fee plus an amount equal to any declared but unpaid dividends. Under certain circumstances, some portion of our perpetual preference shares tendered in the remarketing may be purchased by the remarketing agent. See "—Remarketing Procedures."

The remarketing agreement will provide that the remarketing agent will incur no liability to us or to any holder of our perpetual preference shares in their individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of gross negligence or willful misconduct on their part.

We will agree to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the remarketing agent may be required to make, arising out of or in connection with its duties under the remarketing agreement.

The remarketing agreement will provide that the remarketing agent may resign and be discharged from its duties and obligations thereunder; provided, however, that no such resignation will become effective until we have appointed at least one nationally recognized broker-dealer as successor remarketing agent and such successor remarketing agent has entered into a remarketing agreement with us. In such case, we will use our commercially reasonable efforts to appoint a successor remarketing agent and to enter into a remarketing agreement with such person or entity as soon as reasonably practicable.

Holders of perpetual preference shares will be third-party beneficiaries of the remarketing agreement, to the extent a failed final remarketing occurs as a result of our failure to perform our obligations under the remarketing agreement.

Listing

Our perpetual preference shares will not be listed on any securities exchange.

Terms or Provisions that Are Substantially Similar in
All Material Respects to our Perpetual PIERS

Ranking

Our perpetual preference shares will have the same ranking as our Perpetual PIERS. For a description of the ranking of our perpetual preference shares, see "Description of Perpetual PIERS—Ranking."

Dividends

Except as set forth in "Dividend Rate" above, dividend will be payable on our perpetual preference shares to the same extent and in the same manner as our Perpetual PIERS. For a description of the dividends payable on our perpetual preference shares, see "Description of Perpetual PIERS—Dividends."

Voting, Director Appointment and Other Rights

Holders of our perpetual preference shares will have no voting rights except as otherwise required by Bermuda law from time to time.

Director Appointment and Other Rights

Holders of our perpetual preference shares will have the same rights as our Perpetual PIERS to, in certain limited circumstances, appoint directors to our board directors and to vote or consent to the authorization or issuance of any class or series of senior shares or any amendments to our memorandum of association, our Bye-Laws or the certificate of designation of our perpetual preference shares that would affect adversely the rights of holders of our perpetual preference shares. For a description of these rights, see "Description of Perpetual PIERS—Voting, Director Appointment and Other Rights."

Liquidation Rights

Holders of our perpetual preference shares will have the same rights as our Perpetual PIERS in the event of our liquidation, winding-up or dissolution. For a description of these rights, see "Description of Perpetual PIERS—Liquidation Rights."

Maturity

Our perpetual preference shares do not have a stated maturity date. Accordingly, our perpetual preference shares will remain outstanding indefinitely unless they are redeemed.

Merger, Consolidation and Sale of Assets

The certificate of designation will provide that we will not merge with or into, consolidate with or convert into any other person or entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets into any person or entity, unless, among other things:

•	either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States, a state thereof, the District of Columbia, Bermuda or any country which is, on the date of the certificate of designation, a member of the OECD and our perpetual preference shares are exchanged for or converted into and shall become perpetual preference shares of the successor corporation with substantially the same rights, powers, preferences and privileges; and

•	we or that successor corporation is not, immediately after such merger, consolidation, conversion, sale, assignment, transfer, lease, or conveyance, in default of any payment or other obligations under our perpetual preference shares.

Under Bermuda law, the holders of our perpetual preference shares will be entitled to vote on our merger or consolidation with or into any other person or entity, together with all other holders of our share capital, but will not be entitled to vote on our sale, assignment, transfer, lease or conveyance of all or substantially all of our assets to any other person.

Book-Entry, Delivery and Form

We intend to initially issue our perpetual preference shares in the form of one or more global securities. The global securities will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. For a description of DTC's procedures, see "Description of Perpetual PIERS—Book-Entry, Delivery and Form."

Certificated Perpetual Preference Shares

In certain limited circumstances and subject to certain conditions, our perpetual preference shares represented by the global securities are exchangeable for certificated perpetual preference shares in definitive form of like tenor as such perpetual preference shares. To understand when global securities are exchangeable for certificated perpetual preference shares, see "Description of Perpetual PIERS—Certificated Perpetual PIERS."

Transfer Agent, Paying Agent and Registrar

The transfer agent, paying agent and registrar for our perpetual preference shares is Mellon Investor Services LLC.

Calculations in Respect of Our Perpetual Preference Shares

We will be responsible for making all calculations called for under our perpetual preference shares, including, but are not limited to, determinations of the dividends payable on our Perpetual PIERS. We or our agents will make these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of our perpetual preference shares. We will provide a schedule of these calculations to the paying agent, and the paying agent is entitled to rely upon the accuracy of our calculations without independent verification.

 MATERIAL TAX CONSIDERATIONS

The following summary of the taxation of holders of our Perpetual PIERS, perpetual preference shares and ordinary shares, if any, received upon conversion of our Perpetual PIERS, is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. The summary supplements, and should be read in conjunction with, the discussion set forth under "Material Tax Considerations" in the accompanying prospectus. The following tax discussion replaces the discussion in the accompanying prospectus under the heading "Material Tax Considerations" to the extent the two are inconsistent.

Taxation of Shareholders

United States Taxation.

The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Perpetual PIERS and perpetual preference shares and ordinary shares, if any, issued upon conversion of our Perpetual PIERS (our Perpetual PIERS, together with our perpetual preference shares and ordinary shares, referred to as the "Shares"). Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their Perpetual PIERS in this offering pursuant to this prospectus supplement and who hold their Shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, investors in pass through entities, persons who are considered with respect to any of us as "United States shareholders" for purposes of the CFC rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of Aspen Holdings or the stock of any of our foreign subsidiaries entitled to vote (i.e., 10% U.S. Shareholders)), or persons who hold their Shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code.

This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any foreign government. Persons considering making an investment in our Perpetual PIERS should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

For purposes of this discussion, the term "U.S. Person" means: (i) a citizen or resident of the United States, (ii) a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your own tax advisors.

Taxation of Distributions. Subject to the discussions in the accompanying prospectus under the heading "Material Tax Considerations" relating to the potential application of the CFC, RPII and PFIC rules, cash distributions, if any, made with respect to the Shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Aspen Holdings (as computed using U.S. tax principles). To the extent such distributions exceed Aspen Holdings' earnings and profits, they will be treated first as a return of the shareholder's basis in their Shares to the extent thereof, and then as gain from the sale of a capital asset. Dividends paid by us on the Shares to U.S. Persons who are corporations will not be eligible for the dividends received deduction.

We believe dividends paid by us before 2009 on our Perpetual PIERS (assuming our Perpetual PIERS are successfully listed on the NYSE) and our ordinary shares will be eligible for reduced rates of tax because we believe that both our Perpetual PIERS and ordinary shares will be treated as readily tradeable on an established securities market in the United States, provided that we are not a PFIC and certain other requirements, including stock holding period requirements, are satisfied. Dividends paid by us before 2009 on our perpetual preference shares will not be eligible for reduced rates of tax because our perpetual preference shares will not be listed and as such, will not be treated as readily tradeable on an established securities market in the United States.

Ordinary Share Distributions on our Perpetual PIERS.    If we pay a distribution on our Perpetual PIERS in the form of ordinary shares, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under "Taxation of Distributions." The amount of such distribution will equal the fair market value on the distribution date of our ordinary shares distributed to a holder on that date. A holder's tax basis in such ordinary shares will equal the fair market value of such ordinary shares on the distribution date, and such holder's holding period for such ordinary shares will begin on the day following the distribution date.

Sale, Exchange or other Taxable Disposition of Shares.    Except as described below with respect to (i) a conversion of our Perpetual PIERS or redemption of our perpetual preference shares and (ii) our perpetual preference shares and Section 306 of the Code, and subject to the discussion in the accompanying prospectus under the heading "Material Tax Considerations" relating to the potential application of the Code section 1248 and the PFIC rules, a sale, exchange or other taxable disposition of the Shares (including a disposition of our perpetual preference shares pursuant to a remarketing or a conversion of our Perpetual PIERS after a public acquirer fundamental change) will generally result in gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for such Shares exceeds one year. Under current law, if you are an individual, net long-term capital gain realized by you is subject to a reduced maximum tax rate of 15%. After December 31, 2008, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations. Such gains, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

Voluntary Conversion of our Perpetual PIERS. You generally will not recognize gain or loss upon the exercise of your optional right to convert our Perpetual PIERS into perpetual preference shares and ordinary shares, if any, except (i) with respect to any cash paid in lieu of fractional ordinary shares and (ii) in connection with a conversion following a fundamental change (as described below). Cash received in lieu of a fractional ordinary share will be treated as received in redemption of such ordinary share and gain or loss will be recognized by a holder in an amount equal to the difference between the cash received and the portion of the basis of our Perpetual PIERS allocable to such fractional interest. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the holding period for such Perpetual PIERS was greater than one year as of the date of the conversion. Generally, your basis in perpetual preference shares and ordinary shares, if any, received upon conversion of Perpetual PIERS will equal the basis of the converted Perpetual PIERS allocated based on relative fair market value (other than any basis allocable to any fractional ordinary shares) and the holding period of such perpetual preference shares and ordinary shares will include the holding period of the converted Perpetual PIERS.

Because of a lack of authority, it is unclear whether an election to convert following a fundamental change in which you receive perpetual preference shares and ordinary shares, if any, plus additional ordinary shares due to the conversion rate increase, would be entitled to the tax treatment described in the immediately preceding paragraph. As an alternative, the transaction may be treated as a recapitalization in which no loss would be recognized and gain would be recognized to the extent of the fair market value of the additional ordinary shares received plus cash, if any, received in lieu of fractional shares. Your tax basis in our perpetual preference shares and ordinary shares, if any, received upon conversion would be equal to the your tax basis in our Perpetual PIERS immediately prior to the conversion increased by the amount of any gain recognized and decreased by the fair market value of the additional ordinary shares received plus cash, if any, received in lieu of fractional shares. Your holding period for our perpetual preference shares and ordinary shares, if any, received upon conversion will include the period during which our Perpetual PIERS were held. You are advised to consult your tax advisor with respect to your tax treatment upon conversion of our Perpetual PIERS following a fundamental change.

Mandatory Conversion of Perpetual PIERS for a Combination of Cash and Ordinary Shares. Upon mandatory conversion of our Perpetual PIERS for a combination of cash and ordinary shares, and subject to the discussion in the accompanying prospectus under the heading "Material Tax Considerations" relating to the potential application of the Code section 1248 and the PFIC rules, you will recognize gain, but not loss, equal to the lesser of (1) the excess of the fair market value of the ordinary shares plus the cash received in mandatory conversion of our Perpetual PIERS over the adjusted tax basis in your Perpetual PIERS converted and (2) the amount of cash received in the mandatory conversion. Dividend income may be recognized, however, to the extent cash is received in payment of declared but unpaid dividends. Except as described below, the gain recognized upon such mandatory conversion will be capital gain and will be long-term capital gain if the holding period for your Perpetual PIERS converted is more than one year. Your basis in ordinary shares received will equal the basis in your Perpetual PIERS converted plus any gain recognized and minus the cash received (other than cash, if any, received in payment of dividends in arrears and taxed as a dividend upon receipt). Your holding period for the ordinary shares will include your holding period in our Perpetual PIERS. If the mandatory conversion has the effect of the distribution of a dividend, then the gain recognized upon the mandatory conversion, as determined above, will be treated as a dividend to the extent of your ratable share of our current or accumulated earnings and profits. The remainder of the gain will be a capital gain and will be long-term capital gain if your holding period for such Perpetual PIERS exceeds one year. For purposes of determining whether your gain will be treated as a dividend, see the discussion below under the caption "—Mandatory Conversion of Perpetual PIERS Solely for Cash."

Mandatory Conversion of Perpetual PIERS Solely for Cash. The mandatory conversion of our Perpetual PIERS solely for cash should generally be treated as a redemption whereby you will generally recognize capital gain or loss as described above under "—Sale, Exchange or Other Taxable Disposition of Shares," provided that the redemption meets at least one of the following requirements as determined under federal income tax principles:

•	the redemption is not essentially equivalent to a dividend;

•	the redemption results in a complete termination of your interest in our shares; or

•	the redemption is substantially disproportionate with respect to you.

In determining whether any of the above requirements applies, shares considered to be owned by you by reason of certain attribution rules must be taken into account. It may be more difficult for a person who owns, actually or constructively by operation of the attribution rules, our shares to satisfy any of the above requirements.

If the mandatory conversion satisfies any of the above requirements, subject to the discussion in the accompanying prospectus under the heading "Material Tax Considerations" relating to the potential application of the Code section 1248 and the PFIC rules, such capital gain or loss will be equal to the difference between the amount of cash received by you and your tax basis in the converted Perpetual PIERS. Such capital gain or loss will be long-term capital gain or loss if your holding period for such Perpetual PIERS exceeds one year. Dividend income may be recognized, however, to the extent cash is received in payment of declared but unpaid dividends.

If the mandatory conversion does not satisfy any of the above requirements, then the entire amount received (without offset for your tax basis in your Perpetual PIERS converted) will be treated as a distribution as described under "—Taxation of Distributions" above. In such case, your tax basis in the converted Perpetual PIERS will be allocated to your remaining Shares, if any, based on relative fair market value. Prospective investors should consult their own tax advisors as to the United States federal income tax consequences of a mandatory conversion of Perpetual PIERS.

Adjustment to Conversion Rate. The conversion rate of our Perpetual PIERS will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of Perpetual PIERS, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in our Perpetual PIERS (including, without limitation, adjustments in respect of taxable dividends to holders of ordinary shares, adjustments in connection with a fundamental change and increases in the conversion rate upon a share price trigger) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, holders of Perpetual PIERS will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules described above under "Taxation of Distributions".

Voluntary Conversion of Perpetual PIERS After Dividend Record Date.    If a holder exercise its right to convert our Perpetual PIERS into perpetual preference shares and ordinary shares, if any, after a dividend record date (when a dividend has been declared) but before payment of the dividend, then upon conversion, the holder generally will be required to pay to us in cash an amount equal to the declared dividend, which amount would increase the tax basis of the shares received. When the dividend is received, the holder would recognize the dividend payment in accordance with the rules described under "—Taxation of Distributions" above.

Redemption of Perpetual Preference Shares Solely for Cash. Subject to the discussion below with respect to Section 306 of the Code, if we redeem our perpetual preference shares solely for cash, then the redemption will generally be treated in the same manner as described above under "—Mandatory Conversion of Perpetual PIERS Solely for Cash."

Perpetual Preference Shares and Section 306 of the Code. Our perpetual preference shares you receive upon conversion of our Perpetual PIERS could be treated as "Section 306 Stock" if (i) such stock were treated as "stock which is not common stock" for U.S. federal income tax purposes and (ii) your receipt of our perpetual preference shares upon conversion of our Perpetual PIERS is "substantially the same as the receipt of a stock dividend." Because of a lack of authority, it is unclear whether your receipt of our perpetual preference shares upon conversion is substantially the same as the receipt of a stock dividend. As such, it is unclear whether our perpetual preference shares you receive upon conversion will be treated as Section 306 Stock. If our perpetual preference shares that you receive upon conversion were treated as Section 306 Stock, you would be treated as recognizing dividend income instead of capital gain on certain dispositions of your shares of perpetual preference shares, the treatment of which could be less favorable from a tax standpoint (because, for example, the amount of your dividend income may not be reduced by your adjusted basis in our perpetual preference shares disposed of, or other less favorable consequences depending upon your circumstances), and any loss you would recognize on such disposition would be disallowed. Due to the uncertainty as to whether our perpetual preference shares you receive upon conversion would constitute Section 306 Stock, we urge you to consult your tax advisor regarding the possibility that your perpetual preference shares could be treated as Section 306 Stock as well as the consequences to you of owning and disposing of Section 306 Stock.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF OUR PERPETUAL PIERS, AND ANY PERPETUAL PREFERENCE SHARES OR ORDINARY SHARES RECEIVED UPON CONVERSION OF OUR PERPETUAL PIERS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

 UNDERWRITING

Under the terms of an underwriting agreement, which will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into this prospectus supplement and the accompanying prospectus, Lehman Brothers Inc., as underwriter, has agreed to purchase from us, and we have agreed to sell to the underwriter, subject to the terms and conditions set forth therein, 4,000,000 Perpetual PIERS.

The underwriting agreement provides that the underwriter is obligated to purchase, subject to certain conditions, all of our Perpetual PIERS in this offering if any are purchased, other than those covered by the over-allotment option described below. The conditions contained in the underwriting agreement include requirements that:

•	the representations and warranties made by us to the underwriter are true;

•	there has been no material adverse change in our condition or in the financial markets; and

•	we deliver the customary closing documents to the underwriter.

Option to Purchase Additional Perpetual PIERS

We have granted the underwriter an option exercisable for 30 days after the date of the underwriting agreement to purchase, from time to time, in whole or in part, up to an aggregate of 600,000 Perpetual PIERS at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriter sells more than 4,000,000 Perpetual PIERS in connection with this offering.

Commissions and Expenses

The underwriter has advised us that they propose to offer our Perpetual PIERS directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriter, at such offering price less a selling concession not in excess of $ per Perpetual PIERS. After the offering, the underwriter may change the offering price and other selling terms.

The following table summarizes the underwriting discounts and commissions to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase 600,000 additional Perpetual PIERS:

	No Exercise	Full Exercise
Per Perpetual PIERS	$	$
Total	$	$

The expenses of the offering that are payable by us are estimated to be $500,000 (exclusive of underwriting discounts and commissions).

Lock-Up Agreements

We, all of our directors and executive officers. The Blackstone Group and Credit Suisse First Boston Private Equity, as our shareholders, have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, subject to some exceptions, including our concurrent offering of ordinary shares, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any ordinary shares or other shares of our share capital, or any securities that may be converted into or exchanged for any ordinary shares or other shares of our share capital, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or other shares of our share capital or publicly disclose the intention to do any of the foregoing for a period of 60 days from the date of this prospectus supplement other than permitted transfers. These agreements will not apply to issuances pursuant to the exercise of any grants under our share incentive plan outstanding on the date hereof, to issuances to raise funds as a result of a large loss event impacting our reinsurance or insurance portfolio or as necessary to maintain our existing ratings and to filing of a shelf registration statement with respect to our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares.

Listing and Trading

Prior to this offering, there has been no public market for our Perpetual PIERS. We will apply to list our Perpetual PIERS on the NYSE under the symbol "        " and expect trading in our Perpetual PIERS to begin within 5 trading days of December , 2005, the date of initial delivery. The underwriter intends to make a market in our Perpetual PIERS. However, the underwriter will have no obligation to make a market in our Perpetual PIERS, and may cease market-making activities, if commenced, at any time.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

The underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of our Perpetual PIERS or the ordinary shares, in accordance with Regulation M under the Exchange Act:

•	Over-allotment involves sales by the underwriter of securities in excess of the number of securities the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriter is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriter may close out any short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•	Stabilizing transactions permit bids to purchase the securities so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our Perpetual PIERS or our ordinary shares or preventing or retarding a decline in the market price of our Perpetual PIERS or our ordinary shares. As a result, the price of our Perpetual PIERS or our ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Perpetual PIERS or our ordinary shares. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by their affiliates. In those cases, prospective investors may view offering terms online and depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of Perpetual PIERS for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

From time to time, Lehman Brothers Inc. has, directly or indirectly, provided investment and commercial banking or financial advisory services to Aspen Insurance Holdings Limited, its affiliates and other companies in the insurance industry, for which they have received customary fees and commissions, and expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions. Lehman Brothers Inc. will be the remarketing agent in connection with a remarketing of our perpetual preference shares.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Perpetual PIERS to the public in that Relevant Member State prior to the publication of a prospectus in relation to our Perpetual PIERS which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Perpetual PIERS to the public in that Relevant Member State at any time:

a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of Perpetual PIERS to the public" in relation to any Perpetual PIERS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our Perpetual PIERS to be offered so as to enable an investor to decide to purchase or subscribe our Perpetual PIERS, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has also represented and agreed that:

a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell our Perpetual PIERS other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of our Perpetual PIERS would otherwise constitute a contravention of Section 19 of the FSMA by us;

b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our Perpetual PIERS in circumstances in which Section 21(1) of the FSMA does not apply to us; and

c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our Perpetual PIERS in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than our Perpetual PIERS offered hereby, and do not constitute an offer to sell or a solicitation of an offer to buy any Perpetual PIERS offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation to such person. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereby shall, under any circumstances, imply that there has been no change in our affairs or those of our subsidiaries or that the information contained herein is correct as of any date subsequent to the earlier of the date hereof and any earlier specified date with respect to such information. Any delivery of this prospectus supplement at any subsequent date does not imply that the information herein is correct at such subsequent date.

 VALIDITY OF THE SECURITIES

LeBoeuf, Lamb, Greene & MacRae LLP, our U.S. counsel will pass on the validity of our Perpetual PIERS, as well as certain legal matters relating to us with respect to U.S. federal and New York law. Appleby Spurling Hunter, our Bermuda counsel, will pass on the validity of our Perpetual PIERS, as well as certain matters relating to us under Bermuda law. LeBoeuf, Lamb, Greene & MacRae LLP may rely upon the opinion of Appleby Spurling Hunter with respect to all matters of Bermuda law. Certain matters of U.S. federal and New York state law will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, U.S. counsel to the underwriter.

 EXPERTS

The consolidated balance sheet of Aspen Insurance Holdings Limited and its subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for the twelve months ended December 31, 2004 and 2003 and for the period from incorporation on May 23, 2002 to December 31, 2002 and the financial statement schedules for Aspen Insurance Holdings Limited and management's assessment of the effectiveness of internal controls over financial reporting as of December 31, 2004 have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG Audit Plc, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing as set forth in their reports appearing therein.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and Current Reports and other information with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement and until we sell all the securities shall be deemed to be incorporated by reference into this prospectus supplement. We specifically incorporate by reference the following:

•	our Annual Report on Form 10−K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10−Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our Current Reports on Form 8−K dated October 4, 2005 and December 6, 2005.

We will provide to each person to whom a copy of this prospectus supplement is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may request a copy of such information by writing or telephoning us at:

Aspen Insurance Holdings Limited
Attention: Company SecretaryVictoria Hall, 11 Victoria Street
Hamilton HM 11
Bermuda
(441) 295−8201

You should rely only upon the information provided in this prospectus supplement, accompanying prospectus or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement, including any information incorporated by reference, is accurate as of any date other than that on the front cover of the document.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2005

PROSPECTUS

ASPEN INSURANCE HOLDINGS LIMITED

$1,000,000,000 in Ordinary Shares; Preference Shares; Depositary Shares Representing Ordinary Shares or Preference Shares; Senior or Subordinated Debt Securities; Warrants to
Purchase Ordinary Shares, Preference Shares or Debt Securities; and
Purchase Contracts and Purchase Units

39,244,985 Ordinary Shares of Aspen Insurance Holdings Limited
Offered by the Selling Shareholders From Time to Time

We may from time to time offer and sell:

•	ordinary shares;

•	preference shares;

•	depositary shares representing ordinary shares or preference shares;

•	senior or subordinated debt securities;

•	warrants to purchase ordinary shares, preference shares or debt securities; and

•	purchase contracts and purchase units.

We will describe in a prospectus supplement, which must accompany this prospectus, the type and amount of a series of securities we are offering and selling, as well as the specific terms of these securities. You should read this prospectus and any accompanying supplement carefully before you invest in these securities.

We may offer securities in amounts, at prices and on terms to be determined at the time of offering. We may sell these securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell any combination of these securities in one or more offerings up to a total dollar amount of $1,000,000,000.

In addition, selling shareholders named in this prospectus may sell up to 39,244,985 of our ordinary shares from time to time. We will not receive any of the proceeds from the sale of our ordinary shares by selling shareholders.

Our ordinary shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "AHL." Other than for our ordinary shares, there is no market for the other securities we may offer.

Investing in these securities involves certain risks. See "Risk Factors" section starting on page 1 of this prospectus.

None of the Securities and Exchange Commission, any state securities commission, the Bermuda Monetary Authority (the "BMA") or the Bermuda Registrar of Companies has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of securities of a Bermuda exempted company, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, which would include our ordinary shares, of a Bermuda company are listed on an appointed stock exchange (the NYSE is an appointed stock exchange under Bermuda law), general permission is given for the issue and subsequent transfer of any equity securities of a company from/or to a non-resident, for so long as any equity securities of the company remain so listed. The BMA and the Bermuda Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is                     , 2005

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
RISK FACTORS	1
FORWARD-LOOKING STATEMENTS	1
OUR COMPANY	3
GENERAL DESCRIPTION OF THE OFFERED SECURITIES	4
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS	5
CAPITALIZATION AND INDEBTEDNESS	6
USE OF PROCEEDS	7
DESCRIPTION OF SHARE CAPITAL	8
DESCRIPTION OF THE DEPOSITARY SHARES	27
DESCRIPTION OF THE DEBT SECURITIES	30
CERTAIN PROVISIONS APPLICABLE TO THE SENIOR DEBT SECURITIES	43
CERTAIN PROVISIONS APPLICABLE TO THE SUBORDINATED DEBT SECURITIES	45
DESCRIPTION OF THE WARRANTS TO PURCHASE ORDINARY SHARES OR PREFERENCE SHARES	47
DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES	49
DESCRIPTION OF THE PURCHASE CONTRACTS AND THE PURCHASE UNITS	50
SELLING SHAREHOLDERS	51
MATERIAL TAX CONSIDERATIONS	60
PLAN OF DISTRIBUTION	73
CURRENCY OF PRESENTATION	76
EXCHANGE RATE INFORMATION	76
BRITISH POUND/U.S. DOLLAR EXCHANGE RATE HISTORY(1)	76
WHERE YOU CAN FIND MORE INFORMATION	77
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	78
LEGAL MATTERS	79
EXPERTS	79
ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS	80

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not, and the initial purchaser is not, making an offer of these securities in any state where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process, relating to the ordinary shares, preference shares, depositary shares, debt securities, warrants, purchase contracts and purchase units described in this prospectus. This means:

•	we may issue any combination of securities covered by this prospectus from time to time, up to a total initial offering price of $1,000,000,000 and in the case of a secondary offering of our ordinary shares, the selling shareholders may sell up to 39,244,985 of our ordinary shares covered by this prospectus from time to time;

•	we or any selling shareholder, as the case may be, will provide a prospectus supplement each time these securities are offered pursuant to this prospectus; and

•	the prospectus supplement will provide specific information about the terms of that offering and also may add to, update or change information contained in this prospectus.

This prospectus provides you with a general description of the securities we or any selling shareholder may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement. Each time we or any selling shareholder sell securities, we or any selling shareholder will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

In this prospectus, references to the "Company," "we," "us" or "our" refer to Aspen Insurance Holdings Limited ("Aspen Holdings") or Aspen Holdings and its wholly-owned subsidiaries Aspen Insurance UK Limited ("Aspen Re"), Aspen (UK) Holdings Limited ("Aspen U.K. Holdings"), Aspen Insurance UK Services Limited ("Aspen U.K. Services"), Aspen Insurance Limited ("Aspen Bermuda"), Aspen U.S. Holdings, Inc. ("Aspen U.S. Holdings"), Aspen Specialty Insurance Company ("Aspen Specialty"), Aspen Specialty Insurance Management Inc. ("Aspen Management"), Aspen Re America, Inc. ("Aspen Re America"), Aspen Insurance U.S. Services Inc. ("Aspen U.S. Services") and any other direct or indirect subsidiary collectively, as the context requires. Aspen Re, Aspen Bermuda and Aspen Specialty are each referred to herein as an "Insurance Subsidiary," and collectively referred to as the "Insurance Subsidiaries."

Any statements in this prospectus concerning the provisions of any document are not complete. Such references are made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

ii

RISK FACTORS

Investing in our securities involves risk. Please see the "Risk Factors" described in our Annual Report on Form 10-K for our most recent fiscal year and in our Current Report on Form 8-K dated October 4, 2005, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may include, and we may from time to time make, other verbal or written, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions. Statements that use the terms "believe," "do not believe," "anticipate," "expect," "plan," "estimate," "intend" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, uncertainties and other factors, our actual results could differ materially from those anticipated in the forward-looking statements, and the differences could be significant. The risks, uncertainties and other factors set forth below and under "Risk Factors" and other cautionary statements made in this prospectus and any prospectus supplements should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplements and any documents incorporated by reference.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those set forth under "Risk Factors" and the following:

•	the impact of acts of terrorism and related legislation and acts of war;

•	the possibility of greater frequency or severity of or unanticipated losses from natural or man-made catastrophes;

•	the level of inflation in repair costs due to limited availability of labor and materials after catastrophes;

•	the effectiveness of our loss limitation methods;

•	changes in the availability, cost or quality of reinsurance or retrocessional coverage;

•	loss of key personnel;

•	a decline in the operating subsidiaries' ratings with S&P, A.M. Best or Moody's;

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio;

•	increased competition on the basis of pricing, capacity, coverage terms or other factors;

•	the effects of terrorist-related insurance legislation and laws;

•	decreased demand for our insurance or reinsurance products and cyclical downturn of the industry;

•	changes in governmental regulations or tax laws in jurisdictions where we conduct business;

•	Aspen Holdings or Aspen Bermuda becomes subject to income taxes in the United States or the United Kingdom; and

•	the effect on the insurance markets, business practices and relationships of current litigation, investigations and regulatory activity by the New York State Attorney General's office and other authorities concerning contingent commission arrangements with brokers and bid solicitation activities.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise or disclose any difference between our actual results and those reflected in such statements.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by the points made above. You should specifically consider the factors identified in this prospectus which could cause actual results to differ before making an investment decision.

OUR COMPANY

Aspen Insurance Holdings Limited is a Bermuda holding company. We provide property and casualty reinsurance in the global market through Aspen Re and Aspen Bermuda. We provide property and liability insurance principally in the United Kingdom and in the United States through Aspen Re and Aspen Specialty, and we provide specialty insurance and reinsurance, consisting mainly of marine and aviation worldwide through Aspen Re. Aspen Re America is a reinsurance intermediary which provides property and casualty reinsurance in the United States exclusively on behalf of Aspen Re.

Our business segments are based on how we monitor the performance of our underwriting operations. In 2005, management revised the presentation of our underwriting results into four segments to more accurately reflect the organizational structure of the business. These four business segments and their respective lines of business may, at times, have different business cycles, allowing us to manage our business by emphasizing one segment over the other, or one line of business within a particular segment over another, depending on market conditions.

Our four segments consist of the following:

•	property reinsurance;

•	casualty reinsurance;

•	specialty insurance and reinsurance; and

•	property and casualty insurance.

For the six months ended June 30, 2005, we wrote $1,353.5 million in gross premiums written of which $498.8 million, $401.0 million, $244.4 million and $209.3 million related to property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance respectively. For the six months ended June 30, 2004, we wrote $1,020.6 million in gross premiums written of which $479.3 million, $309.6 million, $62.5 million and $169.2 million related to property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance respectively.

For the year ended December 31, 2004, we wrote $1,586.2 million in gross premiums written of which $649.3 million, $446.7 million, $125.3 million and $364.9 million related to property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance respectively. For the year ended December 31, 2003, we wrote $1,306.8 million in gross premiums written of which $558.2 million, $292.3 million, $151.4 million and $304.9 million related to property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance respectively.

Our senior management and some of our underwriters worked as a team at the Society of Lloyd's ("Lloyd's") Syndicate 2020 ("Syndicate 2020") and its predecessors. Syndicate 2020 is an underwriting operation in the London Market and is managed by Wellington Underwriting Agencies Limited ("WUAL"), a wholly-owned subsidiary of one of our largest shareholders, Wellington Underwriting plc ("Wellington"). The portion of the portfolio of risks we secured from Wellington and WUAL comprises certain of our initial lines of business, including U.K. commercial property insurance, U.K. commercial liability insurance, property reinsurance and casualty reinsurance (the "Initial Lines of Business").

We believe this established book of business and the operational continuity we enjoy gave us a competitive advantage over other companies that started in the insurance and reinsurance sectors after the World Trade Center tragedy. Since the commencement of operations we have expanded our business portfolio both within the Initial Lines of Business and by adding new lines of business, such as marine and aviation.

Our principal executive offices are located at Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda and our telephone number at that location is (441) 295-8201.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

Our Offered Securities

We may from time to time offer under this prospectus, separately or together:

•	ordinary shares, which we would expect to list on the NYSE;

•	preference shares, the terms and series of which would be described in the related prospectus supplement;

•	depositary shares, each representing a fraction of an ordinary share or a particular series of preference shares, which will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts;

•	senior debt securities;

•	subordinated debt securities, which will be subordinated in right of payment to our senior indebtedness;

•	warrants to purchase ordinary shares and warrants to purchase preference shares, which will be evidenced by share warrant certificates and may be issued under a share warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities;

•	warrants to purchase debt securities, which will be evidenced by debt warrant certificates and may be issued under a debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities;

•	purchase contracts obligating holders to purchase from us a specified number of ordinary shares or preference shares at a future date or dates; and

•	purchase units, consisting of a purchase contract and, as security for the holder's obligation to purchase ordinary shares or preference shares under the purchase contract, any of (1) our debt securities, (2) debt obligations of third parties, including U.S. Treasury securities, or (3) our preference shares.

The aggregate initial offering price of these offered securities will not exceed $1,000,000,000.

Offered Securities by the Selling Shareholders

The selling shareholders may also offer from time to time under this prospectus up to 39,244,985 of our ordinary shares.

RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERENCE SHARE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2004, 2003 and 2002 and the six months ended June 30, 2005:

	As at June 30,	As at December 31,
	2005 (3)	2004	2003	2002 (4)
	($ in millions, except ratios)
Ratio of earnings to fixed charges (1)(2)	26.86x	38.91x	519.75x	—	(5)

(1)	For purposes of computing these ratios, earnings consist of net income before tax, excluding interest expense, net realized investment gains (losses) and net foreign exchange gains (losses). Fixed charges consist of interest expense, amortization of capitalized debt expenses, and an imputed interest component for rental expense.

(2)	We have no dividend bearing preference shares during the periods covered by the table listed above.

(3)	Does not give effect to any adjustments for events or results of operations after June 30, 2005 in connection with Hurricanes Katrina and Rita and the New Orleans Flood as set forth in our Current Report on Form 8-K dated October 4, 2005.

(4)	We were incorporated on May 23, 2002.

(5)	Not meaningful because Aspen Holdings had no debt financings outstanding as of such date.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization on an actual basis as of June 30, 2005, the date of our most recent quarterly financial statement. We will provide updated information in the applicable prospectus supplement. The financial information presented below is unaudited. This table should be read in conjunction with the consolidated financial statements and related notes.

As of June 30, 2005 (1)
($ in millions)
Debt Outstanding:
Long-Term Debt (senior unsecured notes)	$249.3
Shareholders' Equity:
Ordinary Shares, par value 0.15144558¢ each, 969,629,030 ordinary shares authorized, 69,329,931 ordinary shares issued and outstanding	$1,100.5
Non-voting ordinary shares, par value 0.15144558¢ each, 6,787,880 non-voting ordinary shares authorized, 0 non-voting ordinary shares issued and outstanding	—
Preference shares, par value 0.15144558¢ each, 100,000,000 preference shares authorized, 0 preference shares issued and outstanding	—
Retained earnings	500.6
Accumulated other comprehensive income, net of taxes	6.6
Total shareholder's equity	1,607.7
Total Capitalization	$1,857.0

(1)	This table does not give effect to:

•	the options granted to Wellington Underwriting plc ("Wellington") for 3,781,120 non-voting shares and to Appleby Trust (Bermuda) Limited ("Names' Trustee") for the benefit of the members of Syndicate 2020 who are not corporate members of Wellington (the "Unaligned Members") for an additional 1,481,579 non-voting shares, which options are exercisable into non-voting shares and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon issuance (the options held by Wellington and the Names' Trustee are collectively referred to as the "Investor Options");

•	4,529,935 options to purchase ordinary shares, 136,958 restricted share units, and 257,034 performance share awards granted to our employees under our share incentive plan as of June 30, 2005;

•	4,532,679 ordinary shares available for future grants and issuances under our share incentive plan as of June 30, 2005;

•	the issuance of 17,551,558 ordinary shares in connection with our public offering on October 11, 2005;

•	the issuance of 40,381 ordinary shares to the Names' Trustee and its beneficiaries on October 17, 2005; and

•	any adjustments for events or results of operations after June 30, 2005 in connection with Hurricanes Katrina, Rita and the New Orleans Flood as set forth in our Current Report on Form 8-K, dated October 4, 2005.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings. We will not receive any of the proceeds from the sale of our ordinary shares by selling shareholders.

DESCRIPTION OF SHARE CAPITAL

The following summary of provisions of our bye-laws is qualified in its entirety by the provisions of the bye-laws which are incorporated by reference as an exhibit to the registration statement to which this prospectus relates or which are in effect at the time of filing of any subsequent prospectus supplement to this prospectus. In addition, you should review any such prospectus supplement relating to an issuance or sale of ordinary shares for a description of the historical price range of our ordinary shares and any dilutive effect with respect to the issuance of additional ordinary shares. A more detailed description of the Investor Options and the employee options is set forth in our Annual Report on Form 10-K for the year ended December 31, 2004 under Part II, Item 5(g) and Part III, Item 11 "Executive Compensation — Share Incentive Plan," respectively. Any amendment to our registration statement filed under the Exchange Act on Form 8-A on November 25, 2003 with the SEC filed for the purpose of updating such description is also hereby incorporated by reference.

Authorized Share Capital

As of October 1, 2005, Aspen Holdings has authorized share capital of 1,076,416,910 shares of par value 0.15144558¢ per share, of which 969,629,030 are ordinary shares, 6,787,880 are non-voting ordinary shares which automatically convert into ordinary shares upon issuance and 100,000,000 are preference shares. All of our ordinary shares are in registered form. The following summary of our share capital is qualified in its entirety by reference to our memorandum of association and by our bye-laws which have been incorporated by reference as an exhibit to the registration statement to which this prospectus relates, as well as to the shareholders' agreement, the registration rights agreement, the option instrument which have been described below or which descriptions have been incorporated by reference.

Ordinary Shares

In general, subject to the adjustments regarding voting set forth in "— Voting Adjustments" below, holders of our ordinary shares have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. Holders of our ordinary shares are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Holders of our ordinary shares have no redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of our ordinary shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares.

No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our ordinary shares prevailing from time to time. The sale of substantial amounts of our ordinary shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our ordinary shares.

History of Ordinary Shares Issuances

As of January 1, 2003, we had 56,876,360 ordinary shares outstanding. On February 11, 2003 and August 11, 2003, we issued 43,420 and 4,340 ordinary shares, respectively, to our employees. On December 4, 2003, pursuant to our initial public offering we issued a total of 12,102,600 ordinary shares (including the over-allotment option). On December 9, 2003, and December 17, 2003, we issued 126,706 and 25,877 ordinary shares, respectively, to the Names' Trustee in accordance with the option instrument governing the Investor Options. As of December 31, 2003, there were 69,179,303 ordinary shares outstanding. During the first quarter of 2004, we repurchased 5,000 ordinary shares from one of our previous employees. In October 2004, we issued 135,321 ordinary shares to the Names' Trustee in connection with the exercise of Investor Options, and 5,475 ordinary shares to an employee who exercised his vested options. In March 2005, we issued a total of 14,832 ordinary shares to former employees who exercised their vested options and in July 2005, we issued 12,555 ordinary shares to current employees whose restricted share units have vested. On October 11, 2005, we issued 17,551,558 ordinary shares in our public offering of ordinary shares and on October 17, 2005, we issued 40,381 ordinary shares to the Names' Trustee and its beneficiaries in connection with the exercise of Investor Options. As of October 20, 2005, there were 86,934,425 ordinary shares outstanding, 5,262,699 Investor Options granted that will be exercisable for shares or lapse upon the earlier occurrence of several events, 4,501,395 options to purchase shares granted to employees, 144,763 restricted share units granted to employees and 257,034 performance shares granted to employees, each under our share incentive plan. Our board of directors approved the issuance of all such ordinary shares, and regulatory approval was sought where necessary.

Voting Adjustments

In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the shares of a shareholder in the Company are treated as "controlled shares" (as determined pursuant to section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) of any U.S. Person and such controlled shares constitute 9.5% or more of the votes conferred by the issued shares of Aspen Holdings, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board of directors may limit a shareholder's voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to the Company or any of its subsidiaries or any shareholder or its affiliates. "Controlled shares" includes, among other things, all shares of the Company that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Aspen Holdings whose shares were not "controlled shares" of the 9.5% U.S. Shareholder so long as such: (i) reallocation does not cause any person to become a 9.5% U.S. Shareholder; (ii) no portion of such reallocation shall apply to the shares held by Wellington or the Names' Trustee, except where the failure to apply such increase would result in any person becoming a 9.5% shareholder, and (iii) reallocation shall be limited in the case of existing shareholders 3i Group plc ("3i"), Phoenix Equity Partners and its affiliates ("Phoenix") and Montpelier Reinsurance Limited ("Montpelier Re") so that none of their voting rights exceed 10%.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders will be notified of their voting interests prior to any vote to be taken by them.

We are authorized to require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of ordinary shares attributable to any person. If any holder fails to respond to this request or submits incomplete or inaccurate information, we may, in our sole discretion, eliminate the shareholder's voting rights. All information provided by the shareholder shall be treated by the Company as confidential information and shall be used by the Company solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists (except as otherwise required by applicable law or regulation).

Acquisition of Ordinary Shares by the Company

Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell to us or a third party at fair market value, as determined in the good faith discretion of our board of directors, the minimum number of ordinary shares which is necessary to avoid or cure any material adverse tax consequences to us, our subsidiaries or our shareholders or affiliates if our board of directors unanimously determines that failure to exercise such option would result in such material adverse tax consequences.

Issuance of Shares

In accordance with our bye-laws, our board of directors has the power to issue any unissued shares of the Company, except that with respect to preference shares having voting rights or powers together with the holders of any other class of the share capital of the Company (other than any mandatory voting rights or powers required under the Bermuda Companies Act 1981, as amended (the "Companies Act")), our board of directors may only issue such preference shares if a resolution authorizing such issuance is approved by a majority of the votes cast at a meeting of the Company's shareholders.

Non-Voting Shares

Holders of our non-voting shares have the same rights as the holders of ordinary shares, except that (unless otherwise granted a vote pursuant to the provisions of the Companies Act) they have no right to vote on any matters put before the shareholders of Aspen Holdings. Since the completion of our initial public offering, each non-voting share will automatically convert, immediately upon issue, into one ordinary share carrying rights to vote.

Shareholders' Agreement

The Company has entered into an amended and restated shareholders' agreement dated as of September 30, 2003 with The Blackstone Group and its affiliates ("Blackstone"), Wellington, Candover Partners Limited and its affiliates ("Candover"), Mourant & Co. Trustee Limited ("Mourant"), Credit Suisse First Boston Private Equity and its affiliates ("CSFB Private Equity"), Montpelier Re, the Names' Trustee, 3i, Phoenix, Olympus Partners and its affiliates ("Olympus") and The Lexicon Partnership LLP ("Lexicon") and, for limited purposes, Mr. Myners, Mr. O'Kane, Mr. Cusack, Ms. Davies and Mr. May.

The shareholders' agreement defines certain rights and obligations of the shareholders parties to the shareholders' agreement with respect to the transfer of shares and other matters. Pursuant to the terms of the shareholders' agreement, generally if any existing shareholder party thereto (or group of existing shareholder parties thereto) proposes to transfer 20% or more of our outstanding shares, then the other shareholders party to the shareholders' agreement have a right to participate proportionally in the transfer.

If a change of control (as defined in the shareholders' agreement) is approved by the board of directors and by investors (as defined in the shareholders' agreement) holding not less than 60% of the voting power of shares held by the investors (in each case, after taking into account voting power adjustments under the bye-laws), Wellington, certain entities affiliated with Wellington and the Names' Trustee undertake to:

•	exercise their respective voting rights as shareholders to approve the change of control; and

•	tender their respective shares for sale in relation to the change of control on terms no less favorable than those on which the investors sell their shares.

Each shareholder party to the shareholders' agreement agreed to vote its shares and otherwise take all reasonable action within its power to give effect to the foregoing and the cashless exercise provision of the Investor Options.

Each shareholder party has agreed to require any transferee of the ordinary shares beneficially owned by such shareholder within 36 months after our initial public offering to sign a deed of adherence to the shareholders' agreement, except if such transfer is pursuant to a registered public offering, sale pursuant to Rule 144 of the Securities Act or certain other circumstances.

Generally, the shareholders' agreement may only be amended if the amendment is in writing and signed by or on behalf of the Company (acting with the approval of the board of directors) and the shareholder parties holding 75% of the voting power of the shares held by the shareholder parties, provided that any amendment or variation of the shareholders' agreement that would adversely affect a shareholder party thereto in a disproportionate manner relative to the other shareholder parties thereto may not be effected without the consent of such disproportionately affected shareholder.

Directors, officers and employees of the Company who currently hold ordinary shares are deemed third party beneficiaries of some of the provisions of the shareholders' agreement. However, these directors, officers and employees are not entitled to vote in connection with any amendment or variation of the shareholders' agreement, unless such amendment or variation adversely affects only them or adversely affects them in a disproportionate manner relative to the other shareholder parties thereto, in which case the consent of a majority of voting power of ordinary shares held by these directors, officers and employees is required.

We have agreed to pay the reasonable legal fees and expenses incurred by the shareholders parties to the shareholders' agreement in connection with the negotiation, preparation and execution of the shareholders' agreement, the registration rights agreement, the management shareholders' agreements (and all other documents relating to the 2003 Share Incentive Plan) and all other matters in connection with our initial public offering prior to the completion date of our initial public offering.

In addition, we have agreed to pay the reasonable legal fees and expenses incurred by all of our management shareholders, taken together, in connection with the negotiation, preparation and execution of the shareholders' agreement, the registration rights agreement, the management shareholders' agreements (and all other documents relating to the 2003 Share Incentive Plan) and all other matters in connection with our initial public offering prior to the completion date of our initial public offering and the management service contracts; provided that, we shall only reimburse our management shareholders for any such legal fees and expenses incurred for the services of one firm of legal counsel.

We have agreed to pay each year the reasonable costs of administration of the Names' Trust incurred by the Names' Trustee and will bear the reasonable or pre-approved costs of the Names' Trustee incurred in connection with the transmission of notices received by the Names' Trustee (in its capacity as trustee for the Names' Trust) to the Unaligned Members and any other communications with the Unaligned Members which are made to or by the Names' Trustee on behalf of the Unaligned Members.

Management and Employee Shareholder's Agreements

Certain employees and directors of the Company who were granted options or who were shareholders prior to our initial public offering (each, an "Employee Shareholder" and collectively, the "Employee Shareholders") have entered into a shareholder's agreement with the Company. Under the agreement, the Employee Shareholders have certain registration rights under the registration rights agreement described below, subject to a maximum number of shares to be registered in connection with any particular offering. The Employee Shareholders have appointed Christopher O'Kane as their representative to act as their attorney and have given their power of attorney to him to receive notices and other communications and take decisions and exercise approvals, consents and other rights, on their behalf, under or in connection with the registration rights agreement.

Under the agreement, the Employee Shareholders are restricted from transferring their shares prior to the fifth anniversary of the agreement (in most cases, August 2008), subject to certain exceptions including, but not limited to, (i) a sale of the ordinary shares pursuant to the Employee Shareholders' registration rights under the registration rights agreement, (ii) a transfer of the ordinary shares pursuant to the Employee Shareholders' "tag-along" rights under the shareholders' agreement described above, or (iii) a transfer at any time after the completion date of our initial public offering of an aggregate number of ordinary shares that (together with ordinary shares previously transferred pursuant to clause (i), (ii) or (iii)), that does not exceed 5% of the holdings (including ordinary shares underlying vested options) of any such Employee Shareholder at the time of completion of our initial public offering in any 12-month period.

Registration Rights Agreement

We have entered into an amended and restated registration rights agreement, dated November 14, 2003, with Blackstone, Wellington, Candover, Mourant, CSFB Private Equity, Montpelier Re, the Names' Trustee, 3i, Phoenix, Olympus and Lexicon, pursuant to which we may be required to register our ordinary shares held by such parties under the Securities Act. At any time any such shareholder party or group of shareholders (other than directors, officers or employees of the Company) that holds in the aggregate $50 million of our shares has the right to request registration for a public offering of all or a portion of its shares, subject to the limitations and restrictions provided in the agreement.

In addition, under certain circumstances, if we propose to register the sale of any of our securities under the Securities Act (other than a registration on Form S-8 or F-4), such parties holding our ordinary shares or other securities convertible into, exercisable for or exchangeable for our ordinary shares, will have the right to participate in such registration, and proportionately in any sale. The filing of the registration statement to which this prospectus relates triggered such rights.

Parties to the registration rights agreement who wish to register their ordinary shares must notify us within 10 days of receipt of our notice that a registration statement will be filed, though a 20 business day period will apply for the Names' Trustee to allow it additional time to coordinate with the Names' Trust beneficiaries. If the registration requested would not be delayed by the extended period provided to the Names' Trustee, then the Names' Trustee will participate in the underwritten offering. If a delay would occur as a result of the extended period to the Names' Trustee, then the Names' Trustee would be entitled to request a separate registration for sale of ordinary shares it holds on behalf of the Unaligned Members, for a non-underwritten direct resale of such shares.

Generally, the registration rights agreement may only be amended if the amendment is in writing and signed by or on behalf of shareholders party to the registration rights agreement holding 75% of the number of ordinary shares (or securities exchangeable or exercisable for or convertible into ordinary shares) that are considered registrable under the registration rights agreement ("Registrable Securities"), provided that any amendment or variation of the registration rights agreement that would adversely affect a shareholder party thereto in a disproportionate manner relative to the other shareholders parties thereto may not be effected without the consent of such disproportionately affected shareholder.

Directors, officers and employees of the Company who currently hold ordinary shares and options are deemed third party beneficiaries of some of the provisions of the registration rights agreement. However, these directors, officers and employees are not entitled to vote in connection with any amendment or variation of the registration rights agreement, unless such amendment or variation adversely affects only them or adversely affects them in a disproportionate manner relative to the other shareholders parties thereto, in which case the consent of a majority of the number of Registrable Securities held by these directors, officers and employees is required.

Bye-laws

In addition to the provisions of our bye-laws described elsewhere in this prospectus, the following provisions are a summary of some of the other important provisions of our bye-laws.

Our Board and Corporate Action.    Our bye-laws provide that the board shall consist of not less than six and not more than 15 directors. Subject to our bye-laws and Bermuda law, the directors shall be elected or appointed by holders of ordinary shares. Our board of directors is divided into three classes, designated Class I, Class II and Class III and is elected by the shareholders as follows. Each director shall serve for a term ending on the date of the third annual general meeting of shareholders next following the annual general meeting at which such director was elected, provided that (i) Directors initially designated as Class I Directors shall serve for an initial term ending on the date of the third annual general meeting of Shareholders following June 21, 2002, (ii) directors initially designated as Class II Directors shall serve for an initial term ending on the fourth annual general meeting following June 21, 2002, and (iii) directors initially designated as Class III Directors shall serve for an initial term ending on the fifth annual general meeting following June 21, 2002. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected or until such director is removed from office or such office is otherwise vacated. In the event of any change in the number of directors, the board of directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. Corporate action may also be taken by a unanimous written resolution of the board without a meeting and with no need to give notice, except in the case of removal of auditors or directors. The quorum necessary for the transaction of business of the board of directors may be fixed by the board of directors and, unless so fixed at any other number, shall be a majority of directors in office from time to time and in no event less than two directors.

Shareholder Action.    Except as otherwise required by the Companies Act and our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative vote of a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under the bye-laws). Our bye-laws require 21 days' notice of annual general meetings.

The following actions shall be approved by the affirmative vote of at least seventy-five percent (75%) of the voting power of shares entitled to vote at a meeting of shareholders (in each case, after taking into account voting power adjustments under the bye-laws): any amendment to Bye-Laws 13 (first sentence — Modification of Rights); 24 (Transfer of Shares); 49 (Voting); 63, 64, 65 and 66 (Adjustment of Voting Power); 67 (Other Adjustments of Voting Power), 76 (Purchase of Shares), 84 or 85 (Certain Subsidiaries); provided, however, that in the case of any amendments to Bye-Laws 24, 63, 64, 65, 66, 67 or 76, such amendment shall only be subject to this voting requirement if the board determines in its sole discretion that such amendment could adversely affect any shareholder in any non-de minimis respect. The following actions shall be approved by the affirmative vote of at least sixty-six percent (66%) of the voting power of shares entitled to vote at a meeting of shareholders (in each case, after taking into account voting power adjustments under the bye-laws): (i) a merger or amalgamation with, or a sale, lease or transfer of all or substantially all of the assets of the Company to, a third party, where any shareholder does not have the same right to receive the same consideration as all other shareholders in such transaction; or (ii) discontinuance of the Company out of Bermuda to another jurisdiction.

Amendment.    Our bye-laws may be revoked or amended by a majority of the board of directors, but no revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the shareholders by resolution passed by a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under the bye-laws) or such greater majority as required by our bye-laws.

Voting of Non-U.S. Subsidiary Shares.    If we are required or entitled to vote at a general meeting of any of Aspen Re, Aspen Bermuda, Aspen U.K. Holdings or Aspen U.K. Services or any other directly held non-U.S. subsidiary of ours (together, the "Non-U.S. Subsidiaries"), our directors shall refer the subject matter of the vote to our shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the Non-U.S. Subsidiary. Substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of the Non-U.S. Subsidiaries.

Capital Reduction.    In the event of a reduction of capital, our bye-laws require that such reduction apply to the entire class or series of shares affected. We may not permit a reduction of part of a class or series of shares.

Corporate Purpose.    Our certificate and memorandum of association and our bye-laws, which are incorporated by reference as exhibits to the registration statement to which this prospectus relates, do not restrict our corporate purpose and objects.

Preference Shares

As of the date of this prospectus, there were no preference shares in issue. Subject to certain limitations contained in our bye-laws and any limitations prescribed by applicable law, our board of directors is authorized to issue preference shares in one or more series and to fix the rights, preferences privileges and restrictions of such shares, including but not limited to dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by our shareholders. Such preference shares, upon issuance against full consideration (not less than the par value of such shares), will be fully paid and nonassessable. The particular rights and preferences of such preference shares offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the offered preference shares, will be described in the prospectus supplement.

Because the following summary of the terms of preference shares is not complete, you should refer to our memorandum of association and bye-laws and any applicable resolution of our board of directors for complete information regarding the terms of the class or series of preference shares described in a prospectus supplement. Whenever we refer to particular sections or defined terms of our memorandum of association and bye-laws and an applicable resolution of our board of directors, such sections or defined terms are incorporated herein by reference.

A prospectus supplement will specify the terms of a particular class or series of preference shares as follows:

•	the number of shares to be issued and sold and the distinctive designation thereof;

•	the dividend rights of the preference shares, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on preference shares and any limitations, restrictions or conditions on the payment of such dividends;

•	the voting powers, if any, of the preference shares, equal to or greater than one vote per share, which may include the right to vote, as a class or with other classes of share capital, to elect one or more of our directors;

•	the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the preference shares may be redeemed, at whose option such a redemption may occur, and any limitations, restrictions or conditions on such redemption;

•	the terms, if any, upon which the preference shares will be convertible into or exchangeable for our shares of any other class, classes or series;

•	the relative amounts, and the relative rights or priority, if any, of payment in respect of preference shares, which the holders of the preference shares will be entitled to receive upon our liquidation, dissolution, winding up, amalgamation, merger or sale of assets;

•	the terms, if any, of any purchase, retirement or sinking fund to be provided for the preference shares;

•	the restrictions, limitations and conditions, if any, upon the issuance of our indebtedness so long as any preference shares are outstanding;

•	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, our memorandum of association and bye-laws; and

•	a discussion of certain U.S. federal income tax considerations.

Subject to the specification of the above terms of preference shares and as otherwise provided with respect to a particular class or series of preference shares, in each case as described in a supplement to this prospectus, the following general provisions will apply to each class or series of preference shares.

    Dividends

Except as otherwise set forth in the applicable prospectus supplement, the holders of preference shares will be entitled to receive dividends, if any, at such rate established by the board of directors in accordance with the bye-laws, payable on specified dates each year for the respective dividend periods ending on such dates ("dividend periods"), when and as declared by our board of directors and subject to Bermuda law and regulations. Such dividends will accrue on each preference share from the first day of the dividend period in which such share is issued or from such other date as our board of directors may fix for such purpose. All dividends on preference shares will be cumulative. If we do not pay or set apart for payment the dividend, or any part thereof, on the issued and outstanding preference shares for any dividend period, the deficiency in the dividend on the preference shares must thereafter be fully paid or declared and set apart for payment (without interest) before any dividend may be paid or declared and set apart for payment on the ordinary shares. The holders of preference shares will not be entitled to participate in any other or additional earnings or profits of ours, except for such premiums, if any, as may be payable in case of our liquidation, dissolution or winding up.

Any dividend paid upon the preference shares at a time when any accrued dividends for any prior dividend period are delinquent will be expressly declared to be in whole or partial payment of the accrued dividends to the extent thereof, beginning with the earliest dividend period for which dividends are then wholly or partly delinquent, and will be so designated to each shareholder to whom payment is made.

No dividends will be paid upon any shares of any class or series of preference shares for a current dividend period unless there will have been paid or declared and set apart for payment dividends required to be paid to the holders of each other class or series of preference shares for all past dividend periods of such other class or series. If any dividends are paid on any of the preference shares with respect to any past dividend period at any time when less than the total dividends then accumulated and payable for all past dividend periods on all of the preference shares then outstanding are to be paid or declared and set apart for payment, then the dividends being paid will be paid on each class or series of preference shares in the proportions that the dividends then accumulated and payable on each class or series for all past dividend periods bear to the total dividends then accumulated and payable for all past dividend periods on all outstanding preference shares.

Our ability to pay dividends depends, in part, on the ability of our subsidiaries to pay dividends to us. Under Bermuda law, a company may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the declaration or payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. In addition, our Insurance Subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends to us.

Dividends on the preference shares will have a preference over dividends on the ordinary shares.

    Liquidation, Dissolution or Winding Up

Except as otherwise set forth in the applicable prospectus supplement, in case of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each class or series of preference shares will be entitled to receive out of our assets in money or money's worth the liquidation preference with respect to that class or series of preference shares. These holders will also receive an amount equal to all accrued but unpaid dividends thereon (whether or not earned or declared), before any of our assets will be paid or distributed to holders of ordinary shares.

It is possible that, in case of our voluntary or involuntary liquidation, dissolution or winding up, our assets could be insufficient to pay the holders of all of the classes or series of preference shares then outstanding the full amounts to which they may be entitled. In that circumstance, the holders of each outstanding class or series of preference shares will share ratably in such assets in proportion to the amounts which would be payable with respect to such class or series if all amounts payable thereon were paid in full.

Our consolidation, amalgamation or merger with or into any other company or corporation, or a sale of all or any part of our assets, will not be deemed to constitute a liquidation, dissolution or winding up.

    Redemption

Except as otherwise provided with respect to a particular class or series of preference shares and as described in a supplement to this prospectus, the following general redemption provisions will apply to each class or series of preference shares. Any redemption of the preference shares may only be made in compliance with Bermuda law.

On or prior to the date fixed for redemption of a particular class or series of preference shares or any part thereof as specified in the notice of redemption for such class or series, we will deposit adequate funds for such redemption, in trust for the account of holders of such class or series, with a bank or trust company that has an office in the United States, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000. If the name and address of such bank or trust company and the deposit of or intent to deposit the redemption funds in such trust account have been stated in the redemption notice, then from and after the mailing of the notice and the making of such deposit the shares of the class or series called for redemption will no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of such shares in or with respect to us will cease and terminate except only the right of the holders of the shares:

•	to transfer such shares prior to the date fixed for redemption;

•	to receive the redemption price of such shares, including accrued but unpaid dividends to the date fixed for redemption, without interest, upon surrender of the certificate or certificates representing the shares to be redeemed; and

•	on or before the close of business on the fifth business day preceding the date fixed for redemption to exercise privileges of conversion, if any, not previously expired.

Any moneys so deposited by us which remain unclaimed by the holders of the shares called for redemption and not converted will, at the end of six years after the redemption date, be paid to us upon our request, after which repayment the holders of the shares called for redemption can no longer look to such bank or trust company for the payment of the redemption price but must look only to us for the payment of any lawful claim for such moneys which holders of such shares may still have. After such six-year period, the right of any shareholder or other person to receive such payment may lapse through limitations imposed in the manner and with the effect provided under the laws of Bermuda. Any portion of the moneys so deposited by us, in respect of preference shares called for redemption that are converted into ordinary shares, will be repaid to us upon our request.

In case of redemption of only a part of a class or series of preference shares, we will designate by lot, in such manner as our board of directors may determine, the shares to be redeemed, or will effect such redemption pro rata.

Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions, or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares, limited to funds otherwise available for dividends or distributions or out of the company's share premium account before the redemption date.

Under Section 42 of the Companies Act, no redemption of shares may be made by a company if, on the date of the redemption, there are reasonable grounds for believing that the company is, or after the redemption would be, unable to pay its liabilities as they become due. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. A minimum issued share capital of $12,000 must always be maintained.

Our ability to effect a redemption of our preference shares may be subject to the performance of our Insurance Subsidiaries. Distributions to us from our Insurance Subsidiaries will also be subject to Bermuda, U.K. and U.S. insurance laws and regulatory constraints.

    Conversion Rights

Except as otherwise provided with respect to a particular class or series of preference shares and as described in a supplement to this prospectus, and subject in each case to applicable Bermuda law, the following general conversion provisions will apply to each class or series of preference shares that is convertible into ordinary shares.

All ordinary shares issued upon conversion will be fully paid and nonassessable, and will be free of all taxes, liens and charges with respect to the issue thereof except taxes, if any, payable by reason of issuance in a name other than that of the holder of the shares converted and except as otherwise provided by applicable law or the bye-laws.

The number of ordinary shares issuable upon conversion of a particular class or series of preference shares at any time will be the quotient obtained by dividing the aggregate conversion value of the shares of such class or series surrendered for conversion, by the conversion price per share of ordinary shares then in effect for such class or series. We will not be required, however, upon any such conversion, to issue any fractional share of ordinary shares, but instead we will pay to the holder who would otherwise be entitled to receive such fractional share if issued, a sum in cash equal to the value of such fractional share based on the last reported sale price per ordinary share on the NYSE at the date of determination. Preference shares will be deemed to have been converted as of the close of business on the date of receipt at the office of the transfer agent of the certificates, duly endorsed, together with written notice by the holder of his election to convert the shares.

Except as otherwise provided with respect to a particular class or series of preference shares and subject in each case to applicable Bermuda law, our memorandum of association and bye-laws, the basic conversion price per ordinary share for a class or series of preference shares, as fixed by our board of directors, will be subject to adjustment from time to time as follows:

•	In case we (1) pay a dividend or make a distribution to all holders of outstanding ordinary shares as a class in ordinary shares, (2) subdivide or split the outstanding ordinary shares into a larger number of shares or (3) combine the outstanding ordinary shares into a smaller number of shares, the basic conversion price per ordinary share in effect immediately prior to that event will be adjusted retroactively so that the holder of each outstanding share of each class or series of preference shares which by its terms is convertible into ordinary shares will thereafter be entitled to receive upon the conversion of such share the number of ordinary shares which that holder would have owned and been entitled to receive after the happening of any of the events described above had such share of such class or series been converted immediately prior to the happening of that event. An adjustment made pursuant to this clause will become effective retroactively immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split or combination. Such adjustments will be made successively whenever any event described in this clause occurs.

•	In case we issue to all holders of ordinary shares as a class any rights or warrants enabling them to subscribe for or purchase ordinary shares at a price per share less than the current market price per ordinary share at the record date for determination of shareholders entitled to receive such rights or warrants, the basic conversion price per ordinary share in effect immediately prior thereto for each class or series of preference shares which by its terms is convertible into ordinary shares will be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator will be the sum of number of ordinary shares outstanding at such record date and the number of ordinary shares which the aggregate exercise price (before deduction of underwriting discounts or commissions and other expenses of the Company in connection with the issue) of the total number of shares so offered for subscription or purchase would purchase at such current market price per share and of which the denominator will be the sum of the number of ordinary shares outstanding at such record date and the number of additional ordinary shares so offered for subscription or purchase. An adjustment made pursuant to this clause will become effective retroactively immediately after the record date for determination of shareholders entitled to receive such rights or warrants. Such adjustments will be made successively whenever any event described in this clause occurs.

•	In case we distribute to all holders of ordinary shares as a class evidences of indebtedness or assets (other than cash dividends), the basic conversion price per ordinary share in effect immediately prior thereto for each class or series of preference shares which by its terms is convertible into ordinary shares will be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator will be the difference between the current market price per ordinary share at the record date for determination of shareholders entitled to receive such distribution and the fair value (as determined by our board of directors) of the portion of the evidences of indebtedness or assets (other than cash dividends) so distributed applicable to one ordinary share and of which the denominator will be the current market price per ordinary share. An adjustment made pursuant to this clause will become effective retroactively immediately after such record date. Such adjustments will be made successively whenever any event described in this clause occurs.

For the purpose of any computation under the last clause above, the current market price per ordinary share on any date will be deemed to be the average of the high and low sales prices of the ordinary shares, as reported on the NYSE — Composite Transactions (or such other principal market quotation as may then be applicable to the ordinary shares) for each of the 30 consecutive trading days commencing 45 trading days before such date.

No adjustment will be made in the basic conversion price for any class or series of preference shares in effect immediately prior to such computation if the amount of such adjustment would be less than fifty cents. However, any adjustments which by reason of the preceding sentence are not required to be made will be carried forward and taken into account in any subsequent adjustment. Notwithstanding anything to the contrary, any adjustment required for purposes of making the computations described above will be made not later than the earlier of (1) three years after the effective date described above for such adjustment or (2) the date as of which such adjustment would result in an increase or decrease of at least 3% in the aggregate number of ordinary shares issued and outstanding on the first date on which an event occurred which required the making of a computation described above. All calculations will be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

In the case of any capital reorganization or reclassification of ordinary shares, or if we amalgamate or consolidate with or merge into, or sell or dispose of all or substantially all of our property and assets to, any other company or corporation, proper provisions will be made as part of the terms of such capital reorganization, reclassification, amalgamation, consolidation, merger or sale that any shares of a particular class or series of preference shares at the time outstanding will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of ordinary shares deliverable upon conversion of such preference shares would have been entitled upon such capital reorganization, reclassification, consolidation, amalgamation or merger.

No dividend adjustment with respect to any preference shares or ordinary shares will be made in connection with any conversion.

Whenever there is an issue of additional ordinary shares requiring a change in the conversion price as provided above, and whenever there occurs any other event which results in a change in the existing conversion rights of the holders of shares of a class or series of preference shares, we will file with our transfer agent or agents, a statement signed by one of our executive officers, describing specifically such issue of additional ordinary shares or such other event (and, in the case of a capital reorganization, reclassification, amalgamation, consolidation or merger, the terms thereof) and the actual conversion prices or basis of conversion as changed by such issue or event and the change, if any, in the securities issuable upon conversion. Whenever we issue to all holders of ordinary shares as a class any rights or warrants enabling them to subscribe for or purchase ordinary shares, we will also file in like manner a statement describing the same and the consideration they will receive. The statement so filed will be open to inspection by any holder of record of shares of any class or series of preference shares.

Preference shares converted to ordinary shares will cease to form part of the authorized preference share capital and will, instead, become part of our authorized and issued ordinary share capital.

    Reissuance of Shares

Any preference shares retired by purchase, redemption, or through the operation of any sinking fund or redemption or purchase account, will have the status of authorized but unissued preference shares, and may be reissued as part of the same class or series or may be reclassified and reissued by our board of directors in the same manner as any other authorized and unissued shares.

    Voting Rights

Except as indicated below or as modified by any prospectus supplement or as otherwise required by applicable law, the holders of preference shares will have no voting rights.

The applicable prospectus supplement for a series may provide that, whenever dividends payable on any class or series of preference shares are in arrears in an aggregate amount equivalent to six full quarterly dividends on all of the preference shares of that class or series then outstanding, the holders of preference shares of that class or series, together with the holders of each other class or series of preference shares ranking on a parity with respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up, will have the right, voting together as a single class regardless of class or series, to elect two directors of our board of directors. We will use our best efforts to increase the number of directors constituting our board of directors to the extent necessary to effectuate such right.

The applicable prospectus supplement for a series may provide that, whenever such special voting power of such holders of the preference shares has vested, such right may be exercised initially either at a special meeting of the holders of preference shares, or at any annual general meeting of shareholders, and thereafter at annual general meetings of shareholders. The right of such holders of preference shares to elect members of our board of directors will continue until such time as all dividends accumulated on such preference shares have been paid in full, at which time that special right will terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends and any member of our board of directors appointed as described above shall vacate office.

At any time when such special voting power has vested in the holders of any such preference shares as described in the preceding paragraph, our chairman/chief executive officer will, upon the written request of the holders of record of at least 10% of such preference shares then outstanding addressed to our secretary, call a special general meeting of the holders of such preference shares for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to the bye-laws (or if there be no designation, at our principal office in Bermuda). If such meeting shall not be called by our proper officers within 20 days after our secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to our secretary at our principal office, then the holders of record of at least 10% of such preference shares then outstanding may designate in writing a holder to call such meeting at our expense, and such meeting may be called by such person so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless we otherwise designate.

Any holder of such preference shares so designated will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of ordinary shareholders.

At any annual or special meeting at which the holders of such preference shares have the special right, voting separately as a class, to elect directors as described above, the presence, in person or by proxy, of the holders of 50% of such preference shares will be required to constitute a quorum of such preference shares for the election of any director by the holders of such preference shares, voting as a class. At any such meeting or adjournment thereof the absence of a quorum of such preference shares will not prevent the election of directors other than those to be elected by such preference shares, voting as a class, and the absence of a quorum for the election of such other directors will not prevent the election of the directors to be elected by such preference shares, voting as a class.

During any period in which the holders of such preference shares have the right to vote as a class for directors as described above, any vacancies in our board of directors will be filled by vote of a majority of our board of directors pursuant to the bye-laws. During such period the directors so elected by the holders of such preference shares will continue in office (1) until the next succeeding annual general meeting or until their successors, if any, are elected by such holders and qualify or (2) unless required by applicable law to continue in office for a longer period, until termination of the right of the holders of such preference shares to vote as a class for directors, if earlier. Immediately upon any termination of the right of the holders of such preference shares to vote as a class for directors as provided herein, the term of office of the directors then in office so elected by the holders of such preference shares will terminate.

The rights attached to any class of preference shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound-up, be altered or abrogated with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a resolution passed by the holders of not less than three-fourths of the votes cast at a separate general meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or having different restrictions. Further, the rights attaching to any shares shall be deemed not to be altered by the creation or issue of any share ranking in priority for payment of a dividend or in respect of capital or which confer on the holder thereof voting rights more favorable than those conferred by such ordinary share. In the event we were to merge into or amalgamate with another company, the approval of the holders of three-fourths of the issued shares would be required (voting as a separate class, if affected in a manner that would constitute a variation of the rights of such preference shares) in addition to shareholder approval pursuant to the Companies Act. In addition, holders of preference shares would be entitled to vote at a court-ordered meeting in respect of a compromise or arrangement pursuant to section 99 of the Companies Act and their consent would be required with respect to the waiver of the requirement to appoint an auditor and to lay audited financial statements before a general meeting pursuant to section 88 of the Companies Act.

On any item on which the holders of the preference shares are entitled to vote, such holders will be entitled to one vote for each preference share held.

    Restrictions in Event of Default in Dividends on Preference Shares

Unless we provide otherwise in a prospectus supplement, if at any time we have failed to pay dividends in full on the preference shares, thereafter and until dividends in full, including all accrued and unpaid dividends for all past quarterly dividend periods on the preference shares outstanding, shall have been declared and set apart in trust for payment or paid, or if at any time we have failed to pay in full amounts payable with respect to any obligations to retire preference shares, thereafter and until such amounts shall have been paid in full or set apart in trust for payment:

(1)	we may not redeem less than all of the preference shares at such time outstanding unless we obtain the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding preference shares given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, at which the holders of the preference shares shall vote separately as a class, regardless of class or series;

(2)	we may not purchase any preference shares except in accordance with a purchase offer made in writing to all holders of preference shares of all classes or series upon such terms as our board of directors in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, will determine (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series; provided that (a) we, to meet the requirements of any purchase, retirement or sinking fund provisions with respect to any class or series, may use shares of such class or series acquired by it prior to such failure and then held by it as treasury stock and (b) nothing will prevent us from completing the purchase or redemption of preference shares for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to such failure; and

(3)	we may not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire any shares of any other class of our stock ranking junior to the preference shares as to dividends and upon liquidation.

    Preemptive Rights

Except as otherwise set forth in the applicable prospectus supplement, no holder of preference shares, solely by reason of such holding, has or will have any preemptive right to subscribe to any additional issue of shares of any class or series or to any security convertible into such shares.

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the State of Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

Duties of Directors.    Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer of Aspen Holdings for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that arise out of fraud on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested Directors.    Under Bermuda law and our bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized under that transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest unless the majority of the disinterested directors determine otherwise. Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements.    Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, shareholders holding at least 50% of our shareholders' aggregate voting power in the ordinary shares shall constitute a quorum for the transaction of business. In general, except for the removal of the Company's auditors or directors, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

Dividends.    Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up for unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, Aspen Bermuda's ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints.

Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements.    We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining our objectives contained within our memorandum of association. Under our bye-laws, we may, except in certain circumstances, with the approval of at least a majority of the voting power of votes cast (after taking account of any voting power adjustments under the bye-laws) at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any merger, dissenting stockholders of the subsidiary would have appraisal rights.

Certain Transactions with Significant Shareholders.    As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except for certain amalgamations, a resolution of shareholders approved by a majority of at least a majority of the votes cast (after taking account of any voting power adjustments under our bye-laws). If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding ordinary shares not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Indemnification of Directors and Officers.    Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors and any resident representative (and their respective heirs, executors or administrators) against all liabilities, loss, damage or expense to the full extent permitted by law, incurred or suffered by this person by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) that director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of Special Shareholders Meetings.    Under Bermuda law a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of Aspen Holdings as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bye-laws to call a special meeting of shareholders.

Staggered Board of Directors.    Bermuda law does not contain statutory provisions specifically requiring staggered board of directors arrangements for a Bermuda exempted company. These provisions, however, may validly be provided for in the bye-laws governing the affairs of a company and our bye-laws do so provide. Similarly, Delaware law permits corporations to have a staggered board of directors.

Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

Amendment of Memorandum of Association.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company's stock, the holders of the outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, should be entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of Bye-laws.    Our bye-laws may be revoked or amended by the board of directors, which may from time to time revoke or amend them in any way by a resolution of the board of directors passed by a majority of the directors then in office and eligible to vote on the resolution, but no revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the shareholders by resolution passed by a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under the bye-laws) or such greater majority as required by bye-laws.

Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Listing

Our ordinary shares are listed on the NYSE under the trading symbol "AHL."

Transfer Agent, Registrar and Dividend Disbursing Agent

The transfer agent, registrar and dividend disbursing agent for the ordinary shares is Mellon Investor Services LLC.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to our ordinary shares or a particular series of preference shares) of an ordinary share or a fraction of a share of a particular class or series of preference shares as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The ordinary shares or the shares of the class or series of preference shares represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of an ordinary share or preference share represented by such depositary share, to all the rights and preferences of the ordinary shares or preference shares represented thereby (including dividend, voting, redemption and liquidation rights). The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional ordinary shares or fractional shares of the applicable class or series of preference shares in accordance with the terms of the offering described in the related prospectus supplement. If necessary, the deposit agreement and depositary receipt will be incorporated by reference pursuant to a Current Report on Form 8-K.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.

The following description of the depositary shares sets forth the material terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement, which will also include a discussion of certain U.S. federal income tax considerations.

Dividends and Other Distributions

Except as otherwise set forth in the applicable prospectus supplement, the depositary will distribute all cash dividends or other distributions received in respect of the related ordinary shares or preference shares to the record holders of depositary shares relating to such ordinary shares or preference shares in proportion to the number of such depositary shares owned by such holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to such holders.

Withdrawal of Shares

Except as otherwise set forth in the applicable prospectus supplement, upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related ordinary shares or class or series of preference shares and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related ordinary shares or class or series of preference shares on the basis set forth in the prospectus supplement for such ordinary shares or class or series of preference shares, but holders of such whole ordinary shares or preference shares will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole ordinary shares or preference shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional ordinary shares or preference shares be delivered upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

Except as otherwise set forth in the applicable prospectus supplement, whenever we redeem ordinary shares or preference shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing ordinary shares or shares of the related class or series of preference shares so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such ordinary shares or class or series of preference shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Ordinary Shares or Preference Shares

Except as otherwise set forth in the applicable prospectus supplement, upon receipt of notice of any meeting at which the holders of ordinary shares or preference shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such ordinary shares or preference shares. Each record holder of such depositary shares on the record date (which will be the same date as the record date for ordinary shares or preference shares, as applicable) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of ordinary shares or preference shares represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of the ordinary shares or preference shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will vote all ordinary shares or preference shares held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such ordinary shares or preference shares.

Amendment and Termination of the Deposit Agreement

Except as otherwise set forth in the applicable prospectus supplement, the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, 66 2/3%, unless otherwise provided in the related prospectus supplement) of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if (1) all outstanding depositary shares have been redeemed, (2) there has been a final distribution in respect of the ordinary shares or the preference shares in connection with our liquidation, dissolution or winding up and such distribution has been distributed to the holders of depositary receipts or (3) upon the consent of holders of depositary receipts representing not less than 66 2/3% of the depositary shares outstanding, unless otherwise provided in the related prospectus supplement.

Charges of Depositary

Except as otherwise set forth in the applicable prospectus supplement, we will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the related ordinary shares or preference shares and any redemption of such ordinary shares or preference shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of ordinary shares or preference shares evidenced thereby until all such taxes and charges with respect to such depositary receipt or such ordinary shares or preference shares are paid by the holders thereof.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of ordinary shares or preference shares.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of preference shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preference shares for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any such resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF THE DEBT SECURITIES

The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate and may be amended or supplemented by terms described in the applicable prospectus supplement. The following description is subject to, and is qualified in its entirety by reference to, the indenture for senior unsecured securities (the "senior indenture") and the subordinated indenture for subordinated securities (the "subordinated indenture) each entered into or to be entered into between the Company, as issuer, and Deutsche Bank Trust Company Americas, as trustee (the "trustee"). Our senior debt securities are to be issued under an indenture between us and Deutsche Bank Trust Company Americas, as trustee, dated August 16, 2004, as it may be supplemented or amended from time to time. Our subordinated debt securities are to be issued under a subordinated indenture between us and Deutsche Bank Trust Company Americas, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are sometimes referred to herein collectively as the "indentures" and each individually as an "indenture," and the trustees under each of the indentures are sometimes referred to herein collectively as the "trustees" and each individually as a "trustee." The particular terms of the series of debt securities offered by any prospectus supplement, and the extent to which general provisions described below may apply to the offered series of debt securities, will be described in the prospectus supplement.

The following summaries of the material terms and provisions of the indentures and the related debt securities are not complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indentures, including the definitions of certain terms in the indentures and those terms to be made a part of the indentures by the Trust Indenture Act of 1939, as amended. Wherever we refer to particular articles, sections or defined terms of an indenture, without specific reference to an indenture, those articles, sections or defined terms are contained in all indentures. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination.

General

The following description of the terms of the indentures and the related debt securities is a summary. We have summarized only those portions of the indentures and the debt securities which we believe will be most important to your decision to hold the debt securities. You should keep in mind, however, that it is the indentures and not this summary that defines your rights as a holder of the debt securities. You may obtain a copy of the indentures by requesting one from us or the trustee.

In this description, references to "we," "us" and "our" are to Aspen Holdings only, and do not include any of our subsidiaries. Certain capitalized terms used herein are defined in the indentures.

The indentures do not limit the aggregate principal amount of the debt securities which we may issue under them and provide that we may issue debt securities under them from time to time in one or more series. The indentures do not limit the amount of other indebtedness or the debt securities which we or our subsidiaries may issue.

The prospectus supplement relating to a particular series of debt securities offered thereby will describe the following terms of the offered series of debt securities, as applicable:

•	the title of such debt securities and the series in which such debt securities will be included, which may include medium-term notes, the aggregate principal amount of such debt securities and any limit upon such principal amount;

•	the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of such series of debt securities will be payable;

•	the rate or rates at which such series of debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such series of debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to such series of debt securities will be payable, any of such series of debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and any such debt securities may be surrendered for conversion or exchange;

•	whether any of such series of debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such series of debt securities may be redeemed, in whole or in part, at our option;

•	whether we will be obligated to redeem or purchase any of such series of debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such series of debt securities so redeemed or purchased;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any series of debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•	whether the series of debt securities will be listed on any national securities exchange;

•	whether the series of debt securities will be convertible into ordinary shares and/or exchangeable for other securities issued by us, and, if so, the terms and conditions upon which such series of debt securities will be so convertible or exchangeable;

•	if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such series of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of such series of debt securities;

•	whether the principal of, any premium or interest on or any additional amounts with respect to such series of debt securities will be payable, at our election or the election of a holder, in a currency other than that in which such series of debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such series of debt securities;

•	whether such series of debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•	whether such series of debt securities are the senior debt securities or subordinated debt securities and, if the subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of subordinated debt securities, the relative degree, if any, to which such series of subordinated debt securities of the series will be senior to or be subordinated to other series of the subordinated debt securities or other indebtedness of ours in right of payment, whether such other series of the subordinated debt securities or other indebtedness are outstanding or not;

•	in the case of subordinated debt securities, any limitation on the issuance of additional Senior Indebtedness;

•	any deletions from, modifications of or additions to the Events of Default or covenants of ours with respect to such series of debt securities;

•	whether the provisions described below under "Discharge, Defeasance and Covenant Defeasance" will be applicable to such series of debt securities;

•	a discussion of certain U.S. federal income tax considerations;

•	whether any of such series of debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

•	any other terms of such series of debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities.

We will have the ability under the indentures to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.

Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any series of debt securities will be payable at the office or agency maintained by us for such purposes (initially the corporate trust office of the trustee). In the case of debt securities issued in registered form, interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to such interest payment date. Interest on such debt securities which have a redemption date after a regular record date, and on or before the following interest payment date, will also be payable to the persons in whose names the debt securities are so registered. All paying agents initially designated by us for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for such purposes (initially the corporate trust office of the trustee). Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We will not be required to (1) issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the related prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in such global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to such debt securities and to payment on and transfer and exchange of such debt securities will be described in the related prospectus supplement.

The debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount and may for various other reasons be considered to have original issue discount for U.S. federal income tax purposes. In general, original issue discount is included in the income of holders on a yield-to-maturity basis. Accordingly, depending on the terms of the debt securities, holders may be required to include amounts in income prior to the receipt thereof. Special U.S. federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any series of debt securities, other than as described below under "Certain Provisions Applicable to the Senior Debt Securities — Limitation on Liens on Stock of Subsidiaries" and "Certain Provisions Applicable to the Senior Debt Securities — Limitations on Disposition of Stock of Designated Subsidiaries," the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of the debt securities for information regarding to any deletions from, modifications of or additions to the Events of Defaults described below or our covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for ordinary shares, preference shares or other securities issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement. Any such conversion or exchange will comply with applicable Bermuda law, our memorandum of association and bye-laws.

Optional Redemption

Unless otherwise described in a prospectus supplement, relating to any debt securities, we may redeem the debt securities at any time, in whole or in part, at the redemption price. Unless otherwise described in a prospectus supplement, debt securities will not be subject to sinking fund or other mandatory redemption or to redemption or repurchase at the option of the holders upon a change of control, a change in management, an asset sale or any other specified event. We currently have no debt securities outstanding that are subject to redemption or repurchase at the option of the holders.

Selection and Notice

Unless otherwise described in a prospectus supplement, we will send the holders of the debt securities to be redeemed a notice of redemption by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If we elect to redeem fewer than all the debt securities, unless otherwise agreed in a holders' redemption agreement, the trustee will select in a fair and appropriate manner, including pro rata or by lot, the debt securities to be redeemed in whole or in part.

Unless we default in payment of the redemption price, the debt securities called for redemption shall cease to accrue any interest on or after the redemption date.

Ranking

Unless otherwise provided in a prospectus supplement, our senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (which term includes the senior debt securities) of ours as described below under "Certain Provisions Applicable to the Subordinated Debt Securities" and in the applicable prospectus supplement.

Because we are a holding company, our rights and the rights of our creditors (including the holders of our debt securities) and shareholders to participate in distributions by certain of our subsidiaries upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary or our creditor may have the benefit of a guaranty from our subsidiary. None of our creditors has the benefit of a guaranty from any of our subsidiaries. The rights of our creditors (including the holders of our debt securities) to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

Consolidation, Amalgamation, Merger and Sale of Assets

Unless otherwise described in a prospectus supplement, each indenture provides that we may not (1) consolidate or amalgamate with or merge into any person (whether or not affiliated with us) or convey, transfer, sell or lease our properties and assets as an entirety or substantially as an entirety to any person (whether or not affiliated with us), or (2) permit any person (whether or not affiliated with us) to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless (a) such person is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia, Bermuda or any country which is, on the date of the indenture, a member of the Organization of Economic Cooperation and Development and will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to the debt securities issued thereunder, and the performance of our obligations under the indenture and the debt securities issued thereunder; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or of a Designated Subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing; and (c) certain other documents are delivered.

Certain Other Covenants

Except as otherwise permitted under "Certain provisions applicable to the senior debt securities — Limitations on Liens of Stock of Designated Subsidiaries" and "— Limitations on disposition of stock of designated subsidiaries" described below and "— Consolidation, Amalgamation, Merger and Sale of Assets" described above, we will do or cause to be done all things necessary to maintain in full force and effect our legal existence, rights (charter and statutory) and franchises. We are not, however, required to preserve any right or franchise if we determine that it is no longer desirable in the conduct of our business and the loss is not disadvantageous in any material respect to any holders of the debt securities.

Events of Default

Unless we provide otherwise or substitute Events of Default in a prospectus supplement, the following events will constitute an event of default under the indentures with respect to the debt securities (whatever the reason for such event of default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)	default in the payment of any interest on the debt securities, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of the principal of or any premium, if any, on the debt securities, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

(3)	default in the performance, or breach, of any covenant or warranty of ours contained in the indenture, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in the indenture;

(4)	default in the payment at maturity of our Indebtedness in excess of $50,000,000 or if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our Indebtedness (other than indebtedness which is non-recourse to us) happens and results in acceleration of more than $50,000,000 in principal amount of such Indebtedness (after giving effect to any applicable grace period), and such default is not cured or waived or such acceleration is not rescinded or annulled within a period of 60 days after there has been given written notice as provided in the indenture;

(5)	we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

(6)	certain events relating to our bankruptcy, insolvency or reorganization; or

(7)	our default in the performance or breach of the conditions relating to amalgamation, consolidation, merger or sale of assets stated above, and the continuation of such violation for 60 days after notice is given to the Company.

If an event of default with respect to the debt securities (other than an event of default described in clause (6) of the preceding paragraph) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities by written notice as provided in the indenture may declare the principal amount of all outstanding debt securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities may, under certain circumstances, rescind and annul such acceleration. An event of default described in clause (6) of the preceding paragraph will cause the principal amount and accrued interest to become immediately due and payable without any declaration or other act by the trustee or any holder.

Each indenture provides that, within 60 days after the trustee shall have knowledge of the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default with respect to the debt securities, the trustee will transmit, in the manner set forth in the indenture and subject to the exceptions described below, notice of such default to the holders of the debt securities unless such default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium, if any, or interest on, or additional amounts with respect to, any debt securities, the trustee may withhold such notice if and so long as the board, executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interests of the holders of the debt securities.

Under each indenture, if an event of default occurs, has not been waived and is continuing with respect to the debt securities, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities by all appropriate judicial proceedings. The indentures provide that, subject to the duty of the trustees during any default to act with the required standard of care, the trustees will be under no obligation to exercise any of their rights or powers under the indentures at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustees reasonable indemnity. Subject to such provisions for the indemnification of the trustees, and subject to applicable law and certain other provisions of the indentures, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustees, or exercising any trust or power conferred on the trustees, with respect to the debt securities.

Under the Companies Act, any payment or other disposition of property made by us within six months prior to the commencement of our winding up will be invalid if made with the intent to fraudulently prefer one or more of our creditors at a time that we were unable to pay our debts as they became due.

Modification and Waiver

We and the trustees may modify, amend or supplement the indentures with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities; provided, however, that no such modification, amendment or supplement may, without the consent of the holder of each outstanding debt security affected thereby under the relevant indenture,

•	change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, the debt securities;

•	reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, the debt securities;

•	change our obligation to pay additional amounts with respect to the debt securities;

•	change the redemption provisions of the debt securities or, following the occurrence of any event that would entitle a holder to require us to redeem or repurchase the debt securities at the option of the holder, adversely affect the right of redemption or repurchase at the option of such holder, of the debt securities;

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to, the debt securities is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt securities (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date);

•	reduce the percentage in principal amount of the debt securities, the consent of whose holders is required in order to take specific actions;

•	reduce the requirements for quorum or voting by holders of the debt securities in the applicable section of the indenture;

•	modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the debt securities except to increase any percentage vote required or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

•	modify any of the above provisions.

In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities to Senior Indebtedness (as defined elsewhere in this prospectus) without the prior written consent of the holders of the Senior Indebtedness.

We and the trustees may modify or amend the indentures and the debt securities without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, amalgamation, merger or sale of assets that complies with the merger covenant;

•	add to our covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us by the indenture;

•	provide for a successor trustee with respect to the debt securities;

•	cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which will not materially adversely affect the interests of the holders of the debt securities;

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the debt securities under the indenture;

•	add any additional events of default with respect to the debt securities;

•	provide for conversion or exchange rights of the holders of the debt securities; or

•	make any other change that does not materially adversely affect the interests of the holders of the debt securities.

The holders of at least a majority in aggregate principal amount of the debt securities may, on behalf of the holders of the debt securities, waive compliance by us with certain restrictive provisions of the indentures. The holders of not less than a majority in aggregate principal amount of the debt securities may, on behalf of the holders of the debt securities, waive any past default and its consequences under the indentures with respect to the debt securities, except a default (1) in the payment of principal of, any premium or interest on or any additional amounts with respect to the debt securities or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security.

Under each indenture, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default under clause (3) in "— Events of Default" described above.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise set forth in the applicable prospectus supplement and indenture, we may discharge certain obligations to holders of the debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or called for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or Government Obligations (as defined below) in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if the debt securities have become due and payable) or with respect to principal, any premium and interest to the maturity or redemption date thereof, as the case may be.

Each indenture provides that, unless the provisions of Section 12.2 are made inapplicable to the debt securities pursuant to Section 3.1 of the indenture, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) ("defeasance") or (2) to be released from our obligations with respect to the debt securities under certain covenants and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or Government Obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on the debt securities on the scheduled due dates or any prior redemption date.

Such a trust may only be established if, among other things:

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which we are a party or by which we are bound,

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding will have occurred and be continuing at any time during the period ending on the 91st day after such date,

•	we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture, and

•	with respect to defeasance, we have delivered to the trustee an officers' certificate as to solvency and the absence of intent of preferring holders over our other creditors.

"Government Obligations" means debt securities which are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United

States which, in the case of clauses (1) or (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt.

In the event we effect covenant defeasance with respect to the debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities at the time of the stated maturity or redemption date but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Payment of Additional Amounts

Unless otherwise described in a prospectus supplement, we will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which Aspen Holdings is organized or otherwise considered to be a resident for tax purposes or any other jurisdiction from which or through which a payment on the debt securities is made by Aspen Holdings (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any note such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction (including any such withholding or deduction from such additional amounts), will not be less than the amount provided for in such note or in the indenture to be then due and payable.

We will not be required to pay any additional amounts for or on account of:

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, or enforcement of rights with respect to, such note, (b) presented, where presentation is required, such note for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such note could not have been presented for payment elsewhere, or (c) presented, where presentation is required, such note for payment more than 30 days after the date on which the payment in respect of such note became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such note for payment on any day within that 30-day period;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such note to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(4)	any withholding or deduction required to be made pursuant to any European Union ("EU") Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26-27 November 2000, 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such EU Directive; or

(5)	any combination of items (1), (2), (3) and (4).

In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such note if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the note.

Redemption for Tax Purposes

Unless otherwise described in a prospectus supplement, we may redeem the debt securities at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and additional amounts, if any, to the date fixed for redemption, if at any time we determine in good faith that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of any taxing jurisdiction (or of any political subdivision or taxation authority thereof affecting taxation) or any change in the position regarding the application or official interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) which change in position becomes effective after the issuance of the debt securities, or (2) any action taken by any taxing jurisdiction (or any political subdivision or taxing authority thereof affecting taxation) which action is generally applied or is taken with respect to the Company, we would be required as of the next interest payment date to pay additional amounts with respect to the debt securities as provided in "Payment of Additional Amounts" above and such requirements cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If we elect to redeem the debt securities under this provision, we will give written notice of such election to the trustee and the holders of the debt securities. Interest on the debt securities will cease to accrue unless we default in the payment of the redemption price.

Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which we would be obliged to make such payment of additional amounts or withholding if a payment in respect of the debt securities were then due. In any event, prior to the publication or mailing or any notice of redemption of the debt securities pursuant to the foregoing, we will deliver to the trustee an opinion of independent tax counsel of recognized standing reasonably satisfactory to the trustee to the effect that the circumstances referred to above exist. The trustee will accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders of the debt securities.

Global Debt Securities

Unless otherwise described in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series.

The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security. Such accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form.

Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of the trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of the debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

The indentures provide that if:

(1)	the depositary for a series of the debt securities notifies us that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days of written notice;

(2)	we determine that the debt securities of a particular series will no longer be represented by global securities and executes and delivers to the trustee a company order to such effect; or

(3)	an Event of Default with respect to a series of the debt securities has occurred and is continuing,

the global securities will be exchanged for the debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations.

Such definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Governing Law

Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

Information Concerning the Trustee

Unless otherwise specified in the applicable prospectus supplement, Deutsche Bank Trust Company Americas is the trustee and paying agent under the indentures and is one of a number of banks with which Aspen Holdings and its subsidiaries maintain banking relationships in the ordinary course of business.

CERTAIN PROVISIONS APPLICABLE TO THE
SENIOR DEBT SECURITIES

Limitations on Liens on Stock of Designated Subsidiaries

Under the senior indenture, we covenanted that, so long as any debt securities are outstanding, we will not, nor will we permit any subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance (each, a "Lien") upon any shares of capital stock of any Designated Subsidiary (whether such shares of stock are now owned or hereafter acquired) without effectively providing concurrently that the debt securities (and, if we so elect, any other Indebtedness of ours that is not subordinate to the debt securities and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) will be secured equally and ratably with such Indebtedness for at least the time period such other Indebtedness is so secured.

For purposes of the indenture, "capital stock" of any person means any and all share capital, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, but excluding any debt securities convertible into such equity.

The term "Designated Subsidiary" means any present or future consolidated subsidiary of ours, the consolidated book value of which constitutes at least 20% of our consolidated book value. As of October 20, 2005, our only Designated Subsidiaries were Aspen Re and Aspen Bermuda.

The term "Indebtedness" means, with respect to any person:

(1)	the principal of and any premium and interest on (a) indebtedness of such person for money borrowed or (b) indebtedness evidenced by debt securities, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(2)	all capitalized lease obligations of such person;

(3)	all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

(5)	all obligations of the type referred to in clauses (1) through (4) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise, the amount thereof being deemed to be the lesser of the stated recourse, if limited, and the amount of the obligations or dividends of the other person;

(6)	all obligations of the type referred to in clauses (1) through (5) of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(7)	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (1) through (6) above.

Limitations on Disposition of Stock of Designated Subsidiaries

The senior indenture also provides that, so long as any debt securities are outstanding and except in a transaction otherwise governed by such indenture, we will not, nor will we permit any subsidiary to (other than to us or another Designated Subsidiary) issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary, and will not permit any Designated Subsidiary to issue (other than to us or another Designated Subsidiary) any shares (other than director's qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary, if, after giving effect to any such transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, the Designated Subsidiary would remain a subsidiary of the Company and we would own, directly or indirectly, less than 80% of the shares of capital stock of such Designated Subsidiary (other than preferred stock having no voting rights of any kind); provided, however, that the foregoing will not prohibit (1) any issuance, sale, assignment, transfer or other disposition made for at least a fair market value consideration as determined by our board of directors pursuant to a resolution adopted in good faith and (2) any such issuance or disposition of securities required by any law or any regulation or order of any governmental or insurance regulatory authority.

Notwithstanding the foregoing, (1) we may merge, amalgamate or consolidate any Designated Subsidiary into or with another direct or indirect subsidiary of ours, the shares of capital stock of which we own at least 80%, and (2) we may, subject to the provisions described under "Description of Debt Securities Consolidation, Amalgamation, Merger and Sale of Assets" above, sell, assign, transfer or otherwise dispose of the entire capital stock of any Designated Subsidiary at one time for at least a fair market value consideration as determined by our board of directors pursuant to a resolution adopted in good faith.

CERTAIN PROVISIONS APPLICABLE TO THE
SUBORDINATED DEBT SECURITIES

The following description of our subordinated debt securities is qualified in its entirety by reference to the subordinated indenture, as it may be amended or supplemented from time to time. The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. As of October 20, 2005, none of our debt is secured. In the event of:

(1)	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets; or

(2)	any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy; or

(3)	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours;

then and in any such event the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event.

By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities.

Subject to the payment in full of all Senior Indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full.

No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the subordinated debt securities, or payments to acquire such securities (other than pursuant to their conversion), may be made (1) if any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness of ours has been accelerated because of a default. The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness under the subordinated indenture.

The term "Senior Indebtedness" means all Indebtedness of ours outstanding at any time, except:

(1)	the subordinated debt securities;

(2)	Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities;

(3)	Indebtedness of ours to an affiliate of ours;

(4)	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

(5)	trade accounts payable.

Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

DESCRIPTION OF THE WARRANTS TO PURCHASE ORDINARY
SHARES OR PREFERENCE SHARES

The following statements with respect to the ordinary share warrants and preference share warrants are summaries of, and subject to, the detailed provisions of a share warrant agreement to be entered into by us and a share warrant agent to be selected at the time of issue. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

General

The share warrants, evidenced by share warrant certificates, may be issued under a share warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If share warrants are offered, the related prospectus supplement will describe the designation and terms of the share warrants, including without limitation the following:

•	the offering price, if any;

•	the aggregate number of warrants;

•	the designation and terms of the ordinary shares or preference shares purchasable upon exercise of the share warrants;

•	if applicable, the date on and after which the share warrants and the related offered securities will be separately transferable;

•	the number of ordinary shares or preference shares purchasable upon exercise of one share warrant and the initial price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise the share warrants shall commence and the date on which such right shall expire;

•	a discussion of certain U.S. federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the share warrants; and

•	any other terms of the share warrants.

The ordinary shares or preference shares issuable upon exercise of the share warrants will, when issued in accordance with the share warrant agreement, be fully paid and nonassessable.

Exercise of Share Warrants

Share warrants may be exercised by surrendering to the share warrant agent the share warrant certificate with the form of election to purchase on the reverse thereof duly completed and signed by the warrantholder, or its duly authorized agent (such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange), indicating the warrantholder's election to exercise all or a portion of the share warrants evidenced by the certificate. Surrendered share warrant certificates will be accompanied by payment of the aggregate exercise price of the share warrants to be exercised, as set forth in the related prospectus supplement, in lawful money of the United States, unless otherwise provided in the related prospectus supplement. Upon receipt thereof by the share warrant agent, the share warrant agent will requisition from the transfer agent for the ordinary shares or the preference shares, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of ordinary shares or preference shares purchased. If less than all of the share warrants evidenced by any share warrant certificate are exercised, the share warrant agent will deliver to the exercising warrantholder a new share warrant certificate representing the unexercised share warrants.

Antidilution and Other Provisions

The exercise price payable and the number of ordinary shares or preference shares purchasable upon the exercise of each share warrant and the number of share warrants outstanding will be subject to adjustment in certain events which will be described in a prospectus supplement. These may include the issuance of a stock dividend to holders of ordinary shares or preference shares, respectively, or a combination, subdivision or reclassification of ordinary shares or preference shares, respectively. In lieu of adjusting the number of ordinary shares or preference shares purchasable upon exercise of each share warrant, we may elect to adjust the number of share warrants. No adjustment in the number of shares purchasable upon exercise of the share warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of share warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of our consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding share warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of ordinary shares or preference shares into which such share warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Holders of share warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

General

The debt warrants, evidenced by debt warrant certificates, may be issued under a debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:

•	the offering price, if any;

•	the aggregate number of debt warrants;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

•	a discussion of certain U.S. federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

Warrantholders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by surrendering the debt warrant certificate at the office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and executed (with signature(s) guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange), and by payment in full of the exercise price, as set forth in the related prospectus supplement. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF THE PURCHASE CONTRACTS
AND THE PURCHASE UNITS

We may issue purchase contracts, obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of our ordinary shares, preference shares, debt securities or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above, as specified in the applicable prospectus supplement, at a future date or dates. The price per security may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts and to be described in the applicable prospectus supplement. The purchase contracts may be issued separately or as a part of purchase units consisting of a purchase contract and, as security for the holder's obligations to purchase the securities under the purchase contracts, either:

(1)	our senior debt securities or our subordinated debt securities;

(2)	our preference shares; or

(3)	debt obligations of third parties, including U.S. Treasury securities.

The applicable prospectus supplement will specify the securities that will secure the holder's obligations to purchase securities under the applicable purchase contract. Unless otherwise described in a prospectus supplement, the securities related to the purchase contracts securing the holders' obligations to purchase securities will be pledged to a collateral agent, for our benefit, under a pledge agreement. The pledged securities will secure the obligations of holders of purchase contracts to purchase securities under the related purchase contracts. The rights of holders of purchase contracts to the related pledged securities will be subject to our security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of purchase contracts will be permitted to withdraw the pledged securities related to such purchase contracts from the pledge arrangement except upon the termination or early settlement of the related purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a purchase contract will retain full beneficial ownership of the related pledged securities.

The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original purchase contract.

The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts.

Except as described in a prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute those payments to us or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the purchase contract.

SELLING SHAREHOLDERS

The following table sets forth information as of October 20, 2005 regarding beneficial ownership of ordinary shares by each selling shareholder that may offer ordinary shares pursuant to this registration statement. When we refer to the "selling shareholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling shareholders' interest. Beneficial ownership is calculated based on 86,934,425 shares of our ordinary shares outstanding as of October 20, 2005.

Name and Address of Beneficial Owner (1)	Beneficial Ownership of Principal Shareholders Prior to the Offering (2)			Number of Ordinary Shares Offered	Beneficial Ownership of Principal Shareholders After the Offering (2)
	Number	Percentage			Number	Percentage
The Blackstone Group(4)	15,663,064	18.02%		(3)	(3)	(3)
345 Park Avenue, 31st Floor New York, NY 10154 USA
Wellington Underwriting plc(5)	9,800,412	14.97	%(6)	(3)	(3)	(3)
88 Leadenhall Street London EC3A 3BA England
Credit Suisse First Boston Private Equity(7)	6,091,287	7.01%		(3)	(3)	(3)
11 Madison Avenue, 16th Floor New York, NY 10010 USA
Candover Investments plc, its subsidiaries and funds under management(8)	6,074,493	6.99%		(3)	(3)	(3)
20 Old Bailey London EC4M 7LN England
Phoenix Equity Partners(9)	825,000		*	(3)	(3)	(3)
33 Glasshouse Street London W1B 5DG England
Appleby Trust (Bermuda) Limited(10)	506,290	2.29	%(6)	(3)	(3)	(3)
Canon's Court 22 Victoria Street P.O. Box HM 1179 Hamilton HM EX Bermuda
Mourant & Co. Trustees Limited(11)	16,794		*	(3)	(3)	(3)
22 Grenville Street St Helier Jersey JE4 8PX Channel Islands
Paul Myners (12)(13)	100,000		*	(3)	(3)	(3)
Chairman
Ian Cormack (12)(14)	2,170		*	(3)	(3)	(3)
Director

Name and Address of Beneficial Owner (1)	Beneficial Ownership of Principal Shareholders Prior to the Offering (2)		Number of Ordinary Shares Offered	Beneficial Ownership of Principal Shareholders After the Offering (2)
	Number	Percentage		Number	Percentage
Heidi Hutter (12)(15)	4,340	*	(3)	(3)	(3)
Director
Norman Rosenthal (12)(16)	6,850	*	(3)	(3)	(3)
Director
Christopher O'Kane (12)(17)	30,430	*	(3)	(3)	(3)
Chief executive officer and director
Julian Cusack (12)(18)	13,040	*	(3)	(3)	(3)
Chief financial officer and director
Sarah Davies (12)(19)	13,040	*	(3)	(3)	(3)
Chief operating officer
David May (12)(20)	6,520	*	(3)	(3)	(3)
Head of casualty reinsurance
Andrew Aldwinckle (12)(21)	1,500	*	(3)	(3)	(3)
Underwriter
Nicholas Kershaw Bonnar (12)(22)	16,120	*	(3)	(3)	(3)
Head of specialty lines
Juliette Bonnar (12)(23)	1,500	*	(3)	(3)	(3)
Christopher John Burtonshaw (12)(24)	4,000	*	(3)	(3)	(3)
Claims manager
Ian Campbell (12)(25)	1,150	*	(3)	(3)	(3)
Chief Financial Officer, Aspen Re
Michael P. Clifton (12)(26)	2,170	*	(3)	(3)	(3)
Underwriter
Jacopo D'Antonio (12)(27)	2,170	*	(3)	(3)	(3)
Underwriter
Clive Edwards (12)(28)	1,150	*	(3)	(3)	(3)
Manager, UK commercial development
Hugh Charles Evans (12)(29)	1,150	*	(3)	(3)	(3)
Planning & control, casualty
James Few (12)(30)	3,330	*	(3)	(3)	(3)
Chief underwriting officer
Michael Fitzpatrick (12)	500	*	(3)	(3)	(3)
Claims adjuster
Stephen Fox (12)(31)	2,170	*	(3)	(3)	(3)
Senior underwriter
Michael Green (12)(32)	4,670	*	(3)	(3)	(3)
Underwriter
Russell Griffiths (12)(33)	1,150	*	(3)	(3)	(3)
Manager, UK commercial business unit

Name and Address of Beneficial Owner (1)	Beneficial Ownership of Principal Shareholders Prior to the Offering (2)		Number of Ordinary Shares Offered	Beneficial Ownership of Principal Shareholders After the Offering (2)
	Number	Percentage		Number	Percentage
Stephen P.G. Hill (12)(34)	1,150	*	(3)	(3)	(3)
Underwriter
Habib Kattan (12)(35)	5,475	*	(3)	(3)	(3)
Richard Keeling (12)(36)	2,170	*	(3)	(3)	(3)
Director, Aspen Re
Justin Joseph Lee (12)	400	*	(3)	(3)	(3)
Underwriting assistant
Stefan Long (12)(37)	1,150	*	(3)	(3)	(3)
Underwriter
Robert Mankiewitz (12)(38)	4,150	*	(3)	(3)	(3)
Compliance officer
Nicholas Charles Marples (12)(39)	300	*	(3)	(3)	(3)
Assistant claims manager
Andrew Mellor (12)(40)	1,150	*	(3)	(3)	(3)
Underwriter
Thomas Milligan (12)(41)	4,430	*	(3)	(3)	(3)
Underwriter
Alistair Milward (12)(42)	4,970	*	(3)	(3)	(3)
Manager, reinsurance business unit
Ian Richard Oakley (12)(43)	1,150	*	(3)	(3)	(3)
Underwriter
Peter Rowe (12)(44)	1,400	*	(3)	(3)	(3)
Senior claims manager
Paul Rudden (12)(45)	8,340	*	(3)	(3)	(3)
Senior underwriter
Jonathan Steer (12)(46)	1,150	*	(3)	(3)	(3)
Claims manager
Toby Stubbs (12)(47)	3,330	*	(3)	(3)	(3)
Mark Theaker (12)(48)	1,150	*	(3)	(3)	(3)
Pricing control
Kate Vacher (12)(49)	3,330	*	(3)	(3)	(3)
Underwriter/Head of business planning
Piers Vacher (12)(50)	3,330	*	(3)	(3)	(3)
Underwriter

*	Less than 1%

(1)	Unless otherwise stated, the address for each director, officer and employee is c/o Aspen Insurance UK Limited, 30 Fenchurch Street, London EC3M 3BD, United Kingdom. The address for Mr. Cusack is c/o Aspen Insurance Holdings Limited, Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda.

(2)	Our bye-laws generally provide for voting adjustments in certain circumstances. See "Description of Share Capital — Voting Adjustments".

(3)	Each of the selling shareholders may offer up to the number of ordinary shares listed in the first column of this table, subject to the provisions of the registration rights agreement. The prospectus supplement issued in connection with any offering by any of the selling shareholders will provide further details with respect to the number of ordinary shares to be offered by each selling shareholder and the number of ordinary shares that would be beneficially owned by each selling shareholder following such an offering. The selling shareholders may elect to sell all or part of their ordinary shares in the event that we commit to an underwritten public offering of our ordinary shares. In addition, the selling shareholders may sell all or part of their ordinary shares in an offering in which we do not participate, subject to the provisions of the registration rights agreement. The decision by any of the selling shareholders to sell any of their respective ordinary shares in an offering will depend upon the market price of our ordinary shares at that time and other factors deemed relevant by such selling shareholder. Notwithstanding the registration of ordinary shares held by the selling shareholders, the selling shareholders may also sell their ordinary shares pursuant to applicable exemptions from registration, including but not limited to Rule 144 under the Securities Act.

(4)	Includes 11,948,133 ordinary shares held by BCP Excalibur Holdco (Cayman) Limited, 906,910 ordinary shares held by BFIP Excalibur Holdco (Cayman) Limited, 547,963 ordinary shares held by BGE Excalibur Holdco (Cayman) Limited and 2,260,058 ordinary shares held by BOCP Excalibur Holdco (Cayman) Limited. Blackstone FI2 Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BCP III"), Blackstone FI Offshore Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BOCP III") and Blackstone Family Investment Partnership (Cayman) III L.P., a Cayman Islands exempted limited partnership ("BFIP III"), are the sole members of BCP Excalibur Holdco (Cayman) Limited, BOCP Excalibur Holdco (Cayman) Limited, and BFIP Excalibur Holdco (Cayman) Limited, respectively. As the sole general partner of each of BCP III and BFIP III, and the sole investment general partner of BOCP III, Blackstone Management Associates III L.L.C., a Delaware limited liability company ("BMA III"), may be deemed to be the beneficial owner of 15,115,101 ordinary shares. As the sole member of BGE Excalibur II Limited, a Cayman Islands exempted limited company, which itself is the sole director and sole voting member of BGE Excalibur Holdco (Cayman) Limited, a Cayman Islands exempted limited company ("BGE"), Blackstone LR Associates (Cayman) III LDC, a Cayman Islands limited duration company ("BLR III") may be deemed to be the beneficial owner of 547,963 ordinary shares. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of each of BMA III and BLR III (the "Blackstone Founding Members") and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BMA III or BLR III. As a result, the Blackstone Founding Members may be deemed to beneficially own the ordinary shares that BMA III or BLR III may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such ordinary shares. Prakash Melwani, one of our directors, is a Senior Managing Director in the Private Equity Group of Blackstone. Mr. Melwani disclaims beneficial ownership of any of the ordinary shares or options held by Blackstone.

(5)	9,800,412 ordinary shares are being registered. Does not include exercisable options to purchase 3,781,120 non-voting shares, which options have become exercisable or lapse upon the occurrence of several events and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon issuance. The computation of the percentage of beneficial ownership prior to the offering includes 3,781,120 options which have become exercisable. For a more detailed description of the Investor Options, see Part II, Item 5(g) set forth in our Annual Report on Form 10-K for the year ended December 31, 2004. Julian Avery, one of our directors, was Chief Executive Officer of Wellington until September 20, 2004.

(6)	Includes the outstanding ordinary shares and, for the computation of the percentage of beneficial ownership prior to the offering for Wellington and the Names' Trustee, assumes the exercise of all outstanding options on a cash basis by Wellington or the Names' Trustee, as the case may be, to purchase non-voting shares, which non-voting shares so acquired will automatically convert into ordinary shares upon issuance. We note that both the Names' Trustee and Wellington have the ability to exercise their options on a cashless basis, which would impact the number of ordinary shares issued upon exercise. However, we are unable at this time to calculate the number of ordinary shares issued upon a cashless exercise of the outstanding options because the calculation involves average market price of the ordinary shares over a period of time prior to the exercise date, we have assumed for purposes of the computation of the percentage of the beneficial ownership that the options are exercised on a cash basis. Ordinary shares issued upon the exercise of options on a cashless basis will be issued as a bonus issue of shares in accordance with section 40(2)(a) of the Companies Act. This section provides that the share premium account of a company may be applied in paying up shares issued to shareholders as fully paid shares.

(7)	Includes 719,807 ordinary shares held by MBP III Plan Investors, L.P., 27,385 ordinary shares held by Millennium Partners II, L.P., 40,289 ordinary shares held by DLJ MB Partners III GmbH & Co. KG, 60,721 ordinary shares held by DLJ Offshore Partners III-2, C.V., 85,252 ordinary shares held by DLJ Offshore Partners III-1, C.V., 332,184 ordinary shares held by DLJ Offshore Partners III, C.V., and 4,825,649 ordinary shares held by DLJMB Overseas Partners III, C.V., which, along with all of the shareholders named in this footnote are referred to collectively as the "DLJ Related Entities." Credit Suisse First Boston, a Swiss bank, owns all the voting stock of Credit Suisse First Boston (USA), Inc. (formerly Donaldson, Lufkin & Jenrette, Inc.) ("CSFB-USA"). The DLJ Related Entities are merchant banking funds advised by indirect subsidiaries of CSFB USA. Affiliates of DLJ Related Entities own an approximately 1.5% interest in Montpelier Re Holdings Ltd., which is also a beneficial owner of the ordinary shares of the Company. Kamil Salame, one of our directors, is a partner of DLJ Merchant Banking Partners, the primary private funds of Credit Suisse First Boston's Alternative Capial Division. Mr. Salame disclaims beneficial ownership of any of the ordinary shares owned by the DLJ Related Entities.

(8)	Includes 681,398 ordinary shares held by Candover Investments plc, 30,996 ordinary shares held by Candover (Trustees) Limited, 133,826 ordinary shares held by Candover 2001 GmbH & Co. KG, 406,054 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 5 Limited Partnership, 97,182 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 4 Limited Partnership, 343,070 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 3 Limited Partnership, 608,511 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 2 Limited Partnership, 965,390 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 1 Limited Partnership, 552,463 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 6 Limited Partnership, 70,911 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 5 Limited Partnership, 100,654 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 4 Limited Partnership, 1,018,463 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 3 Limited Partnership, 317,982 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 2 Limited Partnership and 747,593 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 1 Limited Partnership, but excludes 16,794 ordinary shares held by Mourant & Co. Trustees Limited ("Mourant") as trustee of The Candover 2001 Employee Benefit Trust.

(9)	Includes 2,323 ordinary shares held by Phoenix Equity Partners IV Co-Investment Plan, 2,540 ordinary shares held by Phoenix Equity Partners III & IV Executive Investment Plan L.P.,

54,408 ordinary shares held by Phoenix Equity Nominees Limited as attorney for Donaldson, Lufkin & Jenrette Securities Corporation, 112,215 ordinary shares held by Phoenix Equity Partners IV "C" L.P., 291,889 ordinary shares held by Phoenix Equity Partners IV "B" L.P. and 361,625 ordinary shares held by Phoenix Equity Partners IV "A" L.P. (collectively, the "Phoenix Equity Partners"). Phoenix Equity Nominees Limited holds these shares on behalf of the Phoenix Equity Partners as their nominee or attorney-in-fact. As the sole general partner of each of Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A," Phoenix General Partner Limited Partnership IV, a U.K. Limited Partnership ("PGPLP IV"; which in turn is managed by Phoenix Thistle General Partner Limited and Phoenix Equity Partners Limited), may be deemed to be the beneficial owner of 768,269 ordinary shares. Messrs. David Gregson, Hugh Lenon, James Thomas, Alastair Muirhead, David Burns, Kevin Keck, Adrian Yurkwich and Richard Daw are the directors of Phoenix Equity Partners Limited and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A." As a result, the directors of Phoenix Equity Partners Limited may be deemed to beneficially own the ordinary shares that Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A" may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such ordinary shares. In addition, CSFB is an investor in Aspen Holdings through its investment in Phoenix Equity Partners. CSFB, through its affiliate DLJ Investment Partner II Limited, is entitled to 14% of the management fees relating to the management of Phoenix Equity Partners.

(10)	506,290 ordinary shares held by the Names' Trustee, formerly known as Harrington Trust Limited which holds the ordinary shares for the benefit of the Unaligned Members. Does not include options to purchase 1,481,579 non-voting shares. The computation of the percentage of beneficial ownership prior to the offering includes 1,481,579 options which are exercisable. Options held by the Names' Trustee for the benefit of the Unaligned Members become exercisable or lapse upon the occurrence of several events and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon issuance. For a more detailed description of the Investor Options, see Part II, Item 5(g) set forth in our Annual Report on Form 10-K for the year ended December 31, 2004. The Names' Trustee, as the successor trustee of the Names' Trust, is the holder of ordinary shares and options in the Company for the benefit of the Unaligned Members effective November 2003.

(11)	Does not include ordinary shares held by Candover Investments plc, its subsidiaries and funds under management. See footnote 8 above.

(12)	Except as otherwise indicated, each selling shareholder is either an employee, a former employee, a relative of such a person, or a trust for the benefit of one of the foregoing persons or his or her family members. Outstanding ordinary shares held by employee selling shareholders are included in this registration statement, and it does not include vested options held by such employee selling shareholders. For a description of the terms of the options held by such individual selling shareholders granted under our employee share option plan, see "Executive Compensation — Share Incentive Plan" set forth in Part III, Item 11, in our Annual Report on Form 10-K for the year ended December 31, 2004. Directors, officers and employees may not trade in the Company's shares during blackout periods, the regular ones of which currently commence seven days after the end of each quarter and end three days after the Company announces its quarterly or yearly earnings. In addition, officers and employees who held ordinary shares or were granted options to purchase ordinary shares in the Company prior to our initial public offering are each party to a management shareholder's agreement pursuant to which they are restricted from selling their ordinary shares through approximately August 2008, subject to certain exceptions including registration rights under the registration rights agreement and 5% of their pre-initial public offering shareholdings per year.

(13)	Mr. Myners also holds vested options exercisable for 165,630 ordinary shares which are not included in this registration statement.

(14)	Mr. Cormack also holds vested options exercisable for 21,482 ordinary shares which are not included in this registration statement.

(15)	Ms. Hutter, one of our directors, is the beneficial owner of 870 ordinary shares. Includes 3,470 ordinary shares held by The Black Diamond Group, LLC. As Chief Executive Officer of The Black Diamond Group, LLC, Ms. Hutter has shared voting and investment power over the 3,470 ordinary shares beneficially owned by The Black Diamond Group, LLC. The business address of Ms. Hutter is c/o Black Diamond Group, 100 Congress Avenue, Suite 2000, Austin Texas 78701. Ms. Hutter also holds vested options exercisable for 42,970 ordinary shares which are not included in this registration statement.

(16)	Mr. Rosenthal also holds vested options exercisable for 21,482 ordinary shares which are not included in this registration statement. Mr. Rosenthal, one of our directors, was nominated by Blackstone and appointed by the board of directors. Mr. Rosenthal disclaims beneficial ownership of any of the ordinary shares held by Blackstone. The business address of Mr. Rosenthal is c/o Norman L. Rosenthal & Associates, Inc., 415 Spruce Street, Philadelphia, PA 19106.

(17)	Mr. O'Kane also holds vested options exercisable for 530,861 ordinary shares which are not included in this registration statement.

(18)	Mr. Cusack also holds vested options exercisable for 183,043 ordinary shares which are not included in this registration statement.

(19)	Ms. Davies also holds vested options exercisable for 171,844 ordinary shares which are not included in this registration statement.

(20)	The 6,520 ordinary shares held by Mr. May include 300 ordinary shares held by Mr. May's son Aaron Nicholas May, 300 ordinary shares held by his son Jacob Marcus May, 300 ordinary shares held by his daughter Kendra Bethany May and 300 ordinary shares held by his son Toby Sebastian May. Mr. May also holds vested options exercisable for 86,453 ordinary shares which are not included in this registration statement.

(21)	Mr. Aldwinckle also holds vested options exercisable for 14,357 ordinary shares which are not included in this registration statement.

(22)	Includes 14,120 ordinary shares, 500 ordinary shares held by Mr. Bonnar as guardian for C. Bonnar, 500 ordinary shares held by Mr. Bonnar as guardian for E. Bonnar, 1,000 ordinary shares held by Mr. Bonnar as guardian for R. Bonnar. Mr. Bonnar also holds vested options exercisable for 58,948 ordinary shares which are not included in this registration statement.

(23)	Mrs. Bonnar is the wife of Mr. Bonnar.

(24)	Mr. Burtonshaw also holds vested options exercisable for 3,586 ordinary shares which are not included in this registration statement.

(25)	Mr. Campbell also holds vested options exercisable for 25,762 ordinary shares which are not included in this registration statement.

(26)	Mr. Clifton also holds vested options exercisable for 22,531 ordinary shares which are not included in this registration statement.

(27)	Mr. D'Antonio also holds vested options exercisable for 22,007 ordinary shares which are not included in this registration statement.

(28)	Mr. Edwards also holds vested options exercisable for 11,720 ordinary shares which are not included in this registration statement.

(29)	Mr. Evans also holds vested options exercisable for 11.458 ordinary shares which are not included in this registration statement.

(30)	Mr. Few also holds vested options exercisable for 63,441 ordinary shares which are not included in this registration statement.

(31)	Mr. Fox also holds vested options exercisable for 21,744 ordinary shares which are not included in this registration statement.

(32)	Mr. Green also holds vested options exercisable for 21,482 ordinary shares which are not included in this registration statement

(33)	Mr. Griffiths also holds vested options exercisable for 11,458 ordinary shares which are not included in this registration statement.

(34)	Mr. Hill also holds vested options exercisable for 11,773 ordinary shares which are not included in this registration statement.

(35)	Mr. Kattan was formerly an employee whose position was of reinsurance manager.

(36)	Mr. Keeling also holds vested options exercisable for 21,482 ordinary shares which are not included in this registration statement.

(37)	Mr. Long also holds vested options exercisable for 11,825 ordinary shares which are not included in this registration statement.

(38)	Mr. Mankiewitz also holds vested options exercisable for 11,668 ordinary shares which are not included in this registration statement.

(39)	Mr. Marples also holds vested options exercisable for 2,109 ordinary shares which are not included in this registration statement.

(40)	Mr. Mellor also holds vested options exercisable for 11,825 ordinary shares which are not included in this registration statement.

(41)	Mr. Milligan also holds vested options exercisable for 20,415 ordinary shares which are not included in this registration statement.

(42)	Mr. Milward also holds vested options exercisable for 21,482 ordinary shares which are not included in this registration statement.

(43)	Mr. Oakley also holds vested options exercisable for 11,852 ordinary shares which are not included in this registration statement.

(44)	Mr. Rowe also holds vested options exercisable for 11,458 ordinary shares which are not included in this registration statement.

(45)	Mr. Rudden also holds vested options exercisable for 44,019 ordinary shares which are not included in this registration statement.

(46)	Mr. Steer also holds vested options exercisable for 11,720 ordinary shares which are not included in this registration statement.

(47)	Mr. Stubbs also holds vested options exercisable for 32,940 ordinary shares which are not included in this registration statement. Mr. Stubbs was formerly an employee whose position was of an underwriter.

(48)	Mr. Theaker also holds vested options exercisable for 11,720 ordinary shares which are not included in this registration statement.

(49)	Mrs. Vacher also holds vested options exercisable for 54,524 ordinary shares which are not included in this registration statement.

(50)	Mr. Vacher also holds vested options exercisable for 43,344 ordinary shares which are not included in this registration statement.

MATERIAL TAX CONSIDERATIONS

The following summary of our taxation, the taxation of Aspen Holdings and the taxation of our shareholders and holders of debt securities is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. Additional information regarding the specific tax effect of each offering of securities will be set forth in the related prospectus supplement.

The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations (i) under "Material Tax Considerations — Taxation of Aspen Holdings and Subsidiaries — Bermuda", "Material Tax Considerations — Taxation of Shareholders — Bermuda Taxation" and "Material Tax Considerations — Taxation of Holders of Debt Securities — Bermuda Taxation" is based upon the advice of Appleby Spurling Hunter, Hamilton, Bermuda, our Bermuda counsel, (ii) under "Material Tax Considerations — Taxation of Aspen Holdings and Subsidiaries — United Kingdom" is based upon the advice of LeBoeuf, Lamb, Greene & MacRae, London, United Kingdom, and (iii) under "Material Tax Considerations — Taxation of Aspen Holdings and Subsidiaries — United States", "Material Tax Considerations —Taxation of Shareholders — United States Taxation" and "Material Tax Considerations — Taxation of Holders of Debt Securities — United States Taxation" is based upon the advice of LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York, (the advice of such firms does not include any factual or accounting matters, determinations or conclusions, including amounts and computations of RPII and amounts of components thereof or facts relating to our business or activities. The discussion is based upon current law. The tax treatment of a holder of shares or debt securities, or of a person treated as a holder of shares or debt securities for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of Aspen Holdings and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CAREFULLY EXAMINE THE RELATED PROSPECTUS SUPPLEMENT AND SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING OUR SHARES OR DEBT SECURITIES.

Taxation of Aspen Holdings and Subsidiaries

Bermuda.

Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. Aspen Holdings and Aspen Bermuda have each obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to Aspen Holdings and Aspen Bermuda or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. Aspen Holdings and Aspen Bermuda could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to Aspen Holdings and Aspen Bermuda. Aspen Holdings and Aspen Bermuda each pay annual Bermuda government fees, and Aspen Bermuda pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

United Kingdom.

Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services are companies incorporated and managed in the United Kingdom and are, therefore, resident in the United Kingdom for United

Kingdom corporation tax purposes and will be subject to the United Kingdom corporation tax on their worldwide profits (including revenue profits and capital gains), whether or not such profits are remitted to the United Kingdom. The maximum rate of United Kingdom corporation tax is currently 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services. Dividends received by Aspen U.K. Holdings from Aspen Re and Aspen U.K. Services should be exempt from U.K. corporation tax pursuant to the exemption contained in Section 208 Income and Corporation Taxes Act 1988.

None of us except for Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services are incorporated in the United Kingdom. Accordingly, except for Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, we should not be treated as being resident in the United Kingdom unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of each of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, intend to manage our affairs so that none of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, are resident in the United Kingdom for tax purposes.

A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) attributable directly or indirectly to such permanent establishment.

The directors of each of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services (which should be treated as resident in the United Kingdom by virtue of being incorporated and managed there), intend that we will operate in such a manner so that none of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, carry on a trade through a permanent establishment in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a permanent establishment, Her Majesty's Revenue & Customs in the U.K. might contend that any of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, are/is trading in the United Kingdom through a permanent establishment in the United Kingdom.

The United Kingdom has no income tax treaty with Bermuda. There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a permanent establishment but the directors of each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

If any of us, other than Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us were to be treated as carrying on a trade in the United Kingdom through a permanent establishment, our results of operations and your investment could be materially adversely affected.

United States.

The following discussion is a summary of all material U.S. federal income tax considerations relating to our operations. A foreign corporation that is engaged in the conduct of a U.S. trade or business will be subject to U.S. tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether business is being conducted in the United States is an inherently factual determination. Because the Internal Revenue Code of 1986, as amended (the "Code"), regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the Internal Revenue Service ("IRS") will not contend successfully that Aspen Holdings and/or its foreign subsidiaries are or will be engaged in a trade or business in the United States based on activities in addition to the binding authorities discussed below. A foreign corporation deemed to be so engaged would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. Aspen Bermuda intends to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that it is subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the additional "branch profits" tax.

If Aspen Bermuda is entitled to the benefits under the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), Aspen Bermuda would not be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. Aspen Bermuda currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain that Aspen Bermuda will be eligible for Bermuda Treaty benefits immediately following the offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of Aspen Holdings' shareholders. Aspen Holdings would not be eligible for treaty benefits because it is not an insurance company. Accordingly, Aspen Holdings and Aspen Bermuda have conducted and intend to conduct substantially all of their foreign operations outside the United States and to limit their U.S. contacts so that neither Aspen Holdings nor Aspen Bermuda should be treated as engaged in the conduct of a trade or business in the United States.

Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Aspen Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of Aspen Bermuda's investment income to U.S. income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If Aspen Bermuda is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of Aspen Bermuda's investment income could be subject to U.S. income tax.

Under the income tax treaty between the United Kingdom and the United States, a U.K. company is entitled to the benefits of the U.K. Treaty (the "U.K. Treaty") only if various complex requirements can be satisfied. Broadly, these requirements include (i) during at least half of the days during the relevant taxable period, at least 50% of Aspen U.K. Holdings', Aspen Re's and Aspen U.K. Services' stock must be beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of each of Aspen U.K. Holdings', Aspen Re's and Aspen U.K. Services' gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation, (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to each of Aspen U.K. Holdings', Aspen Re's and Aspen U.K. Services' business conducted in the United Kingdom or (iii) at least 50% of the aggregate vote and value of their shares is owned directly or indirectly by five or fewer companies the principal class of shares of which is listed and regularly traded on a recognized stock exchange. Although we cannot be certain that Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services will be eligible for treaty benefits under the U.K. Treaty because of factual and legal uncertainties regarding (i) the residency and citizenship of Aspen Holdings' shareholders, and (ii) the interpretation of what constitutes income incidental to or connected with a trade or business in the United Kingdom, we will endeavor to so qualify. As a result, Aspen U.K. Holdings, Aspen Re and Aspen U.K. Services should be subject to U.S. federal income tax on their income found to be effectively connected with a U.S. trade or business only if such income is attributable to the conduct of a trade or business carried on through a permanent establishment in the United States and the branch profits tax will not apply. Aspen U.K. Holdings and Aspen U.K. Services each have conducted and intend to conduct their activities in a manner so that each of them should not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result. Because of the binding authorities granted by Aspen Re to Aspen Re America and Aspen Management it is likely that Aspen Re would be characterized as having a permanent establishment in the United States and the IRS may be able to successfully assert that Aspen Re has a permanent establishment in the United States as a result of the WU Inc. binding authorities. However, we believe that such characterization and successful assertion by the IRS should not materially adversely affect our results of operations or your investment.

Under the U.K. Treaty, the additional U.S. branch profits tax may be imposed at a rate of up to 5% absent an applicable exception to the extent Aspen U.K. Holdings, Aspen Re or Aspen U.K. Services has a permanent establishment in the United States.

Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax imposed by withholding on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. Generally under the U.K. Treaty the withholding rate is reduced (1) on dividends from less than 10% owned corporations to 15%, (2) on dividends from 10% or more owned corporations to 5% and (3) on interest to 0%. The Bermuda Treaty does not reduce the U.S. withholding rate on U.S.-sourced investment income.

The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to Aspen Bermuda are 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not apply to premiums paid to Aspen Re if (i) it is entitled to the benefits of the U.K. Treaty and (ii) the policies are not entered into as part of a conduit arrangement.

Aspen U.S. Holdings, Aspen Re America and Aspen U.S. Services are Delaware corporations, Aspen Specialty is a North Dakota corporation and Aspen Management is a Massachusetts corporation and as such each is subject to taxation in the United States at regular corporate rates. Additionally dividends paid by Aspen U.S. Holdings will be subject to a 30% U.S. withholding tax subject to reduction under the income tax treaty between the United States and the United Kingdom to 5%.

Taxation of Shareholders

Bermuda Taxation.

Currently, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by holders of our shares, other than shareholders ordinarily resident in Bermuda, if any.

United States Taxation.

The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of our shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their shares in an offering pursuant to a related prospectus supplement, who did not own (directly or indirectly through foreign entities or constructively) shares of Aspen Holdings prior to such offering and who hold their ordinary shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, investors in pass through entities, persons who are considered with respect to any of us as "United States shareholders" for purposes of the controlled foreign corporation ("CFC") rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of Aspen Holdings or the stock of any of our foreign subsidiaries entitled to vote (i.e., 10% U.S. Shareholders)), or persons who hold their shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any foreign government. Persons considering making an investment in our shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

If a partnership holds our shares, the tax treatment of the partners will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership owning our shares, you should consult your tax advisor.

For purposes of this discussion, the term "U.S. Person" means: (i) a citizen or resident of the United States, (ii) a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

Taxation of Dividends. Subject to the discussions below relating to the potential application of the CFC, related person insurance income ("RPII") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to the shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Aspen Holdings (as computed using U.S. tax principles). We believe dividends paid by us before 2009 should be eligible for reduced rates of tax as qualified dividend income because we believe our shares should be treated as readily tradeable on an established securities market in the United States. Such dividends will not be eligible for the dividends received deduction. To the extent such distributions exceed Aspen Holdings' earnings and profits, they will be treated first as a return of the shareholder's basis in their shares to the extent thereof, and then as gain from the sale of a capital asset.

Classification of Aspen Holdings or Its Foreign Subsidiaries as Controlled Foreign Corporations. Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock or more than 25% of the total value of all stock is owned by 10% U.S. Shareholders on any day of the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. A "10% U.S. Shareholder" is a U.S. Person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. Person who owns shares of Aspen Holdings directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively) 10% or more of the total voting power of all classes of shares of Aspen Holdings or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

The RPII CFC Provisions. The following discussion generally is applicable only if the RPII of a foreign Insurance Subsidiary, determined on a gross basis, is 20% or more of such company's gross insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any taxable year in which such company meets either the 20% Ownership Exception or the 20% Gross Income Exception (as defined below). Although we cannot be certain, Aspen Holdings believes that each of the foreign Insurance Subsidiaries met the 20% Ownership Exception in prior years of operation and should meet the 20% Gross Income Exception for each tax year for the foreseeable future. Additionally, as Aspen Holdings is not licensed as an insurance company we do not anticipate that Aspen Holdings will have insurance income, including RPII.

RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of a foreign Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of Aspen Holdings' shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. Each foreign Insurance Subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of Aspen Holdings by vote or value.

RPII Exceptions. The special RPII rules do not apply to a foreign Insurance Subsidiary if (i) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through entities) less than 20% of the voting power and less than 20% of the value of the shares of Aspen Holdings (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of the gross insurance income of the foreign Insurance

Subsidiary for the taxable year (the "20% Gross Income Exception"), (iii) the foreign Insurance Subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) the foreign Insurance Subsidiary elects to be treated as a U.S. corporation and waives all treaty benefits and meets certain other requirements. Where none of these exceptions applies to a foreign Insurance Subsidiary, each U.S. Person owning (directly or indirectly through foreign entities) any shares in Aspen Holdings (and therefore, indirectly, in each foreign Insurance Subsidiary) on the last day of Aspen Holdings' taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII of the company or companies, as the case may be, that failed to qualify for the exception for the portion of the taxable year during which the foreign Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of such company's current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. Our foreign Insurance Subsidiaries intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we do not expect that the gross RPII of either foreign Insurance Subsidiary will equal or exceed 20% of such company's gross insurance income in the foreseeable future, it is possible that we will not be successful in qualifying under this exception.

Computation of RPII. In order to determine how much RPII a foreign Insurance Subsidiary has earned in each taxable year, our foreign Insurance Subsidiaries may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through foreign entities) shares of Aspen Holdings and are U.S. Persons. Aspen Holdings may not be able to determine whether any of the underlying direct or indirect insureds to which our foreign Insurance Subsidiaries provide insurance or reinsurance are shareholders or related persons to such shareholders. Consequently, Aspen Holdings may not be able to determine accurately the gross amount of RPII earned by each of our foreign Insurance Subsidiaries in a given taxable year. For any year in which the 20% Gross Income Exception and the 20% Ownership Exception do not apply, Aspen Holdings may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent Aspen Holdings is unable to determine whether a beneficial owner of shares is a U.S. Person, Aspen Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

If, as expected, for each taxable year each foreign Insurance Subsidiary meets the 20% Gross Income Exception, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

Apportionment of RPII to U.S. Holders. Every RPII shareholder who owns shares on the last day of any taxable year of Aspen Holdings in which the 20% Ownership Exception and the 20% Gross Income Exception do not apply to each foreign Insurance Subsidiary should expect that for such year it will be required to include in gross income its share of such company's RPII for the portion of the taxable year during which such company was a CFC under the RPII provisions, whether or not distributed, even though such shareholder may not have owned the shares throughout such period. A RPII shareholder who owns shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of company's RPII.

Basis Adjustments. A RPII shareholder's tax basis in its shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by Aspen Holdings out of previously taxed RPII income. The RPII shareholder's tax basis in its shares will be reduced by the amount of such distributions that are excluded from income.

Uncertainty as to Application of RPII. The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to our foreign Insurance Subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investors considering an investment in our shares should consult his tax advisor as to the effects of these uncertainties.

Information Reporting. Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which Aspen Holdings determines that the 20% Gross Income Exception and the 20% Ownership Exception do not apply, Aspen Holdings will provide to all U.S. Persons registered as shareholders of its shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above.

Dispositions of Ordinary Shares. Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, U.S. holders of shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of our shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, that no U.S. shareholder of Aspen Holdings should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of Aspen Holdings; to the extent this is the case, the application of Code Section 1248 under the regular CFC rules should not apply to dispositions of our shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, Aspen Holdings will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of our shares because Aspen Holdings will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of shares.

Passive Foreign Investment Companies. In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" (the "75% test") or (ii) 50% or more of its assets produce passive income (the "50% test").

If Aspen Holdings were characterized as a PFIC during a given year, each U.S. Person holding shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such person is a 10% U.S. Shareholder or made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that Aspen Holdings would be able to provide its shareholders with the information necessary for a U.S. Person to make these elections. In addition, if Aspen Holdings were considered a PFIC, upon the death of any U.S. individual owning shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by Aspen Holdings to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for reduced rates of tax as qualified dividend income with respect to dividends paid before 2009.

For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . is not treated as passive income." The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . .." of any other corporation in which it owns at least 25% of the value of the stock.

The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect, for purposes of the PFIC rules, that each of our Insurance Subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of our Insurance Subsidiaries should be treated as passive. Additionally, we expect that in each year of operations the passive income and assets of Aspen U.K. Holdings, Aspen U.K. Services will not meet the 75% test or the 50% test because they should have sufficient non-passive income and assets. Finally, we expect that the passive income and assets of Aspen U.S. Holdings, Aspen U.S. Services and Aspen Management will be de minimis in each year of operations with respect to the overall income and assets of Aspen Holdings and its subsidiaries. Under the look-through rule Aspen Holdings should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that Aspen Holdings was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

Foreign tax credit. Because it is anticipated that U.S. Persons will own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes (and for taxable years beginning after December 31, 2006 will constitute either "passive" or "general" income). Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Information Reporting and Backup Withholding on Distributions and Disposition Proceeds. Information returns may be filed with the IRS in connection with distributions on our shares and the proceeds from a sale or other disposition of our shares unless the holder of our shares establishes an exemption from the information reporting rules. A holder of shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

Proposed U.S. Tax Legislation. Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Taxation of Holders of Debt Securities

Bermuda Taxation.

Currently, there is no Bermuda withholding tax on interest paid by the Company.

United States Taxation.

The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of the debt securities. Unless otherwise stated, this summary deals only with holders of debt securities who acquire the debt securities at their original issue price and who hold the debt securities as capital assets. The following discussion is only a discussion of the material United States federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular holder of debt securities in light of such holder's specific circumstances. In addition, the following summary does not describe the U.S. federal income tax consequences that may be relevant to certain holders of debt securities, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax-exempt organizations, expatriates, investors in pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to alternative minimum tax or persons who hold the debt securities as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the debt securities or the holders of debt securities. Persons considering making an investment in the debt securities should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

If a partnership holds the debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the debt securities, you should consult your tax advisor.

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of the debt securities that is, for U.S. federal income tax purposes:

(1) an individual citizen or resident of the United States,

(2) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

(3) an estate the income of which is subject to U.S. federal income taxation regardless of its source,

(4) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a United States Person for U.S. federal income tax purposes, or

(5) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

U.S. Holders of Debt Securities.

Interest Payments. Unless otherwise specified in the related prospectus supplement, interest paid to a U.S. holder on a debt security will be includible in such holder's gross income as ordinary interest income in accordance with the holder's regular method of tax accounting. In addition, interest on the debt securities will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the debt securities generally will constitute passive income, or, in the case of certain U.S. holders, financial services income (and for taxable years beginning after December 31, 2006 will constitute "passive" or "general" income).

Sale, Exchange, Redemption and Other Disposition of Debt securities. Upon the sale, exchange, redemption or other disposition of a debt security, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid interest not previously included in income, which will be taxable as interest) and the holder's adjusted tax basis in such debt security. A U.S. holder's adjusted tax basis in a debt security generally will equal the cost of such debt security and any such gain or loss generally will be capital gain or loss. For U.S. holders other than corporations, preferential tax rates may apply to such long-term capital gain compared to rates that may apply to ordinary income. The deductibility of capital losses is subject to certain limitations. Any gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of a debt security generally will be treated as U.S. source gain or loss, as the case may be.

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments of interest on the debt securities and the proceeds from a sale or other disposition of the debt securities unless the holder of the debt securities establishes an exemption from the information reporting rules. A holder of debt securities that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders of Debt Securities.

The following discussion is limited to the United States federal income tax consequences relevant to a beneficial owner of a debt security that is a "non-U.S. holder". For purposes of this discussion, a "non-U.S. holder" is a holder of the debt securities that is a nonresident alien individual or a corporation, estate or trust that is not a U.S. holder.

Interest and Disposition. In general (and subject to the discussion below under "Information Reporting and Backup Withholding"), a non-U.S. holder will not be subject to U.S. federal income tax with respect to payments of interest on, or gain upon the disposition of, debt securities, unless:

•	the interest or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

•	in the case of gain upon the disposition of debt securities, the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year and certain other conditions are met.

Interest or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States will generally be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder. In addition, if such non-U.S. holder is a corporation, such interest or gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

Information Reporting and Backup Withholding. If the debt securities are held by a non-U.S. holder through a non-U.S. (and non-U.S. related) broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the debt securities are held by a non-U.S. holder through a U.S. (or U.S. related) broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors concerning the application of the information reporting and backup withholding rules.

European Union Savings Tax Directive

On June 3, 2003 the EU Council of Economic and Finance Ministers adopted a new directive regarding the taxation of savings income. The directive came into force on July 1, 2005. Under the directive each of the EU member states ("Member State") is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State; however, Austria, Belgium and Luxembourg may instead apply a withholding system for a transitional period in relation to such payments. The transitional period commenced on July 1, 2005 and will terminate at the end of the first fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

PLAN OF DISTRIBUTION

Distributions by Aspen Holdings and the Selling Shareholders

We and/or the selling shareholders may sell offered securities in any one or more of the following ways from time to time:

(1)	through agents;

(2)	to or through underwriters;

(3)	through dealers; or

(4)	directly to purchasers.

In sales to or through underwriters in a demand registration by the selling shareholders, a selling shareholder may only sell ordinary shares through underwriting syndicates led by one or more managing underwriters, as designated by the selling shareholders initiating the demand registration, who shall be named in the applicable prospectus supplement. In an underwritten offering in which we are offering our ordinary shares, selling shareholders may only sell ordinary shares through underwriting syndicates led by one or more managing underwriters selected by us, who shall be named in the applicable prospectus supplement.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including the name or names of any underwriters, dealers or agents; the purchase price of the offered securities and the proceeds to us and/or the selling shareholders from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such offered securities may be listed. Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling shareholders may offer their ordinary shares in one or more offerings pursuant to one or more prospectus supplements, and each such prospectus supplement will set forth the terms of the relevant offering as described above. To the extent the ordinary shares offered pursuant to a prospectus supplement remain unsold, the selling shareholder may offer those ordinary shares on different terms pursuant to another prospectus supplement, provided that no selling shareholder may offer or sell more ordinary shares in the aggregate than are indicated in the table set forth under the caption "Selling Shareholders" pursuant to any such prospectus supplements. Notwithstanding this plan of distribution, each of the selling shareholders also may resell all or a portion of its ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We and/or the selling shareholders may sell the securities through agents from time to time. Any such agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or the selling shareholders to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

Each of the selling shareholders may offer its ordinary shares at various times in one or more of the following transactions: through short sales, derivative and hedging transactions; by pledge to secure debts and other obligations; through offerings of securities exchangeable, convertible or exercisable for ordinary shares; under forward purchase contracts with trusts, investment companies or other entities (which may, in turn, distribute their own securities) through distribution to its members, partners or shareholders; in exchange or over-the-counter market transactions; and/or in private transactions.

If offered securities are sold by means of an underwritten offering, we and/or the selling shareholders will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased. We and/or the selling shareholders may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we and/or the selling shareholders grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we and/or the selling shareholders will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase offered securities may be solicited directly by us and/or the selling shareholders and the sale thereof may be made by us and/or the selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of ordinary shares to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell our ordinary shares short using this prospectus and deliver ordinary shares covered by this prospectus to close out such short positions, or loan or pledge ordinary shares to financial institutions that in turn may sell the ordinary shares using this prospectus. We may pledge or grant a security interest in some or all of the ordinary shares covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us and/or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters, dealers or remarketing firms may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

Each series of offered securities will be a new issue and, other than the ordinary shares which are listed on the NYSE, will have no established trading market. We may elect to list any series of offered securities on an exchange, and in the case of the ordinary shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

Underwriters, dealers, agents and remarketing firms, as well as their respective affiliates, may be customers of, engage in transactions with, or perform services for, us, our subsidiaries and/or the selling shareholders in the ordinary course of business.

CURRENCY OF PRESENTATION

In this prospectus, we present our financial statements in U.S. dollars. In this prospectus, references to "U.S. Dollars," "dollars," "$," or "¢" are to the lawful currency adopted by the United States of America, references to "British Pounds," "pounds" or "£" are to the lawful currency of the United Kingdom, and references to "euros" or "€" are to the lawful currency adopted by the certain member states of the EU, unless the context otherwise requires.

This prospectus contains a translation of some British Pound amounts into U.S. dollars at specified exchange rates solely for your convenience. See "Exchange Rate Information" below for information about the rates of exchange between British Pounds and U.S. Dollars for the periods indicated.

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

EXCHANGE RATE INFORMATION

Unless this report provides a different rate, the translations of British Pounds into U.S. Dollars have been made at the rate of £1 to $1.9183, which was the closing exchange rate on December 31, 2004 for the British Pound/U.S. Dollar exchange rate as displayed on the Bloomberg Service under USD — GBP "Currencies" HP screen. Using this rate does not mean that British Pound amounts actually represent those U.S. Dollars amounts or could be converted into U.S. Dollars at that rate.

The following table sets forth the history of the exchange rates of one British Pound to U.S. Dollars for the periods indicated.

BRITISH POUND/U.S. DOLLAR EXCHANGE RATE HISTORY(1)

	Last(2)	High	Low	Average(3)

Month Ended September 30, 2005	1.7643	1.8444	1.7612	1.8077
Month Ended August 31, 2005	1.8041	1.8147	1.7680	1.7948
Month Ended July 31, 2005	1.7579	1.7780	1.7376	1.7519
Month Ended June 30, 2005	1.7915	1.8352	1.7915	1.8182
Month Ended May 31, 2005	1.8171	1.9068	1.8171	1.8543
Month Ended April 30, 2005	1.9088	1.9193	1.8697	1.8966

Year Ended December 31, 2004	1.9181	1.9467	1.7663	1.8323
Year Ended December 31, 2003	1.7902	1.7902	1.5500	1.6450
Year Ended December 31, 2002	1.6099	1.6099	1.4088	1.5033
Year Ended December 31, 2001	1.4554	1.5049	1.3727	1.4398
Year Ended December 31, 2000	1.4938	1.6522	1.4016	1.5159

(1)	Data obtained from FactSet/Bloomberg.

(2)	"Last" is the closing exchange rate on the last business day of each of the periods indicated.

(3)	"Average" for the monthly exchange rates is the average daily exchange rate during the periods indicated. "Average" for the year ended periods is calculated using the exchange rates on the last day of each month during the period.

WHERE YOU CAN FIND MORE INFORMATION

General

We have filed with the SEC, a registration statement on Form F-3 under the Securities Act with respect to the ordinary shares, preference shares, depositary shares, debt securities, warrants, purchase contracts, purchase units offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the securities, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.

We are subject to the informational requirements of the Exchange Act. As a foreign private issuer (as defined in rules under the Exchange Act), we are not required to comply with the periodic reporting requirements imposed upon a U.S. domestic private issuer of securities registered under, and are exempt from the provisions of, the Exchange Act prescribing the content and filing of proxy statements and the solicitation of proxies and the provisions of Section 16 of the Exchange Act relating to the reporting of securities transactions by certain persons and the recovery of "short-swing" profits from the purchase or sale of securities. Nonetheless, pursuant to a provision in our bye-laws, we have filed and will continue to file with the SEC all annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports with respect to specified events on Form 8-K, as would be required of a U.S. domestic private issuer subject to those particular requirements of the Exchange Act (including the informational and timing requirements for filing such reports). The audited consolidated financial statements and financial schedules contained in such annual reports and the unaudited quarterly financial information contained in such quarterly reports have been and will be prepared in accordance with U.S. GAAP and will include "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the relevant periods. Anyone may inspect any materials we file with the SEC at the Public Reference Room the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or from our web site at www.aspen.bm. However, the information on our web site does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of this registration statement and until we sell all the securities shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2004;

(2)	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005; and

(3)	our Current Reports on Form 8-K dated July 26, 2005, September 30, 2005, October 3, October 4 and October 11, 2005.

We will provide to each person to whom a copy of this prospectus is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning us at:

Aspen Insurance Holdings Limited
Attention: Company Secretary
Victoria Hall, 11 Victoria Street
Hamilton HM 11
Bermuda
(441) 295-8201

You should rely only upon the information provided in this prospectus or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than that on the front cover of the document.

LEGAL MATTERS

Certain matters as to U.S. law in connection with this prospectus will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York. Certain matters as to Bermuda law in connection with this prospectus will be passed upon for us by Appleby Spurling Hunter, Hamilton, Bermuda. Additional legal matters may be passed on for us, any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The consolidated balance sheet of Aspen Insurance Holdings Limited and its subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for the twelve months ended December 31, 2004, 2003 and for the period from incorporation on May 23, 2002 to December 31, 2002 and the financial statement schedules for Aspen Insurance Holdings Limited incorporated by reference in this prospectus have been audited by KPMG Audit Plc, independent registered public accounting firm, as set forth in their reports appearing herein.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. directors and officers or to recover against our company, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of notes made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent appointed for that purpose.

We have been advised by Appleby Spurling Hunter, our Bermuda counsel, that there is doubt as to whether the Courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Appleby Spurling Hunter that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling Hunter that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Some remedies available under the laws of U.S. jurisdictions, including some remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

The BMA must approve all issuances and transfers of securities of a Bermuda exempted company, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, which would include our ordinary shares, of a Bermuda company are listed on an appointed stock exchange (the NYSE is an appointed stock exchange under Bermuda law), general permission is given for the issue and subsequent transfer of any equity securities of a company from/or to a non-resident, for so long as any equity securities of the company remain so listed. Notwithstanding the general permission, a letter of permission was issued by the BMA prior to June 1, 2005 for the issue and free transferability of the securities of the Company, which are being offered pursuant to this prospectus, as long as the ordinary shares of the Company are listed on an appointed stock exchange, to and among persons who are non-residents of Bermuda for exchange control purposes and for the issue and free transferability of up to 20% of the ordinary shares to and among persons who are residents of Bermuda for exchange control purposes. This letter of permission remains in effect. At the time of issue of each prospectus supplement, we will deliver to and file a copy of this prospectus and the prospectus supplement with the Registrar of

Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus or any prospectus supplement.

.

4,000,000 Perpetual PIERS*

% PERPETUAL PREFERRED INCOME EQUITY REPLACEMENT SECURITIES

(PERPETUAL PIERS)

($50 LIQUIDATION PREFERENCE)

PROSPECTUS SUPPLEMENT

December    , 2005

LEHMAN BROTHERS

*‘‘PIERSsm" is a service mark owned by Lehman Brothers Inc.